Exhibit 4.1

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of March 21, 2014

among

OSHKOSH CORPORATION,

VARIOUS FINANCIAL INSTITUTIONS,

BANK OF AMERICA, N.A.,
as Administrative Agent, as an Issuer
 and as Swing Line Lender,

JPMORGAN CHASE BANK, N.A.,
as an Issuer,

JPMORGAN CHASE BANK, N.A.

THE ROYAL BANK OF SCOTLAND plc
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

HSBC BANK USA, NATIONAL ASSOCIATION

PNC BANK, NATIONAL ASSOCIATION,

TD BANK, N.A.

SUMITOMO MITSUI BANKING CORPORATION, NY BRANCH,

SUNTRUST BANK

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
J.P. MORGAN SECURITIES LLC

RBS SECURITIES INC.
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

i

ARTICLE IV TAXES, YIELD PROTECTION AND ILLEGALITY		69

4.01	Taxes	69
4.02	Illegality	73
4.03	Inability to Determine Rates	74
4.04	Increased Costs	75
4.05	Funding Losses	76
4.06	Certificates of Lenders	76
4.07	Mitigation Obligations; Substitution of Lenders	76
4.08	Survival	77

ARTICLE V CONDITIONS PRECEDENT		77

5.01	Conditions to Effectiveness and Initial Credit Extension	77
5.02	Conditions to All Credit Extensions	80
5.03	Initial Loans to a Subsidiary Borrower	80

ARTICLE VI REPRESENTATIONS AND WARRANTIES		81

6.01	Corporate Existence and Power	81
6.02	Corporate Authorization; No Contravention	81
6.03	Governmental and Third-Party Authorization	82
6.04	Binding Effect	82
6.05	Litigation	82
6.06	No Default	82
6.07	ERISA Compliance	82
6.08	Use of Proceeds; Margin Regulations	83
6.09	Title to Properties	83
6.10	Taxes	83
6.11	Financial Condition	83
6.12	Environmental Matters	83
6.13	Regulated Entities	84
6.14	Capitalization; Subsidiaries	84
6.15	Insurance	84
6.16	Subsidiary Borrower Supplements	84
6.17	Full Disclosure	84
6.18	Anti-Terrorism Laws; OFAC	84
6.19	PATRIOT Act	85
6.20	Anti-Corruption Laws	85

ARTICLE VII AFFIRMATIVE COVENANTS		85

7.01	Financial Statements	85
7.02	Certificates; Other Information	86
7.03	Notices	87
7.04	Preservation of Corporate Existence, Etc.	87
7.05	Maintenance of Property	87
7.06	Insurance	88
7.07	Payment of Taxes	88
7.08	Compliance with Laws	88
7.09	Inspection of Property and Books and Records	88
7.10	Environmental Laws	88
7.11	Use of Proceeds	88
7.12	Guarantors	89

7.13	Further Assurances	89
7.14	Real Estate Collateral	90

ARTICLE VIII NEGATIVE COVENANTS		91

8.01	Limitation on Liens	91
8.02	Disposition of Assets	95
8.03	Consolidations and Mergers	96
8.04	Restricted Investments	96
8.05	Indebtedness; Securitizations	97
8.06	Transactions with Affiliates	98
8.07	Burdensome Agreements	99
8.08	Restricted Payments; Prepayment of Subordinated Indebtedness	100
8.09	Leverage Ratio	101
8.10	Interest Coverage Ratio	101
8.11	Senior Secured Leverage Ratio	101
8.12	Swap Contracts	101
8.13	Sanctions	101

ARTICLE IX EVENTS OF DEFAULT		101

9.01	Event of Default	101
9.02	Remedies	103
9.03	Rights Not Exclusive	104

ARTICLE X THE AGENT		104

10.01	Appointment and Authority	104
10.02	Rights as a Lender	104
10.03	Exculpatory Provisions	105
10.04	Reliance by Agent	106
10.05	Delegation of Duties	106
10.06	Resignation of Agent	106
10.07	Non-Reliance on Agent and Other Lenders	107
10.08	No Other Duties, Etc.	107
10.09	Agent May File Proofs of Claim; Credit Bidding	107
10.10	Collateral and Guaranty Matters	108
10.11	Cash Management Agreements and Rate Swap Documents	109

ARTICLE XI MISCELLANEOUS		109

11.01	Amendments and Waivers	109
11.02	Notices	112
11.03	No Waiver; Cumulative Remedies	113
11.04	Costs and Expenses; Indemnification	113
11.05	Marshalling; Payments Set Aside	115
11.06	Successors and Assigns	115
11.07	Assignments, Participations, Etc.	115
11.08	Confidentiality	119
11.09	Set-off	120
11.10	Notification of Addresses, Lending Offices, Etc.	120
11.11	Counterparts	121
11.12	Severability	121
11.13	No Third Parties Benefited	121

11.14	Governing Law and Jurisdiction	121
11.15	WAIVER OF JURY TRIAL	121
11.16	Judgment	122
11.17	Entire Agreement	122
11.18	USA PATRIOT Act Notice	122
11.19	Amendments Effecting a Maturity Extension	122
11.20	No Fiduciary or Implied Duties	123
11.21	Termination of Existing Credit Agreement; Waiver of Notice of Prepayment	123
11.22	Holdco Reorganization	124
11.23	Negative Covenant Construction	125
11.24	Replacement of Lenders	125
11.25	Amendment and Restatement	126
11.26	New Lenders	126

ARTICLE XII COMPANY GUARANTY		127

12.01	The Guaranty	127
12.02	Insolvency	127
12.03	Nature of Liability	127
12.04	Independent Obligation	127
12.05	Authorization	128
12.06	Reliance	128
12.07	Subordination	128
12.08	Waiver	129
12.09	Nature of Liability	129

SCHEDULES

Schedule 1.01(a)	Pricing Schedule
Schedule 1.01(b)	Existing Letters of Credit
Schedule 2.01	Commitments and Percentages
Schedule 2.12	Amortization of Term A Loans
Schedule 2.22	Auction Procedures
Schedule 6.07	ERISA
Schedule 6.10	Taxes
Schedule 6.12	Environmental Matters
Schedule 6.14	Capitalization; Subsidiaries and Minority Interests
Schedule 7.14	Mortgaged Property
Schedule 8.01	Permitted Liens
Schedule 8.02	Dispositions
Schedule 8.04	Permitted Investments
Schedule 8.05	Permitted Indebtedness
Schedule 8.07	Burdensome Agreements
Schedule 11.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Note
Exhibit F	Form of Subsidiary Borrower Supplement
Exhibit G	Form of Subsidiary Guaranty
Exhibit H	Form of Offshore Currency Addendum
Exhibit I	Form of Pledge Agreement
Exhibit J	Form of Security Agreement
Exhibit K	Form of U.S. Tax Compliance Certificates

v

AMENDED AND RESTATED

CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of March 21, 2014 among Oshkosh Corporation, a Wisconsin corporation (the “Company” or, as applicable, “OSK”), certain Subsidiaries of the Company from time to time party hereto pursuant to Section 2.19, the financial institutions from time to time party to this Agreement (collectively, the “Lenders” and each, a “Lender”) and Bank of America, N.A., as administrative agent for the Lenders.

WHEREAS, pursuant to the Credit Agreement, dated as of September 27, 2010 (as amended, supplemented or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”), among the Company, certain lenders party thereto (the “Existing Lenders”) and the Agent, the Existing Lenders agreed to make extensions of credit to the Borrowers on the terms and conditions set forth therein, including making loans (the “Existing Loans”) to the Borrowers.

WHEREAS, the parties to the Existing Credit Agreement wish to amend and restate the Existing Credit Agreement to (a) make certain financial accommodations to the Company and certain of its Subsidiaries, including Loans, the proceeds of which will be used by the Company in part to prepay all of the outstanding Existing Loans and (b) make certain other amendments and modifications to the Existing Credit Agreement, all as more fully set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01                             Certain Defined Terms.  The following terms have the following meanings:

“Accepting Lenders” has the meaning specified in Section 11.19(a).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person; (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or other equity interests of any Person, or otherwise causing any Person to become a Subsidiary; or (c) a merger or consolidation or any other combination with another Person; provided that the Company or a Subsidiary is the surviving entity.  Notwithstanding the foregoing, “Acquisition” shall not include any transaction or series of related transactions solely among the Company and/or one or more of its Subsidiaries.

“Add-On Term Commitment” means, as to any Add-On Term Lender, such Add-On Term Lender’s obligation to fund an Add-On Term Loan pursuant to Section 2.21, and related Add-On Term Joinder Agreement.

“Add-On Term Facility” means, at any time and as to any particular Class of Add-On Term Loans, the aggregate principal amount of the Add-On Term Loans of all Add-On Term Lenders outstanding at such time.

“Add-On Term Joinder Agreement” has the meaning specified in Section 2.21(b)(ii)(A).

“Add-On Effective Date” means, as to any particular Class of Add-On Term Loans, the effective date of the applicable Add-On Term Joinder Agreement executed and delivered by the relevant parties (in accordance with Section 2.21) to institute such Class of Add-On Term Loans.

“Add-On Term Lenders” has the meaning specified in Section 2.21(b)(ii)(A).

“Add-On Term Loans” has the meaning specified in Section 2.21(a).

“Add-On Term Maturity Date” means, as to any particular Class of Add-On Term Loans, the earlier to occur of (a) the date specified as the stated maturity date for such Add-On Term Loans in the applicable Add-On Term Joinder Agreement and (b) the date on which such Add-On Term Loans become due and payable pursuant to Section 9.02.

“Add-On Term Percentage” means, as to any Add-On Term Lender, the percentage which (a) the Add-On Term Commitment of such Lender as to the particular Class of Add-On Term Loans (or, after the applicable Add-On Effective Date, the principal amount of such Lender’s applicable Add-On Term Loan) is of (b) the aggregate amount of Add-On Term Commitments as to the particular Class of Add-On Term Loans (or, after the applicable Add-On Effective Date, the aggregate principal amount of all applicable Add-On Term Loans).

“Administrative Questionnaire” means an administrative questionnaire substantially in a form supplied by the Agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Agent” means Bank of America in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent arising under Section 10.06.

“Agent-Related Persons” means, collectively, the Agent (and any successor administrative agent arising under Section 10.06) and each Co-Syndication Agent, together with their respective Affiliates (including MLPFS, JPMS and Wells Fargo Securities, LLC), and the officers, directors, employees, agents and attorneys-in-fact of the foregoing.

“Agent’s Payment Office” means the address for payments set forth on Schedule 11.02, or such other address as the Agent may from time to time specify.

“Aggregate Commitment” means the aggregate amount of the Commitments of the Lenders.

“Aggregate Revolving Commitment” means the aggregate amount of the Revolving Commitments of the Lenders.  The aggregate principal amount of the Aggregate Revolving Commitment in effect on the Effective Date is SIX HUNDRED MILLION DOLLARS ($600,000,000).

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 11.16.

“Alternative Currency” means (a) any Offshore Currency and (b) any other currency which is at the relevant time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars which, as applicable, (i) the applicable Borrower requests the applicable Fronting Lender to include as an Alternative Currency hereunder and which is acceptable to the applicable Fronting Lender and with respect to which an Offshore Currency Addendum has been executed by a Subsidiary Borrower or the Company and the applicable Fronting Lender in connection therewith; or (ii) a Borrower requests as the currency in which a Letter of Credit is to be denominated and which is acceptable to the Issuer thereof.

“Applicable Base Rate Margin” - see Schedule 1.01(a).

“Applicable Commitment Fee Percentage” - see Schedule 1.01(a).

“Applicable Currency” means, as to any particular Letter of Credit or Loan, Dollars or the Offshore Currency or Alternative Currency in which it is denominated or payable.

“Applicable Letter of Credit Fee Rate” - see Schedule 1.01(a).

“Applicable Offshore Rate Margin” - see Schedule 1.01(a).

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on the Effective Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time (subject to adjustment as provided in Section 3.12), (b) in respect of any Add-On Term Facility, with respect to any Add-On Term Lender under such Add-On Term Facility at any time, the percentage (carried out to the ninth decimal place) of such Add-On Term Facility represented by (i) on the applicable Add-On Effective Date, such Add-On Term Lender’s Add-On Term Commitment at such time and (ii) thereafter, the principal amount of such Add-On Term Lender’s Add-On Term Loans at such time (subject to adjustment as provided in Section 3.12), and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Lender’s Revolving Commitment at such time (subject to adjustment as provided in Section 3.12); provided, that, if the commitment of each Lender to make Loans and the obligation of the Issuer to Issue Letters of Credit have been terminated pursuant to Section 9.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable facility shall be determined based on the Applicable Percentage of such Lender in respect of such facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each facility is set forth opposite the name of such Lender on Schedule 2.01, or in the applicable Add-On Term Joinder Agreement, lender joinder agreement or Assignment and Assumption, in each case, pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Threshold Price” has the meaning specified in Schedule 2.22.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Agent or the Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning specified in Section 11.07(a).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.07(a)), and accepted by the Agent, substantially in the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Auction” has the meaning specified in Section 2.22(a).

“Auction Amount” has the meaning specified in Schedule 2.22.

“Auction Assignment and Assumption” has the meaning specified in Schedule 2.22.

“Auction Manager” has the meaning specified in Section 2.22(a).

“Auction Notice” has the meaning specified in Schedule 2.22.

“Auto-Extension Letter of Credit” has the meaning specified in Section 3.02(d).

“Available Liquidity” means, on any day, the sum of (a) unrestricted domestic cash on hand of the Company and its Subsidiaries on such day that is free of all Liens other than any Lien permitted by clauses (b), (c) and (l) of Section 8.01, plus (b) the actual aggregate amount by which the Aggregate Revolving Commitment, on such day, exceeds the Total Revolving Usage.

“Backup Support” means, with respect to any Letter of Credit, to Cash Collateralize such Letter of Credit or to deliver to the Agent a letter of credit, from a financial institution and in a form satisfactory to the Agent and the applicable Issuer, to support the Company’s obligations with respect to such Letter of Credit.

“Bank of America” means Bank of America, N.A., a national banking association.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; and (c) the sum of 1.00% plus the Offshore Rate (as determined pursuant to clause (b) of the definition of “Offshore Rate” and clause (b) of the definition of “Offshore Base Rate”).  The “prime rate” referred to in clause (b) above is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan or an L/C Advance that bears interest based on the Base Rate and is denominated in Dollars.

“Board of Directors” means, with respect to any Person, its board of directors (or the substantial equivalent if such entity is not a corporation) or any duly authorized committee thereof, as applicable.

“Borrower” means either the Company or any Subsidiary Borrower.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Class and Type made to the Company on the same day by the applicable Lenders or a borrowing consisting of Revolving Loans of the same type made to a Subsidiary Borrower under Article II and, in the case of Offshore Rate Loans, having the same Interest Period and denominated in the same Offshore Currency.  The making of either a Swing Line Loan or a Fronted Offshore Currency Loan shall not constitute a Borrowing.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Payment Office is located and:

(a)                                 if such day relates to any interest rate settings as to an Offshore Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Offshore Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Offshore Rate Loan, means any such day that is also a London Banking Day;

(b)                                 if such day relates to any interest rate settings as to an Offshore Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Offshore Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Offshore Rate Loan, means a TARGET Day;

(c)                                  if such day relates to any interest rate settings as to an Offshore Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)                                 if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of an Offshore Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Offshore Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuers, the Swing Line Lender, the Fronting Lenders, and the Revolving Lenders, as applicable, as additional collateral for the L/C Obligations, Obligations in respect of Swing Line Loans, Obligations in respect of Fronted Offshore Currency Loans, or obligations of Lenders to fund participations in respect of any thereof (as the context may require), cash or deposit account balances, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent, the Issuers, the Swing Line Lender, and the Fronting Lenders, as applicable (which documents are hereby consented to by the Revolving Lenders).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral.

“Cash Interest Expense” means, for any period, the consolidated interest expense of the Company and its Subsidiaries for such period to the extent paid in cash (net of cash payments received in respect of interest rate hedging transactions under Swap Contracts) minus, to the extent included in such amount, (a) fees, costs and expenses incurred in connection with the consummation of this Agreement or the issuance, incurrence or repayment of any Indebtedness permitted hereunder; (b) annual administrative agency fees paid to the Agent; (c) capitalized costs incurred in connection with the initial closing of any Swap Contract; and (d) any cash interest expense in respect of indebtedness that has been defeased and/or discharged by the deposit of cash and/or cash equivalents, in accordance with its terms, to the extent (i) cash and/or cash equivalents representing defeasance and/or discharge of such interest expense are deposited in connection therewith and (ii) such interest expense accrues after such deposit.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Change in Law” means the occurrence, after the date of this Agreement (or, solely with respect to any Person that becomes a Lender after the date of this Agreement, the occurrence after the date such Person becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the adoption of a plan relating to the liquidation or dissolution of the Company; (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly of more than 30% of the Voting Stock of the Company (measured by voting power rather than number of shares); (d) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or (e) during any period of 12 consecutive calendar months (or less), commencing on the Effective Date, the ceasing of those individuals (the

“Continuing Directors”) who (i) were directors of the Company on the first day of each such period or (ii) subsequently became directors of the Company and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the Board of Directors of the Company, to constitute a majority of the Board of Directors of the Company.  Notwithstanding any of the foregoing to the contrary, the Company shall be permitted to consummate the Holdco Reorganization in accordance with Section 11.22.

“Class” means, with respect to any Loan, its characterization as a Revolving Loan, a Term A Loan, or any Add-On Term Loan outstanding under a particular Add-On Term Facility.

“Co-Documentation Agents” means each of Credit Agricole Corporate and Investment Bank, HSBC Bank USA, National Association, PNC Bank, National Association, TD Bank, N.A., Sumitomo Mitsui Banking Corporation, NY Branch, SunTrust Bank and U.S. Bank National Association, in each case in its capacity as a co-documentation agent for the Lenders hereunder.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien now or hereafter exists in favor of the Guaranteed Creditors, or the Agent on behalf of the Guaranteed Creditors.

“Collateral Documents” means the Pledge Agreement, the Security Agreement, each Mortgage and any other agreement pursuant to which any Loan Party grants collateral to the Agent for the benefit of the Guaranteed Creditors.

“Collateral Release Period” means any period during which the Agent (on behalf of the Guaranteed Creditors) has released its security interests in the Collateral at the request of the Company pursuant to Section 7.13(d) and security interests in the Collateral have not been re-pledged pursuant to Section 7.13 and the Collateral Documents.

“Commitment” means a Fronted Offshore Currency Commitment, an Add-On Term Commitment, a Revolving Commitment, a Term Commitment or a Swing Line Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended or otherwise modified, and any successor statute.

“Company” has the meaning specified in the introductory clause hereto; provided, that upon consummation of the Holdco Reorganization in compliance with Section 11.22, Holdco shall thereafter be the Company for purposes hereof, except that any reference made to the Company as of a specific date prior to consummation of the Holdco Reorganization shall continue to refer to OSK.

“Competitor” means any competitor of the Company or any Subsidiary that is in one or more of the same or similar lines of business as the Company or any Subsidiary designated in writing from time to time by the Company to the Agent.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Computation Date” means (a) any day on which the Aggregate Revolving Commitment is reduced pursuant to Section 2.09; (b) with respect to matters relating to Offshore Rate Loans, each day on which a Borrower borrows, converts or continues any Offshore Rate Loan and each Interest Payment

Date with respect to any Offshore Rate Loan; (c) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuer under any Letter of Credit denominated in an Alternative Currency; and (d) such additional dates as the Agent or the Issuer shall determine or the Required Lenders shall require.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, the consolidated net income (or net loss) of the Company and its Subsidiaries for such period, plus (or minus, if a credit or a negative number) the following (without duplication), in each case to the extent included in the determination of such consolidated net income (or net loss): (a) all amounts treated as expenses for depreciation, all interest expense and all amortization of intangibles of any kind; (b) all taxes on or measured by income; (c) all charges arising from “ last in first out”  valuation of inventory; (d) the amount of post-retirement health benefits accrued in such period (less the amount of post-retirement health benefits paid in such period), in an aggregate amount not to exceed $10,000,000 in any four fiscal quarter period; (e) identifiable non-recurring or unusual cash expenses, charges, losses and deductions for such period in an aggregate amount not to exceed $30,000,000 in any four fiscal quarter period; (f) all charges or credits arising from the write-off of intangible assets (without duplication of any amounts set forth in clause (a)); (g) expenses relating to stock-based compensation plans resulting from the application of Financial Accounting Standards Board Statement No. 123R; and (h) fees, costs and expenses during such period in connection with any issuance, incurrence or repayment of Indebtedness, any issuance of Equity Interests, any Investment, any Acquisition and any Material Disposition, in each case to the extent permitted hereunder; provided that consolidated net income (or net loss) and each adjustment described in the foregoing clauses (a) through (h) shall be computed (i) without giving effect to extraordinary losses or extraordinary gains; (ii) without giving effect to losses and gains from discontinued operations or casualty events; (iii) without regard to the net income (or net loss) of Leasing Subsidiaries or to the carrying value of the equity interest of the Company and its Subsidiaries in Leasing Subsidiaries; (iv) without giving effect to any dividends or other distributions received by the Company and its Subsidiaries from Leasing Subsidiaries or any equity contributions made by the Company and its Subsidiaries to Leasing Subsidiaries; and (v) excluding any gain or loss realized in connection with any extinguishment of indebtedness contemplated by Section 2.22; and provided, further, that (A) for purposes of computing Consolidated EBITDA, Acquisitions and Material Dispositions made by the Company or any of its Subsidiaries during any relevant four-quarter period shall be deemed to have occurred (and any Indebtedness incurred or assumed in connection with an Acquisition, or repaid with the proceeds of a Material Disposition, shall be deemed to have been incurred, assumed or repaid, as the case may be) on the first day of such period and Consolidated EBITDA for any such period shall be calculated to include pro forma adjustments with respect to income and expense associated with the acquired or disposed of assets or entity (all consistent with clauses (a) through (h) above); and (B) all non-cash charges, expenses, losses and similar items taken or incurred in any period shall be added back to Consolidated EBITDA for such period and all cash payments made in any period that arise out of non-cash charges, expenses, losses and similar items taken or incurred in a previous period shall be subtracted from Consolidated EBITDA.

“Contingent Obligation” means, as to any Person and without duplication, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor; (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract (other than in respect of ordinary course foreign currency hedging arrangements).  The amount of any Contingent Obligation shall (v) in the case of Guaranty Obligations of the Company and its Subsidiaries constituting guarantees of customer financing in the ordinary course of business and substantially consistent with past practice, be deemed to equal 25% of such Guaranty Obligations, (w) in the case of other Guaranty Obligations, be deemed equal to the lesser of (i) the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (ii) the stated amount of the guaranty, (x) in the case of Contingent Obligations in respect of Swap Contracts, be deemed equal to the aggregate Swap Termination Value of such Swap Contracts, (y) in the case of Contingent Obligations in respect of Surety Instruments other than Non-Surety L/C’s, be deemed equal to the probable amount of the expected liability thereunder, and (z) in the case of Contingent Obligations in respect of Non-Surety L/C’s, be deemed equal to (i) the face amount of outstanding Non-Surety L/C’s which are not Letters of Credit and (ii) the outstanding amount of L/C Obligations in respect of Non-Surety L/C’s which are Letters of Credit pursuant to Article III.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.04, the Company (a) converts Revolving Loans or Term Loans of one Type to the other Type or (b) continues Offshore Rate Loans for a new Interest Period.

“Co-Syndication Agents” means each of JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, in each case in its capacity as a co-syndication agent for the Lenders hereunder.

“Credit Extension” means and includes (a) the making of any Loan hereunder and (b) the Issuance of any Letter of Credit hereunder.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulting Lender” means, subject to Section 3.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three (3) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Company in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing and including the particular Default, if any) has not been satisfied, or (ii) pay to the Agent, any Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swing Line Loans or Fronted Offshore Currency Loans) within three (3) Business Days of the date when due, (b) has notified the Company, the Agent, any Issuer, the Swing Line Lender or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Company, to confirm in writing to the Agent and the Company (such writing to be reasonably satisfactory to the Agent or the Company, as applicable) that it will comply with, and is financially able to meet, its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interests in, or the exercise of control (outside of the context of a proceeding of the type described in this clause (d)) of, that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.12(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Company, the Issuers, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Discount Range” has the meaning specified in Schedule 2.22.

“Disposition” has the meaning specified in Section 8.02.  “Dispose” has the meaning correlative thereto.

“Disqualified Institutions” means (a) those Competitors and Affiliates of Competitors identified on a list available to the Lenders on IntraLinks, Syndtrak or another similar electronic system on the Effective Date (as such list may be supplemented from time to time by the Company pursuant to clause (b) below), (b) any other Competitor or Affiliate of a Competitor identified by name in writing to the Agent after the Effective Date, which designation shall become effective one day after the date that such written designation to the Agent is made available to the Lenders on IntraLinks, Syndtrak or another similar electronic system (and the Agent hereby agrees to make such written designation so available promptly after receipt thereof from the Company), but which shall not apply retroactively to disqualify any Persons that have previously acquired a participation interest in the Loans and/or Commitments and (c) any Person that is obviously (based solely on the similarity of the legal name of such Person to the name of a Person set forth on the above described list) an Affiliate of any Person set forth on the above described list; provided that a Person that would be a Disqualified Institution pursuant to clause (a), (b) or (c) above shall not constitute a Disqualified Institution if (I) such Person is a bank, financial institution, bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and no Competitor or Affiliate described in the foregoing clause (a), (b) or (c) makes investment decisions for such Person and no investment vehicle managed or advised by a Competitor or Affiliate described in the foregoing clause (a), (b) or (c) makes investment decisions for such Person and (II) such Person does not share any information of the type subject to Section 11.08 hereof with any Competitor or Affiliate described in the foregoing clause (a), (b) or (c) or any investment vehicle managed or advised by any such Competitor or Affiliate.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Alternative Currency, the equivalent amount in Dollars as determined by the Agent or the applicable Issuer at such time on the basis of the Spot Rate for the purchase of Dollars with such Alternative Currency on the most recent Computation Date.

“Domestic Subsidiary” means a Subsidiary organized under the laws of (a) the United States or any political subdivision thereof, or any agency, department or instrumentality thereof, or (b) any state of the United States.

“Effective Date” means March 21, 2014.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and that is an Affiliate of a Lender; (d) an Approved Fund; (e) a Lender; (f) any other entity approved by the Company (which approval shall not be required during the existence of an Event of Default) and the Agent, such approvals in each case not to be unreasonably withheld or delayed; (g) for purposes of an assignment permitted pursuant to Section 10.09, any acquisition vehicle formed pursuant to Section 10.09 in connection with any credit bid; and (h) the Company, solely in connection with a transaction permitted under Section 2.22 (provided that all Loans purchased by the Company pursuant to Section 2.22 shall automatically be cancelled and retired by the Company on the applicable settlement date of the relevant purchase (and may not remain outstanding or be resold)).

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), investigation, cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placements, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placements, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from any property, whether or not owned by the Company or any Subsidiary or taken as collateral, or in connection with any operations of the Company.

“Environmental Laws” means all federal, state, local or foreign (but only in those foreign jurisdictions where the Company and/or any Subsidiary has material operations) laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, land use and related health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, in each case the liability with respect to which has not been satisfied; (d) the filing of a notice of intent to terminate a Pension Plan that has any Unfunded Pension Liability; (e) the treatment of a Pension Plan amendment that has any Unfunded Pension Liability as a termination under Section 4041 or 4041A of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (i) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Euro” means the single currency of the Participating Member States.

“Eurocurrency Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Offshore Rate for each outstanding Offshore Rate Loan and for each outstanding Base Rate Loan the interest on which is determined by reference to the Offshore Base Rate, in each case, shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Swap Obligation” means, with respect to any Borrower or any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Borrower or such Guarantor of, or the grant under a Loan Document by such Borrower or such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to the fourteenth (14th) paragraph of the Subsidiary Guaranty and any and all guarantees of such Borrower’s or such Guarantor’s Swap Obligations by the other Borrowers and Guarantors) at the time the guaranty of such Borrower or such Guarantor, or grant by such Borrower or such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 11.24) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 4.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.01(e) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Existing Credit Agreement” has the meaning specified in the recitals.

“Existing Lenders” has the meaning specified in the recitals.

“Existing Letters of Credit” means the existing letters of credit set forth on Schedules 1.01(b).

“Existing Loans” has the meaning specified in the recitals.

“Expiration Time” has the meaning specified in Schedule 2.22.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” means that certain fee letter dated as of February 27, 2014 by and among Bank of America, MLPFS and the Company.

“Floor Plan Financing Facility” means any facility entered or to be entered into by the Company or any Subsidiary pursuant to which such person may (a) incur indebtedness to purchase vehicles and/or related equipment from certain vendors for the prompt resale to customers in the ordinary course of business and (b) grant a security interest in such vehicles and/or related equipment to secure such borrowings.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Fronted Offshore Currency Commitment” means, for any Fronting Lender for any Alternative Currency, the obligation of such Fronting Lender to make Fronted Offshore Currency Loans in such Alternative Currency not exceeding the Dollar Equivalent set forth in the applicable Offshore Currency Addendum, as such amount may be modified from time to time pursuant to the terms of this Agreement and such Offshore Currency Addendum.  Any Fronted Offshore Currency Commitment shall be a part of the Aggregate Revolving Commitment, rather than a separate, independent commitment.

“Fronted Offshore Currency Loan” means a loan made by a Fronting Lender to a Borrower pursuant to Section 2.07 and an Offshore Currency Addendum.

“Fronted Offshore Currency Note” means a promissory note in such form as may be required by the applicable Offshore Currency Addendum.

“Fronted Offshore Currency Rate” means, for any day for any Fronted Offshore Currency Loan, the per annum rate of interest determined under or as set forth in the applicable Offshore Currency Addendum.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuers, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and (c) with respect to the Fronting Lenders, such Defaulting Lender’s Applicable Percentage of Fronted Offshore Currency Loans other than Fronted Offshore Currency Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Lender” means any Lender (or any Affiliate, branch or agency thereof) with a Fronted Offshore Currency Commitment to the extent it is party to an Offshore Currency Addendum as the “Fronting Lender” thereunder.  If any agency, branch or Affiliate of such Lender shall be a party to an Offshore Currency Addendum, such agency, branch or Affiliate shall, to the extent of any commitment extended and any Loans made by it, have all the rights of such Lender hereunder; provided that such Lender shall, to the exclusion of such agency, branch or Affiliate, continue to have all the voting rights vested in it by the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means, subject to Section 1.03, generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means (a) the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank); and (b) the National Association of Insurance Commissioners.

“Guaranteed Creditors” means and includes the Agent, the Lenders, the Issuers and each Person (other than the Company or any of its Subsidiaries) which is a party to a Rate Swap Document or Cash Management Agreement, in each case if such Person is or at the time of entry into such Rate Swap Document or Cash Management Agreement, as applicable, was a Lender or an Affiliate of a Lender.

“Guaranteed Obligations” means (a) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest (whether such interest is allowed as a claim in a bankruptcy proceeding with respect to any Subsidiary Borrower or otherwise) of each Loan made under this Agreement to any Subsidiary Borrower, together with all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including indemnities, fees and interest thereon) of any Subsidiary Borrower to the Agent, any Issuer or any Lender now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Documents and the due performance and compliance with all terms, conditions and agreements contained in the Loan Documents by any Subsidiary Borrower; (b) the full and prompt payment when due (whether by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or similar proceeding under applicable law, would become due) of any Subsidiary owing under any Rate Swap Document or Cash Management Agreement entered into by any Subsidiary with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein and (c) the full and prompt payment when due of all Swap Obligations of a Specified Loan Party (determined before giving effect to the first (1st) and fourteenth (14th) paragraphs of the Subsidiary Guaranty).

“Guarantor” means, at any time, any Subsidiary that is a party to the Subsidiary Guaranty at such time.

“Guarantor Threshold” means, as of any date of determination, Domestic Subsidiaries that are Guarantors that, together with the Company, constitute (a) at least 75% of the total assets (excluding assets of Foreign Subsidiaries, and after intercompany eliminations) of the Company and its Domestic Subsidiaries on a consolidated basis as of the end of the fiscal quarter most recently ended prior to such date of determination for which financial statements became due under Section 7.01 and (b) at least 75% of the total revenues (excluding revenues of Foreign Subsidiaries, and eliminating any intercompany revenues) of the Company and its Domestic Subsidiaries on a consolidated basis for the 12-month period ending as of the end of the fiscal quarter most recently ended prior to such date of determination for which financial statements became due under Section 7.01.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation”.

“Hazardous Materials” means all those substances that are regulated by, or which may form the basis of liability or a standard of conduct under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum-derived substance or waste.

“Holdco” has the meaning specified in Section 11.22.

“Holdco Reorganization” has the meaning specified in Section 11.22.

“Honor Date” has the meaning specified in Section 3.03(b).

“Impacted Loans” has the meaning specified in Section 4.03.

“Incremental Amount” means, at any time, the greater of (x) the total of (A) $750,000,000 minus (B) the sum of (i) the aggregate amount of all increases to the Revolving Credit Facility pursuant to Section 2.20 plus (ii) the aggregate amount of all increases to the Term Facility pursuant to Section 2.21 or (y) any amount so long as the Maximum Senior Secured Leverage Ratio Requirement at such time is satisfied.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money and all Securitization Obligations; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than (i) trade and similar accounts payable and accrued expenses, in each case arising in the ordinary course of business, and (ii) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business); (c) all Contingent Obligations with respect to Surety Instruments (other than trade letters of credit); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in subsections (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in subsections (a) through (g) above; provided that “Indebtedness” shall not include (1) Guaranty Obligations of the Company with respect to up to $5,000,000 of Indebtedness of Leasing Subsidiaries, (2) Indebtedness owing to the Company by any Subsidiary or Indebtedness owing to any Subsidiary by the Company or another Subsidiary, (3) any customary earnout or holdback in connection with Acquisitions permitted by Section 8.04, (4) any indebtedness incurred by the Company or any Subsidiary pursuant to any Floor Plan Financing Facility to the extent that it shall be non-interest bearing, (5) any obligation incurred by the Company or any Subsidiary in the ordinary course of business to make payments to a floor plan financier of a distributor of the Company or such Subsidiary as an incentive for such financier to provide more favorable payment terms to such distributor, (6) any obligations of the Company or its Subsidiaries in respect of customer advances received and held in the ordinary course of business, (7) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof) entered into in the ordinary course of business, (8) any indebtedness that has been defeased and/or discharged in accordance with its terms by the deposit of cash and/or cash equivalents or (9) interest, fees, premium or expenses, if any, relating to the principal amount of Indebtedness.  If any of the foregoing Indebtedness is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Indebtedness shall be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets at the date for determination of the amount of such Indebtedness.  For all purposes of this Agreement, (A) the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member and as to which such Person is or may become directly liable and (B) the amount of Indebtedness of the Company and its Subsidiaries hereunder shall be calculated without duplication of Guaranty Obligations of the Company or any Subsidiary in respect thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Indenture” means that certain Indenture, dated as of February 21, 2014, by and among OSK, as issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors; or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such date to (b) Cash Interest Expense for such period.

“Interest Payment Date” means, as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter; provided that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

“Interest Period” means, as to any Fronted Offshore Currency Loan, the Interest Period as set forth in, or determined in accordance with, the applicable Offshore Currency Addendum and, as to any other Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six (or, if all applicable Lenders agree, twelve) months thereafter (or, solely in the case of Loans denominated in Mexican Pesos, 28, 91 or 182 days thereafter), in each case, subject to availability, as selected by a Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, or such other period as required by the Company and agreed to by all applicable Lenders; provided that:

(a)                                 if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                                  no Interest Period for any Revolving Loan shall extend beyond the scheduled Revolving Maturity Date;

(d)                                 no Interest Period for a Term Loan shall extend beyond the scheduled Term Maturity Date; and

(e)                                  no Interest Period for an Add-On Term Loan shall extend beyond the applicable scheduled Add-On Term Maturity Date.

“Investment” has the meaning specified in Section 8.04.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Company or any of its Subsidiaries.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance Date” has the meaning specified in Section 3.01(a).

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuer” means (a) with respect to the Letters of Credit listed on Schedule 1.01(b), Bank of America or JPMorgan Chase Bank, N.A., as applicable, and (b) with respect to any other Letter of Credit, Bank of America or any other Revolving Lender selected by the Company and approved by the Agent (such approval not to be unreasonably withheld or delayed) that has agreed to act as issuer of such Letter of Credit hereunder.

“Issuer Commitment” means, with respect to any Issuer, the maximum Stated Amount of Letters of Credit that such Issuer has committed to have outstanding at any time as set forth in a written agreement between the Company and such Issuer.

“Issuer Documents” means, with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the Issuer and the Company (or any Subsidiary) or in favor of the Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” means each of MLPFS, JPMS, RBS Securities Inc. and Wells Fargo Securities, LLC, in each case in its capacity as a joint lead arranger and joint bookrunner for the Lenders hereunder.

“JPMS” means J.P. Morgan Securities LLC.

“Judgment Currency” has the meaning specified in Section 11.16.

“L/C Advance” means each Revolving Lender’s participation in any L/C Borrowing in accordance with its Revolving Percentage.

“L/C Amendment Application” means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use by the applicable Issuer, with such modifications as the Company and such Issuer may reasonably approve.

“L/C Application” means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use by the applicable Issuer, with such modifications as the Company and such Issuer may reasonably approve.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made or converted into a Borrowing of Revolving Loans under Section 3.03(b).

“L/C Commitment” means the commitment of the Issuers to Issue, and the commitment of the Revolving Lenders severally to participate in, Letters of Credit from time to time pursuant to Article III, in an aggregate amount not to exceed on any date the Aggregate Revolving Commitment.  The L/C

Commitment is a part of the Aggregate Revolving Commitment, rather than a separate, independent commitment.

“L/C Obligations” means at any time the sum, without duplication, of (a) the Stated Amount of all outstanding Letters of Credit plus (b) the Dollar Equivalent amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any standard form document used by any Issuer for letter of credit issuances.

“Lead Agents” means, collectively, the Agent and each Co-Syndication Agent, and “Lead Agent” means either of them.

“Lease Assets” means, with respect to any lease, all of the following property and interests in property whether now existing or existing in the future or hereafter acquired or arising: (a) all vehicles or equipment manufactured, refurbished or sold by the Company or any of its Subsidiaries (and truck chassis, cement block boom trucks and similar vehicles manufactured or refurbished by third parties) and acquired by a Leasing Subsidiary in connection with such assets being leased to a third party; (b) all leases and other contracts or agreements relating to the lease financing by a customer of vehicles or equipment manufactured, refurbished or sold by the Company or any of its Subsidiaries; (c) all accounts receivable and other obligations incurred by lessees in connection with the foregoing, no matter how evidenced; (d) all rights to any vehicles or equipment subject to any of the foregoing after or in connection with creation of the foregoing, including returned or repossessed goods; (e) all reserves and credit balances with respect to any such lease contracts or agreements or lessees; (f) all letters of credit, security or guarantees for any of the foregoing; (g) all insurance policies or reports relating to any of the foregoing; and (h) all books and records relating to any of the foregoing.

“Leasing Subsidiary” means (a) Oshkosh/McNeilus Financial Services, Inc., (b) Oshkosh Equipment Finance, L.L.C., (c) any wholly-owned Subsidiary of Oshkosh Equipment Finance L.L.C. and (d) any other Subsidiary that is designated by the Board of Directors of the Company as a Leasing Subsidiary; provided, that, in the case of each of the foregoing clause (a) through (d), such Subsidiary is exclusively engaged in Leasing Transactions and activities related thereto.  If at any time any Leasing Subsidiary should engage in a material transaction or activity other than those described above, it shall thereafter cease to be a Leasing Subsidiary hereunder.

“Leasing Transaction” means (a) the formation of Leasing Subsidiaries (whether in one or a series of related transactions); (b) the sale, lease or other disposition to a third party of Lease Assets or an interest therein; (c) the borrowing of money secured by Lease Assets; or (d) the sale or other disposition of Lease Assets or an interest therein to a Leasing Subsidiary followed by a financing transaction in connection with such sale or disposition of such Lease Assets (whether such financing transaction is effected by such Leasing Subsidiary or by a third party to whom such Leasing Subsidiary sells such Lease Assets or an interest therein).

“Lender” has the meaning specified in the introductory clause hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office”, as the case may be, in such Lender’s Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify the Company and the Agent.

“Letter of Credit” means (a) the Existing Letters of Credit; and (b) any letter of credit Issued by an Issuer pursuant to Article III; provided that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Leverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i)(A) all Indebtedness (including all Obligations other than any Obligations arising under any Cash Management Agreements) of the Company and its Subsidiaries determined on a consolidated basis as of such date (excluding Contingent Obligations in respect of Swap Contracts) and (B) to the extent included in calculating Contingent Obligations by operation of clause (v) of the last sentence of the definition thereof, outstanding guarantees of customer financing in the ordinary course of business and substantially consistent with past practice, minus (ii) the amount of Cash Collateral held pursuant to Sections 2.11(a), 3.07 and 3.11, if any, to (b) Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements are available.

“LIBOR” has the meaning specified in the definition of “Offshore Base Rate”.

“LIBOR Quoted Currency” means Dollars, Euro, Pounds Sterling and Japanese Yen, in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment for security, charge or deposit arrangement, encumbrance, lien (statutory or other) or similar interest of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease).

“Loan” means an extension of credit by a Lender to a Borrower under Article II or Article III in the form of a Revolving Loan, a Swing Line Loan, a Fronted Offshore Currency Loan, a Term Loan or an L/C Advance, as the context requires.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the L/C-Related Documents, the Subsidiary Guaranty, the Collateral Documents, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.11 and all other documents delivered to the Agent or any Lender in connection herewith.

“Loan Modification Offer” has the meaning specified in Section 11.19(a).

“Loan Party” means the Company, any Subsidiary Borrower, any Pledgor or any Guarantor; “Loan Parties” means the collective reference to all of the foregoing.

“local time” means (a) with respect to any Loan, the time of the office of the Agent or the applicable Fronting Lender to which payment of such Loan is to be made; and (b) with respect to any Letter of Credit, the time of the issuing office of the Issuer of such Letter of Credit.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), consolidated results of operations or consolidated financial condition of (i) the Loan Parties, taken as a whole, or (ii) the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document; provided that events, circumstances, changes, effects or conditions with respect to the Company and its Subsidiaries disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Company with the SEC prior to September 30, 2013 shall not constitute a “Material Adverse Effect”.

“Material Disposition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the disposition by the Company or a Subsidiary of (a) all or substantially all of the assets of a Subsidiary, or of any business or division of the Company or a Subsidiary; or (b) all of the Equity Interests of a Subsidiary (to the extent owned by the Company and/or its Subsidiaries), in each case under the foregoing clauses (a) and (b) to a Person that is not the Company or a Subsidiary.

“Material Domestic Subsidiary” means, at any time, each Domestic Subsidiary other than (a) any Domestic Subsidiary with total (gross) revenues (after eliminating intercompany revenues) for the preceding four fiscal quarter period less than 10% of the total (gross) revenues of the Company and its Domestic Subsidiaries (excluding Leasing Subsidiaries) for such period based upon the Company’s most recent annual or quarterly financial statements delivered to the Agent pursuant to Section 7.01; (b) any Leasing Subsidiary; (c) any Securitization Subsidiary; and (d) any captive insurance company Subsidiary.

“Material Foreign Subsidiary” means, at any time, each Foreign Subsidiary other than (a) any Foreign Subsidiary with total (gross) revenues (after eliminating intercompany revenues) for the preceding four fiscal quarter period of 5% or less of the total (gross) revenues of the Company and its Subsidiaries (excluding Leasing Subsidiaries) for such period based upon the Company’s most recent annual or quarterly financial statements delivered to the Agent pursuant to Section 7.01; (b) any Leasing Subsidiary; (c) any Securitization Subsidiary; and (d) any captive insurance company Subsidiary.

“Material Subsidiary” means a Material Domestic Subsidiary or a Material Foreign Subsidiary.

“Maximum Senior Secured Leverage Ratio Requirement” means, with respect to any request pursuant to Section 2.20 or Section 2.21 for an increase to the Revolving Credit Facility or an increase to the Term Facility, the requirement that, on a pro forma basis, after giving effect to such increase, the Senior Secured Leverage Ratio as of the date of the most recent financial statements required to be delivered pursuant to Section 7.01(a) or (b) not exceed 2.00:1.00; provided, that, solely for purposes of calculating the Senior Secured Leverage Ratio for purposes of this definition, all commitments with respect to any such increase shall be deemed to be fully drawn as of the first day of the applicable period.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“MNPI” means material non-public information with respect to the Company or any of its Subsidiaries, or the respective securities of any of the foregoing, as determined by the Company in its sole discretion.

“Moody’s” means Moody’s Investor Service Inc. or its successors.

“Mortgage” means a mortgage, leasehold mortgage, deed of trust or similar document granting a Lien on real property (or any interest therein) of the Company or any other Loan Party in appropriate form for filing or recording in the applicable jurisdiction and otherwise reasonably satisfactory to the Agent.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)                                 with respect to any Disposition (including any Involuntary Disposition), the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Disposition, net of (i) the direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees), (ii) cash or cash equivalents transferred by the Company or any Subsidiary to the purchaser with respect to such Disposition (to the extent such cash and cash equivalents represent a portion of the purchase price paid for such purchase by the purchaser), (iii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (including taxes that are or would be payable upon repatriation of such proceeds to the United States), after taking into account any available tax credits or deductions and any tax sharing arrangements, (iv) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to such Disposition (other than Indebtedness hereunder), (v) the amount of any reserve established in accordance with GAAP in respect of, without duplication, (x) earn-outs and other purchase price adjustments associated with the purchase price of the asset subject to such Disposition and (y) liabilities associated with such asset that are retained by the Company or such Subsidiary, including pension and post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations, in each case to the extent described in reasonable detail in a certificate provided by a Responsible Officer promptly following consummation of such Disposition, and (vi) proceeds that the Company specifies in writing at the time of such Disposition will be (and in fact are), within 360 days after such Disposition (or, to the extent the Company or such Subsidiary has entered into a binding contractual commitment within 360 days after such Disposition to apply such proceeds, within 540 days after such Disposition) either (x) (A) reinvested by the Company or the applicable Subsidiary in revenue-producing (whether directly or indirectly) assets or (B) in the case of any Disposition of real estate, reinvested by the Company or the applicable Subsidiary in fixed assets useful in the business of the

Company or the applicable Subsidiary or (y) applied towards the purchase price of a Permitted Acquisition or an Investment permitted hereunder (to the extent that the Company would be permitted to pay cash to consummate such an Acquisition or Investment, as the case may be, as of the date of such Disposition) (it is understood and agreed that the Company may during such 360 day (or, 540 day) period, temporarily prepay Revolving Loans with such proceeds that are to be reinvested pursuant to this clause (vi) as long as by the end of such 360 day (or, 540 day) period, the Company either draws on the Revolving Credit Facility in the original amount of such proceeds or uses cash on hand in the original amount of such proceeds to, in either case, make the contemplated application described in this clause (vi) in the original amount of such proceeds or a Proceeds Application under Section 2.11(c) in the original amount of such proceeds); and

(b)                                 with respect to any issuance of Indebtedness, the aggregate cash proceeds received by the Company or any Subsidiary (from a Person other than the Company or any Subsidiary) pursuant to such issuance, net of (i) the direct costs relating to such issuance (including sales and underwriter’s discounts and commissions and legal, accounting and investment banking fees) and (ii) in the case of any issuance by a Foreign Subsidiary, deductions in respect of taxes that are or would be payable upon repatriation of such proceeds to the United States, after taking into account any available tax credits or deductions and any tax sharing arrangements.

“Non-Consenting Lender” means (a) any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders; (b) any Revolving Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Revolving Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Revolving Lenders; (c) any Term Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Term Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Term Lenders; (d) any Term A Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Term A Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Term A Lenders; and (e) any Add-On Term Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Add-On Term Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Add-On Term Lenders.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Non-Material Foreign Subsidiary” means a Foreign Subsidiary which is not a Material Foreign Subsidiary.

“Non-Surety L/C’s” means letters of credit which are not Surety L/C’s.

“Note” has the meaning specified in Section 2.02(b).

“Notice of Borrowing” means a notice substantially in the form of Exhibit A.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit B.

“Obligations” means with respect to each Loan Party, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (b) all obligations of the Company or any Subsidiary owing under any Rate Swap Document or Cash Management Agreement entered into by the Company or any Subsidiary with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a

Lender under this Agreement for any reason), in the case of each of clauses (a) and (b), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” of a Borrower or a Guarantor shall exclude any Excluded Swap Obligations with respect to such Borrower or such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offshore Base Rate” means:

(a)                                 with respect to any Credit Extension, for any Interest Period:

(i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;

(ii) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) (in such case, the “CDOR Rate”) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iii) denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iv) denominated in Swedish Krona, the rate per annum equal to the Stockholm Interbank Offered Rate (“STIBOR”), or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 11:00 a.m. (Stockholm, Sweden time) on the Rate Determination Date with a term equivalent to such Interest Period;

(v) denominated in Mexican Pesos, the rate per annum equal to the Interbanking Equilibrium Interest Rate (“TIIE”), or a comparable or successor rate which rate is approved by the Agent, as published by Banco de Mexico in the Federation’s Official Gazette (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 2:00 p.m. (Mexico City,

Mexico time) on the Rate Determination Date with a term equivalent to such Interest Period;

(vi) with respect to any Credit Extension denominated in any other Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Offshore Currency at the time such Offshore Currency is approved by the Agent and the relevant Lenders pursuant to Section 2.08(e); and

(b)                                 for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m. (London time) determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one (1) month commencing that day;

provided, that, to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further, that, to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Agent.

“Offshore Currency” means at any time, Euro, Japanese Yen, Pounds Sterling, Australian Dollars, Mexican Pesos, Canadian Dollars or Swedish Kronor and, from and after the time of such approval, any other currency requested by the Company and approved by each Revolving Lender in accordance with Section 2.08(e).

“Offshore Currency Addendum” means an addendum substantially in the form of Exhibit H with such modifications thereto as shall be approved by the applicable Fronting Lender, the Company and the Agent.

“Offshore Currency Loan” means any Offshore Rate Loan denominated in an Offshore Currency.

“Offshore Rate” means (a) for any Interest Period with respect to any Offshore Rate Loan comprising part of the same Borrowing or any Fronted Offshore Currency Loan, as applicable, a rate per annum determined by the Agent to be equal to the quotient obtained by dividing (i) the Offshore Base Rate for such Offshore Rate Loan for such Interest Period by (ii) one minus the Eurocurrency Reserve Percentage for such Offshore Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Offshore Rate, a rate per annum determined by the Agent to be equal to the quotient obtained by dividing (i) the Offshore Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurocurrency Reserve Percentage for such Base Rate Loan for such day.

“Offshore Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Offshore Rate”, which may be denominated in Dollars or, in the case of a Revolving Loan, any Offshore Currency.  No Loans denominated in any Offshore Currency may be Base Rate Loans.

“Organization Documents” means, for any corporation or other organization, as applicable, the certificate or articles of incorporation or formation, the bylaws, limited partnership agreement, limited liability company agreement, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement or other similar agreement.

“OSK” has the meaning specified in the introductory clause hereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.07) and excluding, for the avoidance of doubt, Excluded Taxes.

“Participant” has the meaning specified in Section 11.07(c).

“Participant Register” has the meaning specified in Section 11.07(c).

“Participating Member States” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” has the meaning specified in Section 11.18.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Percentage” means a Revolving Percentage or a Term Percentage, as the context requires.

“Permitted Acquired Debt” means Indebtedness of the Company or any Subsidiary assumed in connection with, or owing by an acquired entity at the time of, an Acquisition so long as (a) such Acquisition is permitted hereunder and (b) such Indebtedness does not, as of the last day of the most recently ended fiscal quarter, exceed an amount equal to the greater of (i) $250,000,000 and (ii) 10% of the consolidated tangible assets of the Company and its Subsidiaries.

“Permitted Acquisition” means an Acquisition that meets the following requirements: (a) if such Acquisition is of a Person, the Board of Directors or similar governing body of such Person has approved such Acquisition; (b) no Default or Event of Default exists at the time of such Acquisition or will exist immediately thereafter; (c) immediately after giving effect to such Acquisition, Available Liquidity shall be at least $200,000,000; and (d) if the Leverage Ratio, immediately after giving effect to such Acquisition, would be greater than 4.00 to 1.0 (or, during any Collateral Release Period, 3.50 to 1.0), then the aggregate amount of consideration for such Acquisition (and related Acquisitions) made in the then current fiscal year (valued at the time of each applicable Acquisition) shall not exceed $100,000,000 (provided that such limitation shall not apply if the Leverage Ratio, immediately after giving effect to such Acquisition, would be less than or equal to 4.00 to 1.0 (or, during any Collateral Release Period, 3.50 to 1.0)).

“Permitted Amendments” has the meaning specified in Section 11.19(a).

“Permitted Investments” means all Investments (a) in Leasing Subsidiaries and/or in connection with customer financing, vendor agreements, distribution, sales and/or service activities, in each case in the ordinary course of business and substantially consistent with past practice; (b) in joint ventures or similar entities as contemplated by teaming agreements, sales agreements, sales representative agreements, distribution agreements, joint development agreements and/or similar agreements either (i) entered into in the ordinary course of business and substantially consistent with past practice or (ii) required by any Requirement of Law; (c) arising from the transfer of inventory, equipment, intellectual property and/or software to Subsidiaries in the ordinary course of business and substantially consistent with past practice; (d) that the Company and/or one or more of its Subsidiaries have committed to make as of the Effective Date (and any renewal, modification, replacement or extension thereof, provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted under Section 8.04), which Investments are described on Schedule 8.04; and (e) in Foreign Subsidiaries pursuant to tax, governmental and/or external auditor requirements.

“Permitted Liens” has the meaning specified in Section 8.01.

“Permitted Restricted Payments” means Restricted Payments in respect of one or more of the following:

(a)                                 the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Equity Interests of the Company by conversion into, or by or in exchange for, Equity Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company, with a sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement occurs not more than 120 days after such sale;

(b)                                 the redemption, defeasance, repurchase, acquisition or retirement for value of any Indebtedness of the Company or a Guarantor that is subordinate in right of payment to the Obligations by conversion into, or in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (x) new subordinated Indebtedness of the Company or such Guarantor, as the case may be, incurred in accordance with this Agreement or (y) Equity Interests of the Company, in each case with an issue and sale being deemed substantially concurrent if such redemption, defeasance, repurchase, acquisition or retirement for value occurs not more than 120 days after such issue and sale;

(c)                                  the purchase, redemption, retirement or other acquisition for value of Equity Interests in the Company held by any current or former director, officer or employee of the Company or any

Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement or plan under which such Equity Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Equity Interests does not exceed $30,000,000 in any calendar year; and provided, further, that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (c) in any calendar year (including both such calendar year’s $30,000,000 basket plus any unused carried forward amounts with respect to one or more prior calendar years not to exceed $30,000,000 in the aggregate) not to exceed $60,000,000 in the aggregate (provided that such amount in any calendar year may be increased by an amount not to exceed (i) the cash proceeds received by the Company or any of its Subsidiaries from the sale of Equity Interests of the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) to directors, officers or employees of the Company and its Subsidiaries that occurs after the Effective Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under the proviso to Section 8.08); plus (ii) the cash proceeds of key man life insurance policies received by the Company and its Subsidiaries after the Effective Date) (provided that to the extent any payment described under this clause (c) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness);

(d)                                 the repurchase of Equity Interests deemed to occur upon the exercise of stock options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities;

(e)                                  to the extent that no Event of Default, Default under Section 9.01(a) or payment default with respect to Indebtedness under the Indenture has occurred and is continuing or would result as a consequence thereof, Restricted Payments that do not exceed in the aggregate, at the time any such Restricted Payment is made, the greater of (i) $150,000,000 and (ii) 5.50% of consolidated tangible assets of the Company and its Subsidiaries;

(f)                                   any Restricted Payment so long as on the date of such Restricted Payment, after giving pro forma effect thereto and to any related transactions as if the same had occurred at the beginning of the Company’s most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 7.01(a) or (b), the Leverage Ratio would not exceed 2.50:1.0; and

(g)                                  the payment of cash dividends on shares of the Company’s outstanding common stock; provided, that, (i) the amount of such dividends in any fiscal quarter of the Company shall not exceed $0.15 per share (such per share amount subject to pro rata adjustment for any stock splits, stock dividends, stock combinations, reverse stock splits or similar events) and (ii) the aggregate amount of all such dividends in any fiscal quarter of the Company shall not exceed $15,000,000.

“Permitted Securitization” means any program providing for (a) the sale, contribution and/or transfer to a Securitization Subsidiary, in one or more related and substantially concurrent transactions, of accounts receivable, general intangibles, chattel paper or other financial assets (including rights in respect of capitalized leases) and related rights of the Company or any Subsidiary in transactions intended to constitute (and opined by nationally-recognized outside legal counsel in connection therewith to constitute) true sales or true contributions to such Securitization Subsidiary and (b) the provision of financing secured by the assets so sold, whether in the form of secured loans or the acquisition of undivided interests in such assets.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means a pledge agreement among the Company, certain Subsidiaries of the Company and the Agent substantially in the form of Exhibit I.

“Pledgor” means, at any time, any Subsidiary that is a party to the Pledge Agreement at such time in accordance with Section 7.13.

“Prepayment Disposition” means (a) any Disposition other than (i) a Disposition of the type described in Section 8.02(a), (b), (f), (g), (h), (i), (j), (l), (m) (but only to the extent the property so Disposed was not, at the time of such Disposition, Collateral) or (n), (ii) Dispositions between and among Loan Parties or (iii) Dispositions from any Subsidiary that is not a Loan Party to the Company or a Wholly-Owned Subsidiary and (b) any Involuntary Disposition.

“Proceeds Application” has the meaning specified in Section 2.11(c).

“Qualified ECP Guarantor” means, at any time, each Borrower and each Guarantor with total assets exceeding $10,000,000 or that qualified at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Bid” has the meaning specified in Schedule 2.22.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Agent; provided that to the extent such market practice is not administratively feasible for the Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Agent).

“Rate Swap Documents” means, collectively, all Swap Contracts entered into between (a) the Company or any Subsidiary and (b) any Lender (or any Affiliate thereof).

“Recipient” means the Agent, any Lender, any Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, administrators, managers, agents, advisors and representatives of such Person and of such Person’s Affiliates.

“Remarketing Agreements” means agreements guaranteeing the residual or future resale value of products sold or leased by the Company or any Subsidiary.

“Reply Amount” has the meaning specified in Schedule 2.22.

“Reply Price” has the meaning specified in Schedule 2.22.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Add-On Term Lenders” means at any time Add-On Term Lenders under the applicable Add-On Term Facility having aggregate Add-On Term Percentages under such Term Facility in excess of 50%.

“Required Lenders” means at any time Lenders having aggregate Total Percentages in excess of 50%.

“Required Revolving Lenders” means at any time Revolving Lenders having aggregate Revolving Percentages in excess of 50%.

“Required Term A Lenders” means at any time Term A Lenders having aggregate Term A Percentages in excess of 50%.

“Required Term Lenders” means at any time Term Lenders having aggregate Term Percentages in excess of 50%.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule, guideline, regulation, ordinance or code or determination of an arbitrator or of a Governmental Authority (including all administrative orders and directed duties of, and written agreements with, any Governmental Authority), in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, the treasurer or the controller of the Company, and solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or any assistant secretary of the Company, or any other officer having substantially the same authority and responsibility, and, for purposes of Sections 7.03, 9.01(b), 9.01(c) and 9.01(i), shall also include the general counsel of the Company.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such Equity Interests.

“Return Bid” has the meaning specified in Schedule 2.22.

“Revolving Commitment” means, for any Revolving Lender, the amount set forth on Schedule 2.01 under the heading “Revolving Commitment”, as such amount may be reduced pursuant to Section 2.09, increased pursuant to Section 2.20, or reduced or increased as a result of one or more assignments pursuant to Section 11.07.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.20(b).

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment and/or outstanding Revolving Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Maturity Date” means the earlier to occur of (a) March 21, 2019 and (b) the date on which the Revolving Loans become due and payable pursuant to Section 9.02.

“Revolving Percentage” means, as to any Lender, the percentage which (a) the Revolving Commitment of such Lender (or, after termination of the Revolving Commitments, the principal amount of such Lender’s Revolving Loans plus such Lender’s participation interests in the principal amount of all Swing Line Loans, Fronted Offshore Currency Loans and the Stated Amount of all Letters of Credit) is of (b) the Aggregate Revolving Commitment (or, after termination of the Revolving Commitments, the Total Revolving Usage); provided that the Revolving Percentage shall be subject to adjustments as provided in Section 3.12.

“Revolving Termination Date” means the earlier to occur of:

(a)                                 March 21, 2019; and

(b)                                 the date on which the Revolving Commitments terminate (or are reduced to zero) in accordance with the provisions of this Agreement.

“S&P” means Standard & Poor’s Ratings Group, a subsidiary of The McGraw-Hill Companies, Inc., or its successors.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

“Sanctions” means any international economic sanction administered or enforced by the United States government (including, without limitation, OFAC) the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctions Laws and Regulations” means any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the PATRIOT Act, the Executive Order, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control, and any similar law, regulation, or executive order enacted in the United States after the date of this Agreement.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Securitization Obligations” means the aggregate investment or claim held at any time by all purchasers, assignees or transferees of (or of interests in), or holders of obligations that are supported or secured by, accounts receivable, lease receivables and other rights to payment in connection with Permitted Securitizations.

“Securitization Subsidiary” means (a) a special purpose, bankruptcy remote, directly Wholly-Owned Subsidiary of the Company or (b) a special purpose, bankruptcy remote, Wholly-Owned Subsidiary of any Subsidiary described in subsection (a) which in each case is formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, contribution, transfer, sale and financing of assets and related rights in connection with and pursuant to a Permitted Securitization.

“Security Agreement” means a security agreement among the Company, the Guarantors and the Agent substantially in the form of Exhibit J.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i) all Indebtedness (including all Obligations other than any Obligations arising under any Cash Management Agreements) of the Company and its Subsidiaries to the extent that such Indebtedness is secured by Liens, determined on a consolidated basis, as of such date (excluding Contingent Obligations in respect of Swap Contracts) minus (ii) the amount of Cash Collateral held pursuant to Sections 2.11(a), 3.07 and 3.11, if any, to (b) Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements are available.

“Specified Default” means (a) a Default under Section 9.01(a), (b) a Default under Section 9.01(f) or (g), in either case, with respect to the Company, or (c) any Event of Default.

“Specified Loan Party” has the meaning specified in the fourteenth (14th) paragraph of the Subsidiary Guaranty.

“Spot Rate” for a currency means the rate determined by the Agent or the applicable Issuer to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., local time, on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent or the applicable Issuer may obtain such spot rate from another financial institution designated by the Agent or such Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that, the applicable Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Stated Amount” means, with respect to any Letter of Credit, the maximum Dollar Equivalent amount available to be drawn under such Letter of Credit during the remaining term thereof under any and all circumstances.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof; provided that for the purposes of

Articles VII and VIII hereof (and any definitions incorporated therein) and of calculating the Leverage Ratio, the Senior Secured Leverage Ratio, and the Interest Coverage Ratio, “Subsidiary” shall exclude all Leasing Subsidiaries.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Subsidiary Borrower” means any Foreign Subsidiary or Material Domestic Subsidiary that is designated as a Subsidiary Borrower by the Company pursuant to Section 2.19 with the consent of the Agent, which Subsidiary shall have delivered a Subsidiary Borrower Supplement in accordance with Section 2.19.

“Subsidiary Borrower Supplement” means a Subsidiary Borrower Supplement substantially in the form of Exhibit F.

“Subsidiary Guaranty” means, individually and collectively, the Subsidiary Guaranty substantially in the form of Exhibit G and any other guaranty executed and delivered by a Guarantor.

“Supported Letter of Credit” means a Letter of Credit for which the Company has provided Backup Support in an amount equal to the sum of (a) the Stated Amount of such Letter of Credit and (b) all fees that will be payable with respect to such Letter of Credit assuming such Letter of Credit is drawn in full on the scheduled expiration date therefor.  If a Letter of Credit is denominated in a currency other than Dollars, then the amount specified in clause (a) shall be in the currency in which such Letter of Credit is denominated or other arrangements shall be made so that the Agent and the Issuers are satisfied, in their sole discretion, that the amount of Backup Support for such Letter of Credit is sufficient to account for currency fluctuations during the remaining term of such Letter of Credit.

“Surety Bonds” means all bonds issued for the account of the Company or any Subsidiary to assure the performance thereby (or to the extent issued in the ordinary course of business, any other Person) under any contract entered into in the ordinary course of business.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, Surety Bonds, Remarketing Agreements and similar instruments.

“Surety L/C’s” means letters of credit which are issued for the account of the Company or any Subsidiary to provide credit support, in the ordinary course of business, for (a) a contract bid by such Person, (b) the performance by such Person under any contract, (c) any warranty extended by such Person, (d) the repayment of advance payments made to such Person and (e) self-insurance or fully-fronted insurance with respect to the Company or any Subsidiary.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Borrower or any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in subsection (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Swing Line Commitment” means at any time, the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.05.  The Swing Line Commitment is a part of the Aggregate Revolving Commitment, rather than a separate, independent commitment.

“Swing Line Lender” means Bank of America, in its capacity as provider of the Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” means a Loan denominated in Dollars made by the Swing Line Lender.

“Swing Line Rate” means, at any time, for any Swing Line Loan, (a) prior to a request by the Swing Line Lender for participation in such Swing Line Loan by the Revolving Lenders pursuant to Section 2.06(b), the rate agreed to by the Company and the Swing Line Lender with respect to such Swing Line Loan and (b) thereafter, the Base Rate plus the Applicable Base Rate Margin.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Commitment” means, as to any Term A Lender, such Term A Lender’s obligation to fund a Term A Loan pursuant to Section 2.01(b) and/or 2.21.  The amount of the Term A Commitment of each Term A Lender as of the Effective Date is set forth across from such Lender’s name on Schedule 2.01 under the heading “Term A Commitment”.  The aggregate principal amount of the Term A Commitments of all of the Lenders as in effect on the Effective Date is FOUR HUNDRED MILLION DOLLARS ($400,000,000).

“Term A Facility” means, at any time, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means, at any time, any Lender that holds Term A Loans at such time.

“Term A Loans” has the meaning specified in Section 2.01(b).

“Term A Maturity Date” means the earlier to occur of (a) March 21, 2019 and (b) the date on which the Term A Loans become due and payable pursuant to Section 9.02.

“Term A Percentage” means, as to any Term A Lender, the percentage which (a) the Term A Commitment of such Lender (or, after the Effective Date, the principal amount of such Lender’s Term A Loan) is of (b) the aggregate amount of Term A Commitments (or, after the Effective Date, the aggregate principal amount of all Term A Loans).

“Term Commitment” means, as the context may require, either a Term A Commitment or an Add-On Term Commitment.

“Term Facility” means, at any time, the Term A Facility and each applicable Add-On Term Facility.

“Term Facility Increase Effective Date” has the meaning specified in Section 2.21(b)(i).

“Term Lender” means, at any time and as the context may require, a Term A Lender and/or an Add-On Term Lender.

“Term Loan” means, at any time and as the context may require, a Term A Loan and/or an Add-On Term Loan.

“Term Maturity Date” means, as the context may require, the Term A Maturity Date and/or the applicable Add-On Term Maturity Date.

“Term Percentage” means, as the context may require, the Term A Percentage and/or the applicable Add-On Term Percentage.

“Threshold Amount” means, at any time, $75,000,000.

“Total Percentage” means, as to any Lender, the percentage which (a) the Revolving Commitment of such Lender (or, after the termination of the Revolving Commitments, the sum of the unpaid principal amount of the Revolving Loans of such Lender plus the participations of such Lender in all Letters of Credit, Swing Line Loans and Fronted Offshore Currency Loans) plus the unpaid principal amount of the Term Loans of such Lender is of (b) the sum of the Revolving Commitment (or, after the termination of the Revolving Commitments, the Total Revolving Usage) plus the unpaid principal amount of all Term Loans; provided that if and so long as any Lender is a Defaulting Lender, such Lender’s Total Percentage shall be deemed for purposes of this definition to be reduced to the extent of the defaulted amount, and the Total Percentage of the applicable Issuer, Swing Line Lender or Fronting Lender, as applicable, shall be deemed for purposes of this definition to be increased to such extent.

“Total Revolving Usage” means, at any time, the sum at such time of (a) the Dollar Equivalent principal amount of all outstanding Revolving Loans and Swing Line Loans plus (b) the amount of all L/C Obligations plus (c) the aggregate amount of all Fronted Offshore Currency Commitments.

“Type” of Loan means the status of such Loan as a Base Rate Loan or an Offshore Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Illinois.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfunded Pension Liability” means, with respect to any Plan, the excess of such Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 3.03(b).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.01(e)(ii)(B)(III).

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is entitled to vote in the election of the Board of Directors of such Person.

“Wholly-Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case (or, in the case of Persons other than corporations, membership interests or other equity interests), at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

1.02                             Other Interpretive Provisions.

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 Section, subsection, clause, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)                                  (i)                                     The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)                                  The term “including” is not limiting and means “including without limitation.”

(iii)                               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d)                                 Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)                                  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)                                   This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)                                  This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.

1.03                             Accounting Principles.  (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effect of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                                 References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

(c)                                  For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein (other than with respect to the preparation and delivery of financial statements), GAAP will be deemed to treat operating leases in a manner consistent with its treatment under generally accepted accounting principles as of July 30, 2010, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(d)                                 If any change in GAAP occurs after the date of this Agreement and such change results in a material variation in the method of calculation of financial covenants or other terms of this Agreement or in what Subsidiaries are consolidated for financial reporting purposes, then the Company, the Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such change so that the criteria for evaluating the Company’s financial condition will be the same after such change as if such change had not occurred.

1.04                             Currency Equivalents Generally.  For all purposes of this Agreement (but not for purposes of the preparation of any financial statements, any schedules pertaining to Foreign Subsidiaries or any compliance certificates delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.

1.05                             Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.06                             Times of Day.  Unless otherwise specified, all references herein to times of day (including any references to “local time”) shall be references to Chicago, Illinois time.

ARTICLE II

THE CREDITS

2.01                             The Credits.

(a)                                 Revolving Loans.  Each Revolving Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Borrowers (each such loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Effective Date to the Revolving Termination Date, in Dollars and/or one or more Offshore Currencies, in an aggregate Dollar Equivalent amount not at any time exceeding such Lender’s Revolving Commitment; provided that (a) the Total Revolving Usage shall not at any time exceed the Aggregate Revolving Commitment; and (b) the sum of (i) the Dollar Equivalent principal amount of all outstanding Revolving Loans of any Revolving Lender plus (ii) such Revolving Lender’s Revolving Percentage of (x) all outstanding Swing Line Loans, (y) the amount of all L/C Obligations and (z) the Dollar Equivalent principal amount of all outstanding Fronted Offshore Currency Loans shall not at any time exceed such Revolving Lender’s Revolving Commitment.  Subject to the foregoing and the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.10 and reborrow under this Section 2.01(a).

(b)                                 Term A Loan.  Subject to Section 11.25(f) of this Agreement, each Lender severally agrees to make its portion of a term loan (the “Term A Loan”) to the Company in Dollars on the Effective Date in an amount not to exceed such Lender’s Term A Commitment.  Amounts repaid on the Term A Loan may not be reborrowed.

2.02                             Loan Accounts.  (a) The Loans made by each Lender and the Letters of Credit Issued by each Issuer shall be evidenced by one or more accounts or records maintained by such Lender or Issuer, as the case may be, in the ordinary course of business.  The accounts or records maintained by the Agent, each Issuer and each Lender shall be conclusive absent demonstrable error of the amount of the Loans made by the applicable Lenders to the Borrowers and the Letters of Credit, and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

(b)                                 Each Borrower shall, at the request of any Lender, issue to such Lender a single note (each a “Note”), substantially in the form of Exhibit E, to evidence such Lender’s Loans to such Borrower.  Each Lender may, instead of or in addition to maintaining a loan account, endorse on the schedule annexed to its Note the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by a Borrower with respect thereto.  Each such Lender is irrevocably authorized by the Borrowers to endorse its Note and each Lender’s record shall be conclusive absent manifest error; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of any Borrower hereunder or under any such Note to such Lender.

(c)                                  Each Lender may make Credit Extensions hereunder to any Subsidiary Borrower that is a Foreign Subsidiary from any agency, branch or Affiliate of such Lender.  Such agency, branch or Affiliate shall, to the extent of any Credit Extensions made by it, have all the rights of such Lender hereunder; provided that such Lender shall, to the exclusion of such agency, branch or Affiliate, continue to have all the voting rights vested in it by the terms hereof.

2.03                             Procedure for Borrowing.  (a) Each Borrowing shall be made upon the applicable Borrower’s irrevocable notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 11:00 a.m. (local time) (i) two Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in Dollars, (ii) four Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in a currency specified in the definition of “Offshore Currency” on the Effective Date, (iii) the number of Business Days determined by the Agent to be customary for its syndicated credit facilities, if such Offshore Rate Loans are to be denominated in a currency not covered by the preceding clause (ii), and (iv) on the requested Borrowing Date, in the case of Base Rate Loans), specifying:

(A)                               the amount of such Borrowing, which shall (unless such Borrowing is being requested (or deemed to be requested) pursuant to Section 2.06(b) or 3.03(b)) be (x) a Dollar Equivalent amount not less than $5,000,000 (or such lesser amount agreed to by the Agent) and (y) a higher integral multiple of 500,000 units of the Applicable Currency;

(B)                               the requested Borrowing Date, which shall be a Business Day;

(C)                               the Class and Type of Loans comprising such Borrowing;

(D)                               with respect to Offshore Rate Loans, the duration of the Interest Period applicable to such Loans included in such notice (and, if a Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing of Offshore Rate Loans, such Interest Period shall be one month);

(E)                                with respect to Offshore Rate Loans, the Applicable Currency for such Borrowing; and

(F)                                 the identity of the Borrower requesting such Borrowing.

(b)                                 The Agent will promptly notify each applicable Lender of its receipt of any Notice of Borrowing and (i) in respect of Borrowings of any Class of Term Loans, the amount of each applicable Term Lender’s Term Percentage of such Borrowing and (ii) in respect of Borrowings of Revolving Loans (other than Offshore Rate Loans to the extent covered by Section 2.08), (x) the amount of such Lender’s Revolving Percentage of such Borrowing and (y) if such Borrowing is in an Offshore Currency, the aggregate Dollar Equivalent amount of such Borrowing and the applicable Spot Rate used by the Agent to determine such aggregate Dollar Equivalent amount.  The Agent shall also give the Company prompt notice of the matters referred to in clause (ii)(y) of the preceding sentence.

(c)                                  Each Lender will make the amount of its Applicable Percentage of each Borrowing available to the Agent for the account of the applicable Borrower at the Agent’s Payment Office by 1:00 p.m.  (local time) on the Borrowing Date and in the Applicable Currency requested by such Borrower in funds immediately available to the Agent.  The proceeds of all such Loans will then be made available to the applicable Borrower by the Agent at such office by crediting the account of such Borrower on the books of Bank of America with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as and when received by the Agent.

(d)                                 After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than 15 different Interest Periods in effect.

(e)                                  Each Borrower hereby authorizes the Lenders and the Agent to accept Notices of Borrowing based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrower.  Each Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice, signed by a Responsible Officer or an authorized designee.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.04                             Conversion and Continuation Elections.  (a) Each Borrower may, with respect to Loans other than Fronted Offshore Currency Loans, upon irrevocable notice to the Agent in accordance with Section 2.04(b):

(i)                                     elect to convert Loans denominated in Dollars from one Type to the other Type; provided that (x) any partial conversion of Loans shall be in (A) an aggregate amount not less than $5,000,000 (or such lesser amount agreed to by the Agent) and (B) an integral multiple of $500,000 and (y) any conversion of Offshore Rate Loans into Base Rate Loans may occur only on the last day of the applicable Interest Period therefor; or

(ii)                                  elect as of the last day of the applicable Interest Period, to continue any Offshore Rate Loans having Interest Periods expiring on such day (or any part thereof in an aggregate Dollar Equivalent amount that is (A) not less than $5,000,000 (or such lesser amount agreed to by the Agent) and (B) an integral multiple of 500,000 units of the Applicable Currency);

provided that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment or conversion of part thereof to be less than the Dollar Equivalent of $5,000,000, such Offshore Rate Loans shall (x) if denominated in Dollars, be converted into Base Rate Loans, or (y) if denominated in an Offshore Currency, be prepaid, in each case on the last day of the Interest Period therefor.

(b)                                 Each Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 10:30 a.m.  (local time) at least (i) two Business Days in advance of the Conversion/Continuation Date, if the applicable Loans are to be converted into or continued as Offshore Rate Loans denominated in Dollars, (ii) four Business Days in advance of the Conversion/Continuation Date, if the applicable Revolving Loans are to be continued as Offshore Rate Loans denominated in a currency specified in the definition of “Offshore Currency” on the Effective Date, (iii) the number of Business Days determined by the Agent to be customary for its syndicated credit facilities, if the applicable Revolving Loans are to be continued as Offshore Rate Loans in a currency not covered by the preceding clause (ii), and (iv) on the Conversion/Continuation Date, if the applicable Loans are to be converted into Base Rate Loans, specifying:

(A)                               the proposed Conversion/Continuation Date;

(B)                               the aggregate amount of Loans to be converted or continued;

(C)                               the Type of Loans resulting from the proposed conversion or continuation; and

(D)                               other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)                                  If upon the expiration of any Interest Period applicable to Offshore Rate Loans, a Borrower has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, as the case may be, then such Borrower shall be deemed to have elected to continue such Loans as Offshore Rate Loans to itself denominated in the same currency and having a one-month Interest Period effective as of the expiration date of such expiring Interest Period.

(d)                                 The Agent will promptly notify each applicable Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by a Borrower, of the details of any automatic conversion or continuation.  All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e)                                  Unless the Required Revolving Lenders or Required Term Lenders of the relevant Class of Term Loans, as applicable, otherwise consent, during the existence of a Specified Default, no Borrower may elect to have a Revolving Loan or a Term Loan of such Class converted into or continued as an Offshore Rate Loan.

(f)                                   During the existence of an Event of Default, the Required Revolving Lenders may require, by notice to the Borrowers and the Agent, that all outstanding Revolving Loans that are Offshore Rate Loans denominated in an Alternative Currency be prepaid, or be redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(g)                                  After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than 15 different Interest Periods in effect.

(h)                                 Each Borrower hereby authorizes the Lenders and the Agent to accept Notices of Conversion/Continuation based on telephonic notices made by any Person, the Agent or any Lender in good faith believes to be acting on behalf of such Borrower.  Each Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice, signed by a Responsible Officer or an authorized designee.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.05                             The Swing Line Loans.  Subject to the terms and conditions hereof, the Swing Line Lender may in its sole discretion make Swing Line Loans denominated in Dollars to the Company from time to time prior to the Revolving Termination Date in an aggregate principal amount at any one time outstanding not to exceed ONE HUNDRED MILLION DOLLARS ($100,000,000); provided that after giving effect to any such Swing Line Loan, the Total Revolving Usage shall not exceed the Aggregate Revolving Commitment.  Prior to the Revolving Termination Date, the Company may use the Swing Line Commitment by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  All Swing Line Loans shall bear interest at the Swing Line Rate and shall not be entitled to be converted into Loans that bear interest at any other rate.

2.06                             Procedure for Swing Line Loans.  (a) The Company may borrow under the Swing Line Commitment on any Business Day until the Revolving Termination Date; provided that the Company shall give the Swing Line Lender irrevocable written notice signed by a Responsible Officer or an authorized designee (which notice must be received by the Swing Line Lender prior to 2:00 p.m. (local time)) with a copy to the Agent specifying the amount of the requested Swing Line Loan, which shall be in an integral multiple of $100,000.  Unless the Swing Line Lender has received prior notice (by telephone or in writing) from the Agent on the date of the proposed Swing Line Loan that one or more of the applicable conditions specified in Article V is not then satisfied, the proceeds of a requested Swing Line Loan will be made available by the Swing Line Lender to the Company in immediately available funds at the office of the Swing Line Lender by 4:00 p.m. (local time) on the date of such notice of borrowing.  The Company may at any time and from time to time, prepay the Swing Line Loans, in whole or in part, without premium or penalty, by notifying the Swing Line Lender prior to 2:00 p.m. (local time) on any Business Day of the date and amount of prepayment with a copy to the Agent.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.  Partial prepayments shall be in an integral multiple of $100,000.

(b)                                 If any Swing Line Loan shall remain outstanding at 11:00 a.m. (local time) on the fifth Business Day following the date of such Swing Line Loan and if by such time on such fifth Business Day the Agent shall not have received either (i) a Notice of Borrowing delivered by the Company pursuant to Section 2.03 requesting that Revolving Loans be made pursuant to Section 2.01 on the immediately succeeding Business Day in an amount at least equal to the principal amount of such Swing Line Loan for the purpose of refunding such Swing Line Loan or (ii) any other notice satisfactory to the Agent indicating the Company’s intent to repay such Swing Line Loan on or before the immediately succeeding Business Day with funds obtained from other sources or to extend such Swing Line Loan, then on such Business Day the Swing Line Lender shall (and on any Business Day the Swing Line Lender in its sole discretion may), on behalf of the Company (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request the Agent to notify each Revolving Lender to make a Revolving Loan consisting of a Base Rate Loan in an amount equal to such Revolving Lender’s Revolving Percentage of (A) in the case of such a request which is required to be made, the amount of the relevant Swing Line Loan and (B) in the case of such a discretionary request, the aggregate principal amount of the Swing Line Loans outstanding on the date such notice is given; provided that absent notice by the Company to the contrary by such time on such fifth Business Day, the Company shall be deemed to have requested, at the end of such five Business Day period, that each outstanding Swing Line Loan be extended for an additional period of five Business Days, so long as the conditions specified in Section 5.02 would be satisfied at the beginning of each such additional period, treating each such extension as if it were the making of a new Loan.  Unless any of the events described in Section 9.01(f) or (g) shall have occurred with respect to the Company (in which event the procedures of subsection (d) of this Section 2.06 shall apply) each Revolving Lender shall make the proceeds of its Revolving Loan available to the Agent (and the Agent may during a Specified Default apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Agent’s Payment Office in funds immediately available prior to 1:00 p.m. (local time) on the Business Day next succeeding the date such notice is given.  The proceeds of such Revolving Loans shall be immediately applied to repay the outstanding Swing Line Loans.  Effective on the day such Revolving Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note.  The Company shall pay to the Swing Line Lender, promptly following the Swing Line Lender’s demand, the amount of its outstanding Swing Line Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such outstanding Swing Line Loans.

(c)                                  Notwithstanding anything herein to the contrary, the Swing Line Lender (i) shall not be obligated to make any Swing Line Loan if the conditions set forth in Article V have not been satisfied and (ii) shall not make any requested Swing Line Loan if, prior to 11:00 a.m.  (local time) on the date of such requested Swing Line Loan, it has received a written notice from the Agent or any Revolving Lender directing it not to make further Swing Line Loans because any condition specified in Article V is not then satisfied.

(d)                                 If prior to the making of a Revolving Loan required to be made by Section 2.06(b) a Specified Default shall have occurred and be continuing with respect to the Company, each Revolving Lender will, on the date such Revolving Loan was to have been made pursuant to the notice described in Section 2.06(b), purchase an undivided participating interest in all outstanding Swing Line Loans in an amount equal to its Revolving Percentage of the aggregate principal amount of all such Swing Line

Loans.  Each Revolving Lender will immediately transfer to the Agent for the benefit of the Swing Line Lender, in immediately available funds, the amount of its participation.

(e)                                  Whenever, at any time after a Revolving Lender has purchased a participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to the Agent for delivery to each Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Lender will return to the Agent for delivery to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(f)                                   Each Revolving Lender’s obligation to make the Revolving Loans referred to in Section 2.06(b) and to purchase participating interests pursuant to Section 2.06(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or the Company may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company, any Subsidiary or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.07                             The Fronted Offshore Currency Loans.

(a)                                 Upon the satisfaction of the conditions precedent set forth in Article V and in the applicable Offshore Currency Addendum, from the later of the date of this Agreement and the date of execution of the applicable Offshore Currency Addendum to the Revolving Termination Date (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum), each Fronting Lender agrees, on the terms and conditions set forth in this Agreement and in the applicable Offshore Currency Addendum, to make Fronted Offshore Currency Loans under such Offshore Currency Addendum to the applicable Borrower party to such Offshore Currency Addendum from time to time in the applicable Alternative Currency, in an aggregate Dollar Equivalent principal amount not to exceed such Fronting Lender’s applicable Fronted Offshore Currency Commitment (the amount of which shall in no event be, if not zero, less than the Dollar Equivalent of $10,000,000 or a higher integral multiple of $1,000,000); provided that, at no time shall the Dollar Equivalent of the Fronted Offshore Currency Loans for any specific Alternative Currency exceed the maximum amount specified as the maximum amount for such Alternative Currency in the applicable Offshore Currency Addendum other than as a result of currency fluctuations.  Subject to the terms of this Agreement and the applicable Offshore Currency Addendum, the applicable Borrowers may borrow, repay and reborrow Fronted Offshore Currency Loans in the applicable Alternative Currency at any time prior to the Revolving Termination Date (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum).  Upon the Revolving Termination Date (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum), the outstanding principal balance of the Fronted Offshore Currency Loans shall be paid in full by the applicable Borrower; and prior to the Revolving Termination Date, prepayments of the Fronted Offshore Currency Loans shall be made by the applicable Borrower if and to the extent required by Section 2.11(b).  For the avoidance of doubt, it is understood that no Lender shall have any obligation to become a Fronting Lender.

(b)                                 The applicable Borrower shall pay the applicable Fronting Lender a fronting fee in respect of each Fronted Offshore Currency Loan in accordance with the Offshore Currency Addendum (or other agreement with such Fronting Lender).

(c)                                  Except as otherwise required by applicable law, in no event shall any Fronting Lender have the right to accelerate the Fronted Offshore Currency Loans outstanding under any Offshore Currency Addendum prior to the stated termination date in respect thereof, except that each Fronting Lender shall have such right upon an acceleration of the Revolving Loans pursuant to Article IX.

(d)                                 Each Fronting Lender shall furnish to the Agent and the Company not less frequently than monthly, at the end of each calendar quarter, and at any other time upon the request of the Agent or the Company, a statement setting forth the outstanding Fronted Offshore Currency Loans made and repaid during the period since the last such report.

(e)                                  Immediately and automatically upon the occurrence of a Specified Default, each Revolving Lender shall be deemed to have unconditionally and irrevocably purchased from the applicable Fronting Lender, without recourse or warranty, an undivided interest and participation in each Fronted Offshore Currency Loan ratably in an amount equal to such Lender’s Revolving Percentage of the amount of principal and accrued interest of such Loan, and such Fronted Offshore Currency Loans shall, as the Required Lenders shall direct, either be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.  Each of the Lenders shall pay to the applicable Fronting Lender not later than two Business Days following a request for payment from such Fronting Lender, in Dollars, an amount equal to the undivided interest in and participation in the Fronted Offshore Currency Loan purchased by such Lender pursuant to this Section 2.07(e), and the Agent may apply Cash Collateral available with respect to the applicable Fronted Offshore Currency Loan.  If any Lender fails to make payment to the applicable Fronting Lender of any amount due under this Section 2.07(e), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives from such Lender an amount sufficient to discharge such Lender’s payment obligation as prescribed in this Section 2.07(e) together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand by the applicable Fronting Lender and ending on the date such obligation is fully satisfied.  The Agent will promptly remit all payments received as provided above to the applicable Fronting Lender.  In consideration of the risk participations prescribed in this Section 2.07(e), each Lender shall receive, from the accrued interest paid for periods prior to the conversion of any Fronted Offshore Currency Loan as described above by the applicable Borrower on each Fronted Offshore Currency Loan, a fee equal to such Lender’s Revolving Percentage of the Applicable Offshore Rate Margin component of the interest accrued on such Loan, as in effect from time to time during the period such interest accrued.  Such portion of the interest paid by the applicable Borrower on Fronted Offshore Currency Loans to the applicable Fronting Lender shall be paid as promptly as possible by such Fronting Lender to the Agent, and the Agent shall as promptly as possible convert such amount into Dollars at the Spot Rate and apply such resulting amount ratably among the Revolving Lenders (including the Fronting Lenders) in proportion to their respective Revolving Percentages.

(f)                                   Whenever, at any time after a Revolving Lender has purchased a participating interest in a Fronted Offshore Currency Loan, the applicable Fronting Lender receives any payment on account thereof, such Fronting Lender will distribute to the Agent (and the Agent shall as promptly as possible convert such payment into Dollars at the Spot Rate) for delivery to each Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided that if such payment received by such Fronting Lender is required to be returned, such

Revolving Lender will return to the Agent for delivery to such Fronting Lender any portion thereof previously distributed to it by the Agent or such Fronting Lender.

(g)                                  Each Revolving Lender’s obligation to purchase the participating interests referred to in Section 2.07(e) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or any Borrower may have against any Fronting Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(h)                                 The specification of payment of Fronted Offshore Currency Loans in the related Alternative Currency at a specific place pursuant to this Agreement is of the essence.  Such Alternative Currency shall, subject to this Section 2.07, be the currency of account and payment of such Loans under this Agreement and the applicable Offshore Currency Addendum.  Notwithstanding anything in this Agreement, the obligation of the applicable Borrower in respect of such Loans shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the applicable Alternative Currency and transfer to such Lender under normal banking procedure, does not yield the amount of such Alternative Currency due under this Agreement or the applicable Offshore Currency Addendum.  If any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such Alternative Currency due under this Agreement or the applicable Offshore Currency Addendum, the applicable Borrower shall pay such deficiency to the applicable Lender (and such Lender shall have an independent cause of action against such Borrower for such deficiency.)  If any payment, upon conversion and transfer, results in payment in excess of the amount of such Alternative Currency due under this Agreement or the applicable Offshore Currency Addendum, the applicable Lender shall refund such excess to the applicable Borrower.

2.08                             Utilization of Commitments in Offshore Currencies; Valuation.

(a)                                 The Agent will determine the Dollar Equivalent amount of each Offshore Rate Loan and each Letter of Credit denominated in a currency other than Dollars on each Computation Date, and such determination shall be conclusive absent demonstrable error.  The Agent will provide the Company with the amount so determined upon request and, in any event, promptly following the end of each month.

(b)                                 Upon receipt of any Notice of Borrowing of Offshore Currency Loans, the Agent will promptly notify each Revolving Lender of the approximate amount of such Lender’s Revolving Percentage of such Borrowing, and the Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Revolving Lender of the exact amount of such Revolving Lender’s Revolving Percentage of such Borrowing.  In the case of a proposed Borrowing comprised of Offshore Currency Loans, the Revolving Lenders shall be under no obligation to make Offshore Currency Loans in the requested Offshore Currency as part of such Borrowing if the Agent has received notice from any Revolving Lender by 3:00 p.m.  (local time) three Business Days prior to the day of such Borrowing stating that (i) such Lender cannot provide Loans in such Offshore Currency without adverse tax or legal consequences and/or (ii) such Lender does not provide loans in such Offshore Currency generally, in which event the Agent will give notice to the Company no later than 4:00 p.m.  (local time) three Business Days prior to the requested date of such Borrowing that a Borrowing in such Offshore Currency is not then available, no such Borrowing shall be made and any request for a Revolving Loan in such Offshore Currency shall be deemed withdrawn and shall otherwise be without effect.

(c)                                  In the case of a proposed continuation of Offshore Currency Loans for an additional Interest Period pursuant to Section 2.04, the Revolving Lenders shall be under no obligation to continue such Offshore Currency Loans if the Agent has received notice from any of the Revolving Lenders by 4:00 p.m.  (local time) three Business Days prior to the day of such continuation that such Revolving Lender cannot continue to provide Loans in the applicable Offshore Currency, in which event the Agent will give notice to the Company not later than 9:00 a.m.  (local time) on the second Business Day prior to the requested date of such continuation that the continuation of such Offshore Currency Loans in such Offshore Currency is not then available, and notice thereof also will be given promptly by the Agent to the Revolving Lenders.  If the Agent shall have so notified the Company that any such continuation of Offshore Currency Loans is not then available, any Notice of Continuation/Conversion with respect thereto shall be deemed withdrawn and such Offshore Currency Loans shall be redenominated into Revolving Loans consisting of Base Rate Loans assumed by the Company in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans.  The Agent will promptly notify the Company and the Revolving Lenders of any such redenomination and in such notice by the Agent to each Revolving Lender the Agent will state the aggregate Dollar Equivalent amount of the redenominated Offshore Currency Loans assumed by the Company as of the Computation Date with respect thereto and such Revolving Lender’s Revolving Percentage thereof.

(d)                                 Notwithstanding anything herein to the contrary, during the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding Offshore Currency Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.  The Agent will promptly notify the applicable Borrower of any such prepayment or redenomination request.

(i)                                     The Company may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than Dollars and those currencies specifically listed in the definition of “Offshore Currency”; provided that (x) such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars and (y) such requested currency shall only be treated as a “LIBOR Quoted Currency” to the extent that there is a published LIBOR rate for such currency.  In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Agent and each Revolving Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Agent and each Issuer.

(ii)                                  Any such request shall be made to the Agent not later than 11:00 a.m., five (5) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Agent and, in the case of any such request pertaining to Letters of Credit, the Issuers, in its or their sole discretion).  In the case of any such request pertaining to Revolving Loans, the Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Agent shall promptly notify each Issuer thereof.  Each Revolving Lender (in the case of any such request pertaining to Revolving Loans) or each Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Agent, not later than 11:00 a.m., two (2) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(iii)                               Any failure by a Lender or an Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuer, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency.  If the Agent and all the Revolving

Lenders consent to making Revolving Loans in such requested currency and the Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Agent shall so notify the Company and (A) the Agent, such Lenders and the Company may amend the definition of Offshore Base Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Offshore Base Rate for such currency and (B) to the extent the definition of Offshore Base Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Offshore Currency for purposes of any Borrowings of Revolving Loans.  If the Agent and the Issuers consent to the issuance of Letters of Credit in such requested currency, the Agent shall so notify the Company and (x) the Company and the Issuers may amend the definition of Offshore Base Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Offshore Base Rate for such currency and (B) to the extent the definition of Offshore Base Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Offshore Currency, for purposes of any Letter of Credit issuances.  If the Agent shall fail to obtain consent to any request for an additional currency under this Section 2.08(d), the Agent shall promptly so notify the Company.

(e)                                  Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect (i) the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro and (ii) any change in currency of any other country and any relevant market conventions or practices relating to the change in currency; provided, that, in each case, the Agent shall have generally implemented such changes of construction (with respect to the applicable currency) as administrative agent under other credit facilities with respect to which it acts as administrative agent and that contain a provision substantially similar to this sentence.

2.09                             Voluntary Termination or Reduction of Revolving Commitments.  (a) The Company may, upon not less than five Business Days’ prior notice to the Agent (which notice may be conditioned upon the consummation of replacement financing), terminate the Revolving Commitments, or permanently reduce the Aggregate Revolving Commitment by $10,000,000 or any higher integral multiple of $1,000,000; provided that the Aggregate Revolving Commitment shall not be reduced to an amount less than the Total Revolving Usage.  Once reduced in accordance with this subsection (a), the Aggregate Revolving Commitment may not be increased, except as provided in Section 2.20.  Any reduction of the Aggregate Revolving Commitment shall be applied to reduce the Revolving Commitment of each Revolving Lender according to its Revolving Percentage.

(b)                                 At no time shall the sum of the Swing Line Commitment and the Fronted Offshore Currency Commitments exceed the Aggregate Revolving Commitment, and any reduction of the Aggregate Revolving Commitment which reduces the Aggregate Revolving Commitment below the then-current sum of the Swing Line Commitment and the Fronted Offshore Currency Commitments shall result in an automatic corresponding reduction of the Swing Line Commitment and/or the Fronted

Offshore Currency Commitments (as specified by the Company or, in the absence of such specification, pro rata according to the amounts thereof) so that the sum thereof is equal to the Aggregate Revolving Commitment, as so reduced.  At no time shall the sum of the Swing Line Commitment plus any Fronted Offshore Currency Commitment of any Lender exceed the Revolving Commitment of such Lender, and any reduction of the Aggregate Revolving Commitment which reduces the Revolving Commitment of such Lender below the then-current sum of the Swing Line Commitment plus the Fronted Offshore Currency Commitment of such Lender shall result in an automatic corresponding reduction of the Swing Line Commitment and the Fronted Offshore Currency Commitment of such Lender, on a ratable basis, to the amount of the Revolving Commitment of such Lender, as so reduced, without any action on the part of such Lender.

2.10                             Optional Prepayments.  Subject to Section 4.05, any Borrower may, at any time or from time to time, upon not less than two Business Days’ irrevocable notice to the Agent (which notice may be conditioned upon the consummation of replacement financing), in respect of Offshore Rate Loans (other than Fronted Offshore Currency Loans, except as otherwise provided in the applicable Offshore Currency Addendum), and in respect of Base Rate Loans, by not later than 10:30 a.m. (local time) on the prepayment date, prepay Loans in whole or in part, in an aggregate minimum amount that is (a) not less than the Dollar Equivalent of $5,000,000 (or such lesser amount agreed to by the Agent) and (b) a higher integral multiple of 500,000 units of the Applicable Currency.  Such notice of prepayment shall specify the date and amount of such prepayment, which Loans are to be prepaid and the Class(es) and Type(s) of such Loans to be prepaid and, in the case of a prepayment of Term Loans, the installments to which such prepayment shall be applied.  The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Percentage of such prepayment, subject to Section 3.12, if applicable.  If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together, in the case of Offshore Rate Loans, with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.05.

2.11                             Mandatory Prepayments of Loans.  (a) If the Agent notifies the Company at any time that the Total Revolving Usage at such time exceeds an amount equal to 105% of the Aggregate Revolving Commitment then in effect, then, within two Business Days after receipt of such notice, the applicable Borrowers shall prepay Loans and/or the applicable Borrowers shall Cash Collateralize (or provide other Backup Support for) the L/C Obligations in an aggregate amount sufficient to reduce the Total Revolving Usage as of such date of payment to an amount not to exceed 100% of the Aggregate Revolving Commitment then in effect.

(b)                                 If at any time of calculation by the Agent (pursuant to Section 2.08(a) or otherwise) the Dollar Equivalent principal amount of all outstanding Fronted Offshore Currency Loans in the same Alternative Currency exceeds the aggregate Fronted Offshore Currency Commitments with respect thereto as a result of fluctuations in currency exchange rates, the applicable Borrowers shall, within two Business Days after receipt of notice thereof, prepay Fronted Offshore Currency Loans in an amount sufficient to eliminate such excess.

(c)                                  If the Company, any Material Domestic Subsidiary or any Securitization Subsidiary receives any Net Cash Proceeds from any of the following events, the Company shall, for so long as any Term Loans are outstanding, apply such Net Cash Proceeds at the following times, in the following amounts (in each case rounded down to an integral multiple of $100,000) and in the order of application set forth in subsection (d) below (any such application, a “Proceeds Application”):

(i)                                     Within five Business Days following the receipt of any Net Cash Proceeds from any Prepayment Disposition (other than (A) at any time that the Leverage Ratio is less than 3.50 to 1.0 on a pro forma basis immediately after giving effect to any Permitted Securitization, the first $375,000,000 in Net Cash Proceeds from any Permitted Securitization made after the Effective Date that is permitted by Section 8.02(d); and (B) the first $25,000,000 of Net Cash Proceeds from any Disposition made after the Effective Date that is permitted solely by Section 8.02(p)), whether by merger, consolidation or otherwise, the Company shall make a Proceeds Application in an amount (rounded down as provided above) equal to the result (if positive) of (x) all Net Cash Proceeds from all such Dispositions received after the Effective Date minus (y) $100,000,000 minus (z) all amounts previously applied pursuant to this clause (i) after the Effective Date.

(ii)                                  Within five Business Days following the receipt of any Net Cash Proceeds from the issuance of any Indebtedness not permitted under Section 8.05, the Company shall make a Proceeds Application in an amount (rounded down as provided above) equal to the result of (x) all Net Cash Proceeds from issuances of all such Indebtedness received after the Effective Date minus (y) all amounts previously applied pursuant to this clause (ii).

(d)                                 Each Proceeds Application shall be applied ratably to the Term Loan(s) in proportion to the original principal amounts thereof, and shall be applied ratably to the remaining installments thereof.

2.12                             Repayment.

(a)                                 The Borrowers shall repay all Revolving Loans and Swing Line Loans on the Revolving Maturity Date.

(b)                                 The Term A Loans shall be repaid in installments on the dates, and in the amounts, set forth on Schedule 2.12, with the outstanding principal balance of the Term A Loans payable on the Term A Maturity Date.

2.13                             Interest.  (a) Each Revolving Loan denominated in Dollars and each Term A Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) the Offshore Rate plus the Applicable Offshore Rate Margin or (ii) the Base Rate plus the Applicable Base Rate Margin, as the case may be (and subject to the Borrowers’ right to convert Loans from one Type to the other).  Each Revolving Loan denominated in a currency other than Dollars shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate plus the Applicable Offshore Rate Margin.  Each Fronted Offshore Currency Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the applicable Fronted Offshore Currency Rate.  Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Swing Line Rate.

(b)                                 Interest on each Revolving Loan and each Term Loan shall be paid in arrears on each Interest Payment Date and on (i) the Revolving Maturity Date, in the case of Revolving Loans, (ii) the Term A Maturity Date, in the case of Term A Loans and (iii) the applicable Add-On Term Maturity Date, in the case of an Add-On Term Loan.  Interest on Offshore Rate Loans shall also be paid on the date of any prepayment thereof for the portion of the Loans so prepaid.  During the existence of any Event of Default, interest on all Loans shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

(c)                                  Notwithstanding Section 2.13(a), (i) upon the request of the Required Lenders while any Event of Default exists or (ii) after acceleration, the applicable Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum determined by adding 2% per annum to the applicable interest rate otherwise then in effect for such Loans.

(d)                                 Anything herein to the contrary notwithstanding, the obligations of any Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any Requirement of Law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event such Borrower shall pay such Lender interest at the highest rate permitted by applicable Requirements of Law.

2.14                             Fees.  In addition to certain fees described in Section 3.08:

(a)                                 Agency and Other Fees.  The Company shall pay such fees as are required by the Fee Letter or as otherwise agreed to by the Company from time to time in connection herewith.

(b)                                 Commitment Fees.  The Company shall pay to the Agent for the account of each Revolving Lender a commitment fee on the actual daily unused portion of such Revolving Lender’s Revolving Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to the Applicable Commitment Fee Percentage.  For purposes of calculating utilization under this subsection, the Revolving Commitments shall be deemed used to the extent of the Dollar Equivalent principal amount of Revolving Loans then outstanding, plus the Dollar Equivalent principal amount of the Fronted Offshore Currency Loans then outstanding plus the amount of all L/C Obligations then outstanding, subject to adjustment as provided in Section 3.12.  For the avoidance of doubt, the outstanding amount of Swing Line Loans shall not be counted towards or considered usage of the Revolving Commitments for purposes of determining the commitment fee.  Such commitment fee shall accrue at all times from the Effective Date to the Revolving Termination Date, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, with the final payment to be made on the Revolving Termination Date; provided, that, (A) no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any commitment fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period of time prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender; provided, further, that, in connection with any reduction or termination of Revolving Commitments under Section 2.09, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Commitment Fee Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Commitment Fee Percentage separately for each period during such quarter that such Applicable Commitment Fee Percentage was in effect.

2.15                             Computation of Fees and Interest.  Interest on any Loan bearing interest at the Base Rate option or denominated in Pounds Sterling shall be computed for the actual number of days elapsed on the basis of a year of 365 or 366 days, as applicable.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year) or on such other basis as the Agent shall determine is customary for the relevant currency.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.  Each determination of an interest rate by the Agent shall be conclusive and binding on the applicable Borrower and the applicable Lenders in the absence of demonstrable error.

If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders or the applicable Issuer, as the case may be, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, automatically and without further action by the Agent, any Lender or any Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Agent, any Lender or any Issuer, as the case may be, under Section 3.03(d), 3.08(b) or 2.13(c) or under Article IX.  The Company’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

2.16                             Payments by the Borrowers.  (a) All payments to be made by the Borrowers shall be made free and clear of and without set-off, recoupment or counterclaim.  Except as otherwise specified herein, all payments by the Borrowers shall be made to the Agent for the account of the applicable Lenders at the Agent’s Payment Office no later than 11:00 a.m. (local time) on the date specified herein.  All such payments shall be made in funds immediately available to the Agent and (i) in the case of principal and interest payments with respect to Offshore Rate Loans, in the Applicable Currency, and (ii) in the case of any other amount, in Dollars or such other currency as shall be specified herein.  The Agent will promptly distribute to each applicable Lender its applicable share of such payment in like funds as received which, except as otherwise expressly provided herein, shall be based upon such Lender’s Percentage of the Loans in respect of which such payment has been made.  Any payment received by the Agent later than 1:00 p.m. (local time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)                                 Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)                                  Unless the Agent receives notice from a Borrower prior to the date on which any payment is due to the applicable Lenders that such Borrower will not make such payment in full as and when required, the Agent may assume that such Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each applicable Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent a Borrower has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

2.17                             Payments by the Lenders to the Agent.  (a) Except as otherwise expressly provided in Section 2.08 with respect to Fronted Offshore Currency Loans, unless the Agent receives notice from a Lender on or prior to the Effective Date or, with respect to any Borrowing of Revolving Loans after the Effective Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of a Borrower the amount of that Lender’s Percentage of such Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to such Borrower such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period.  A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to the Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the applicable Borrower of such failure to fund and, upon demand by the Agent, such Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)                                 The failure of any applicable Lender to make any Loan on any Borrowing Date shall not relieve any other applicable Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

2.18                             Sharing of Payments, Etc.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact and (b) purchase in Dollars from the other applicable Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.  The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the applicable Lenders following any such purchases or repayments.

2.19                             Subsidiary Borrowers.  (a) On or after the Effective Date, with the consent of the Agent, the Company may designate any Wholly-Owned Subsidiary (other than any Securitization Subsidiary and any captive insurance company Subsidiary) as a Subsidiary Borrower by delivery to the Agent of a Subsidiary Borrower Supplement executed by such Subsidiary and the Company, together with Notes in favor of each requesting Lender, and subject to the provisions of clause (b) such Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and party to this Agreement.  As soon as practicable upon receipt of a Subsidiary Borrower Supplement, the Agent will deliver a copy thereof to each Revolving Lender.

(b)                                 Notwithstanding the foregoing clause (a), no Subsidiary Borrower that is a Foreign Subsidiary (i) may borrow Revolving Loans prior to the tenth Business Day after the Agent has distributed copies of the applicable Subsidiary Borrower Supplement pursuant to the last sentence of clause (a) or (ii) may borrow or maintain Revolving Loans if any Revolving Lender has notified the Agent (which notice has not been withdrawn) that such Revolving Lender has determined in good faith that, either (A) on the date on which such Subsidiary Borrower was first eligible to borrow pursuant to the foregoing clause (i), or (B) as the result of any Change in Law after the date on which such Subsidiary Borrower was first eligible to borrow pursuant to the foregoing clause (i), such Revolving Lender cannot make or maintain Loans to such Subsidiary Borrower without (x) adverse tax or legal consequences (unless such consequences only involve the payment of money, in which case such Subsidiary Borrower may borrow and maintain Revolving Loans if it agrees to pay such Lender such amounts as such Lender determines in good faith are necessary to compensate such Revolving Lender for such consequences) or (y) violating (or raising a substantial question as to whether such Lender would violate) any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law).  Nothing in this clause (b) shall prevent a Subsidiary Borrower from borrowing Fronted Offshore Currency Loans.

(c)                                  So long as the principal of and interest on all Loans made to any Subsidiary Borrower under this Agreement shall have been paid in full and all other obligations of such Subsidiary Borrower in such capacity (other than any contingent indemnification or similar obligation not yet due and payable) shall have been fully performed, such Subsidiary Borrower may, upon not less than five Business Days’ prior written notice to the Agent (which shall promptly notify the Revolving Lenders thereof), terminate its status as a “Subsidiary Borrower”.

2.20                             Increase in Revolving Facility.  (a) Request for Increase.  Provided there exists no Default or Event of Default, upon notice to the Agent (which shall promptly notify the Revolving Lenders), the Company may, from time to time, request an increase in the Revolving Credit Facility by an aggregate amount (for all such requests, together with all increases in the Term Facility pursuant to Section 2.21(a)) not to exceed the Incremental Amount by (i) increasing the respective Revolving Commitments of one or more existing Revolving Lenders that have agreed to such increase and/or (ii) adding one or more Eligible Assignees as Revolving Lenders hereunder pursuant to joinder agreements in form and substance reasonably satisfactory to the Agent and its counsel and providing for Revolving Commitments in the respective amounts agreed to by any such Persons; provided that (A) any such request for an increase shall be in a minimum amount of $50,000,000 (or, if less, the amount representing all remaining availability under this sentence) and whole multiples of $10,000,000 in excess thereof and (B) any such additional Revolving Lender shall be subject to the approval of the Agent, the Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld or delayed).

(b)                                 Effective Date and Allocations.  If the Revolving Credit Facility is increased in accordance with this Section, the Agent and the Company shall determine the effective date (the “Revolving Credit Increase Effective Date”), and the Company, the Revolving Lenders increasing their Revolving Commitments (if any) and the new Revolving Lenders (if any) shall determine (with the approval of the Agent (such approval not to be unreasonably withheld or delayed)) the final allocation of such increase.  The Agent shall promptly notify the Company and the Revolving Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(c)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Company shall deliver to the Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.20, the representations and warranties contained in clause (a) of Section 6.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (B) no Default or Event of Default exists.  The Borrowers shall prepay any Revolving Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 4.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.  Schedule 2.01 shall be deemed revised to include any increase in the Revolving Commitments under this Section and to include thereon any Person that becomes a Revolving Lender pursuant to this Section.

(d)                                 Conflicting Provisions.  This Section shall supersede any provisions in Section 2.18 or 11.01 to the contrary.

2.21                             Increase in Term Facility.  (a) Request for Increase.  Provided there exists no Default or Event of Default, upon notice to the Agent (which shall promptly notify the Term Lenders) and without requiring the consent of any of the Lenders other than as specifically set forth in this Section, the Company may from time to time, request an increase in the Term Loans, in the form of either (i) an increase in the Term Commitments then in effect under this Agreement or (ii) the addition of one or more term loan facilities pursuant to which the Borrowers may borrow a new tranche of term loans (“Add-On Term Loans”), by an aggregate amount (for all such requests, together with all increases in the Revolving Credit Facility pursuant to Section 2.20(a)) not to exceed the Incremental Amount by (A) increasing the respective Term Commitments of, or providing for Add-On Term Loans to be made by, one or more existing Term Lenders that have agreed to such increase or to make such Add-On Term Loans, as the case may be, and/or (B) adding one or more Eligible Assignees as Term Lenders hereunder pursuant to (1) in the case of an increase in accordance with clause (a)(i) above, an amendment to this Agreement as contemplated by clause (b)(i) below, or (2) in the case of the addition of Add-On Term Loans in accordance with clause (a)(ii) above, an Add-On Term Joinder Agreement as contemplated by clause (b)(ii) below; provided that (A) any such request for an increase shall be in a minimum amount of $50,000,000 (or, if less, the amount representing all remaining availability under this sentence) and whole multiples of $10,000,000 in excess thereof and (B) any such additional Term Lender shall be subject to the approval of the Agent (which approval shall not be unreasonably withheld or delayed).

(b)                                 Conditions, etc. to Increase.

(i)                                     If any tranche of Term Loans is increased in accordance with clause (a)(i), the Agent and the Company shall determine the effective date (the “Term Facility Increase Effective Date”), and the Company, the applicable Term Lenders in such tranche increasing their applicable Term Commitments (if any) and the new Term Lenders (if any) shall determine (with the approval of the Agent (such approval not to be unreasonably withheld or delayed)) the final allocation of such increase, and the revised amortization schedule for such Term Loans after giving effect to such increase.  The Company shall determine, together with the Term Lenders participating in such increase, the interest rate, upfront fees and original issue discount, if any, for any increase under this Section, and this Agreement shall be amended, as appropriate, to reflect such terms (without the consent of any other Lender but with the consent of the Agent (such consent not to be unreasonably withheld or delayed)).  Schedule 2.01 shall be deemed revised to include any increase in the Term Commitments under this Section and to include thereon any Person that becomes a Term Lender pursuant to this Section.  The Agent shall promptly notify the Company and the Term Lenders of the final allocation of such increase and the Term Facility Increase Effective Date.

(ii)                                  The Company may, at any time, upon prior written notice to the Agent, institute a new tranche of Add-On Term Loans in accordance with clause (a)(ii); provided that

(A)                               the Company (in consultation and coordination with the Agent) shall obtain commitments for the amount of the Add-On Term Loans from existing Term Lenders and/or Eligible Assignees selected by the Company and reasonably acceptable to the Agent to become Term Lenders, which Lenders (collectively, “Add-On Term Lenders”) shall join in this Agreement as Add-On Term Lenders by executing a joinder agreement reasonably acceptable to the Agent and the Company (an “Add-On Term Joinder Agreement)”;

(B)                               no Default or Event of Default shall exist and be continuing at the time of such Add-On Term Loans;

(C)                               a Responsible Officer of the Company shall deliver to the Agent a certificate demonstrating that, upon giving effect to such Add-On Term Loans on a pro forma basis, the Company would be in compliance with the covenants set forth in Sections 8.09, 8.10 and 8.11 as of the most recent fiscal quarter for which the Company was required to deliver financial statements pursuant to Section 7.01(a) or (b);

(D)                               the maturity date for Add-On Term Loans shall be as set forth in the Add-On Term Joinder Agreement, provided that such maturity date shall not be earlier than the then latest stated maturity date for any tranche of Term Loans;

(E)                                the scheduled principal amortization payments under the Add-On Term Loans shall be as set forth in the Add-On Term Joinder Agreement; provided that the weighted average maturity of the Add-On Term Loans shall not be less than the weighted average maturity of the Term Loans made on the later of (I) the Effective Date (i.e., the Term A Loans) and (II) the Add-On Effective Date for the most recently instituted Class of Add-On Term Loans;

(F)                                 Schedule 2.01 shall be deemed revised to reflect the commitments and commitment percentages of the Add-On Term Lenders as set forth in the Add-On Term Joinder Agreement;

(G)                               as a condition precedent to such institution of the new tranche of Add-On Term Loans and the effectiveness of the Add-On Term Joinder Agreement, the Company shall deliver to the Agent a certificate of each Loan Party, dated as of the date of such institution and effectiveness, signed by a Responsible Officer of such Loan Party (I) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the Add-On Term Loans, and (II) certifying that, before and after giving effect to the Add-On Term Loans, (x) the representations and warranties contained in Article VI are true and correct in all material respects on and as of the date of the making of the Add-On Term Loans, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and (y) no Default or Event of Default exists or would result from the making of such Add-On Term Loans; and

(H)                              interest rate margins, fees and other pricing terms with respect to an Add-On Term Loan will be as set forth in the applicable Add-On Term Joinder Agreement; provided, that, except for interest rate margins, fees (including upfront fees and/or original issue discount arrangements) and other pricing terms, and as otherwise specifically provided in this clause (b)(ii), the terms of the Add-On Term Facility shall be substantially identical to the terms applicable to the Term A Facility and shall further include standard and customary tranche voting provisions (including, if applicable, voting provisions that provide Revolving Lenders with protections vis-à-vis waivers of conditions precedent to credit extensions).

The foregoing shall not impair the effectiveness of any other amendment of this Agreement, including any such amendment entered into simultaneously with the institution of the new tranche of Add-On Term Loans, in accordance with Section 11.01.

(c)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase (other than the addition of an Add-On Term Loan, which shall be subject to the requirements of Section 2.21(b)(ii)), the Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Term Facility Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the Term Facility Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.21, the representations and warranties contained in clause (a) of Section 6.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (B) no Default or Event of Default exists.  The additional Term Loans shall be made by the Term Lenders participating therein pursuant to the procedures set forth in Section 2.02.

(d)                                 Conflicting Provisions.  This Section shall supersede any provisions in Section 2.18 or 11.01 to the contrary (subject to the last sentence of clause (b) above).

2.22                             Term Loan Repurchases.

(a)                                 Notwithstanding anything to the contrary contained in any Loan Document, the Company may conduct reverse Dutch auctions from time to time in order to purchase Add-On Term Loans (each, an “Auction”) (each such Auction to be managed exclusively by the Agent or another investment bank(s) of recognized standing selected by the Company following consultation with the Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i)                                     each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section and Schedule 2.22;

(ii)                                  no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Add-On Term Loans in connection with any Auction;

(iii)                               the minimum principal amount (calculated on the face amount thereof) of Add-On Term Loans that the Company offers to purchase in any such Auction shall be no less than $50,000,000 (unless another amount is agreed to by the Agent);

(iv)                              both immediately before and after giving effect to any purchase of Add-On Term Loans pursuant to this Section, there shall be no Revolving Loans outstanding;

(v)                                 the aggregate principal amount (calculated on the face amount thereof) of all Add-On Term Loans so purchased by the Company shall automatically be cancelled and retired by the Company on the settlement date of the relevant purchase (and may not be resold);

(vi)                              prior to commencing an Auction, the Company shall have discussed the same with each of S&P and Moody’s;

(vii)                           no more than one Auction may be ongoing at any one time;

(viii)                        the Company represents and warrants that no Loan Party shall have any MNPI that both (A) has not been previously disclosed in writing to the Agent and the Lenders (other than because such Lender does not wish to receive such MNPI) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material, to a Lender’s decision to participate in the Auction; and

(ix)                              at the time of each purchase of Add-On Term Loans through an Auction, the Company shall have delivered to the Auction Manager an officer’s certificate of an Responsible Officer certifying as to compliance with the preceding clauses (i) through (viii).

(b)                                 The Company must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Add-On Term Loans pursuant to the respective Auction.  If the Company commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Company reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Add-On Term Loans pursuant to such Auction shall be satisfied, then the Company shall have no liability to any Term Lender or any other Person for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Add-On Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder.  With respect to all purchases of Add-On Term Loans made by the Company pursuant to this Section, (i) the Company shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant Offer Documents), if any, on the purchased Add-On Term Loans up to the settlement date of such purchase and (ii) such purchases (and the payments made by the Company and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.10 or 2.11.

(c)                                  The Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section (provided that no Lender shall have any obligation to participate in any such Auctions) and hereby waive the requirements of any provision of any Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section, including Sections 2.10, 2.11 and 2.18 (it being understood that purchases of Add-On Term Loans by the Company shall not constitute Investments).  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article X and Section 11.04 mutatis mutandis as if each reference therein to the “Agent” were a reference to the Auction Manager, and the Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

ARTICLE III

THE LETTERS OF CREDIT

3.01                             The Letter of Credit Subfacility.  (a) On the terms and conditions set forth herein (i) each Issuer agrees (A) from time to time on any Business Day, during the period from the Effective Date to the day which is five days prior to the Revolving Termination Date, to issue Letters of Credit for the account of the Company (or jointly for the account of the Company and any Subsidiary) in an aggregate Stated Amount in Dollars or any Alternative Currency at any one time that, the Dollar Equivalent of which, together with the aggregate Dollar Equivalent of the Stated Amount of all other outstanding Letters of Credit issued pursuant hereto (including the Existing Letters of Credit), does not exceed the L/C Commitment, and to amend or renew Letters of Credit previously issued by it, in accordance with Sections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Revolving Lenders severally agree to participate in Letters of Credit (including the Existing Letters of Credit); provided that no Issuer shall be obligated to Issue, and no Revolving Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) (1) the amount of all L/C Obligations, plus the Dollar Equivalent principal amount of all Revolving Loans and Swing Line Loans plus the Dollar Equivalent principal amount of all outstanding Fronted Offshore Currency Loans exceeds the Aggregate Revolving Commitment or (2) the participation of any Revolving Lender in the amount of all L/C Obligations plus the Dollar Equivalent principal amount of the Revolving Loans of such Revolving Lender and such Revolving Lender’s Revolving Percentage of any outstanding Swing Line Loans and Fronted Offshore Currency Loans exceeds such Lender’s Revolving Commitment.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant to this Agreement and from and after the Effective Date shall be governed by the terms and conditions hereof.

(b)                                 No Issuer is under any obligation to, and no Issuer shall, Issue any Letter of Credit if:

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuer in good faith deems material to it;

(ii)                                  such Issuer has received written notice from any Revolving Lender, the Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii)                               the expiry date of any requested Letter of Credit is (A) more than 730 days after the date of Issuance or (B) more than 730 days after the scheduled Revolving Termination Date, unless (1) the Required Lenders have approved such expiry date in writing or (2) such Letter of Credit is a Surety L/C;

(iv)                              any requested Letter of Credit is not in form and substance acceptable to such Issuer, or the Issuance of a Letter of Credit shall violate any applicable policies of such Issuer;

(v)                                 such Letter of Credit is to be denominated in a currency other than Dollars or any Alternative Currency; or

(vi)                              any Revolving Lender is at that time a Defaulting Lender, unless the Issuer has entered into arrangements, including the delivery of Cash Collateral, with the Company or such Revolving Lender to eliminate the Issuer’s actual or potential Fronting Exposure (after giving effect to Section 3.12(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(c)                                  The applicable Issuer shall be under no obligation to amend any Letter of Credit if (A) such Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms of this Agreement and (B) (I) the Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms of this Agreement or (II) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)                                 Each Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article X with respect to any acts taken or omissions suffered by such Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article X included such Issuer with respect to such acts or omissions (it being understood that this clause (A) shall apply to the relationship among such Issuer and the Lenders and shall not impair the obligations of such Issuer to the Company or any of its Subsidiaries under the terms of the applicable Letters of Credit and Issuer Documents) and (B) as additionally provided herein with respect to each Issuer.

(e)                                  Notwithstanding the foregoing, not more than $25,000,000 in aggregate Stated Amount of Letters of Credit may have expiry dates beyond the scheduled Revolving Termination Date.

3.02                             Issuance, Amendment and Renewal of Letters of Credit.  (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the applicable Issuer (with a copy sent by such Issuer to the Agent) at least three days (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of issuance; provided that five days’ prior notice (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) shall be required in respect of each Letter of Credit to be denominated in an Alternative Currency.  Each such request for issuance of a Letter of Credit shall be by facsimile, United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuer, by personal delivery or by any other means acceptable to the applicable Issuer and shall be confirmed immediately in an original writing (if required by the applicable Issuer), in the form of an L/C Application (or such other form as shall be acceptable to such Issuer), or shall be by online letter of credit software acceptable to such Issuer, and shall specify in form and detail satisfactory to such Issuer: (i) the proposed date of issuance of such Letter of Credit (which shall be a Business Day); (ii) the face amount of such Letter of Credit; (iii) the expiry date of such Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of such Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; (vii) the currency in which such Letter of Credit is to be denominated, which shall be Dollars or an Alternative Currency; and (viii) such other matters as such Issuer may require.  Additionally, the Company shall furnish the applicable Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable Issuer, the Agent and the Company may agree upon.

(b)                                 At least two Business Days prior to the Issuance of any Letter of Credit (or such shorter time as the Agent may agree in a particular instance in its sole discretion), the applicable Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application and, if not, such Issuer will provide the Agent with a copy thereof.  Unless the applicable Issuer has received notice on or before the Business Day immediately preceding the date such Issuer is to issue a requested Letter of Credit from the Agent (A) directing such Issuer not to issue such Letter of Credit because such issuance is not then permitted under Section 3.01(a) as a result of the limitations set forth in clauses (1) and (2) thereof or Section 3.01(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, such Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company in accordance with such Issuer’s usual and customary business practices.

(c)                                  From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the applicable Issuer will, upon the written request of the Company received by such Issuer (with a copy sent by such Issuer to the Agent) at least three days (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it.  Each such request for issuance of a Letter of Credit shall be by facsimile, United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuer, by personal delivery or by any other means acceptable to the applicable Issuer, and shall specify in form and detail satisfactory to such Issuer: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of such Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as such Issuer may require.  No Issuer shall be under any obligation to amend any Letter of Credit if:  (A) such amendment would extend the expiry date for, or increase the amount of, such Letter of Credit and such Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of such Letter of Credit does not accept such amendment (and no Issuer shall so amend any Letter of Credit if such Issuer has received a notice of the type described in the second sentence of Section 3.02(b)).  The Agent will promptly notify the Revolving Lenders of the receipt by it of any L/C Application or L/C Amendment Application.

(d)                                 If the Company so requests in any applicable L/C Application or L/C Amendment Application, the Issuer may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”).  Unless otherwise required by the terms of the applicable standby Letter of Credit, the Company shall not be required to make a specific request to the Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuer to permit the extension of such standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the Issuer shall not permit any such extension if (A) the Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.01 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the scheduled date of such extension from the Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the Issuer not to permit such extension.

(e)                                  This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(f)                                   Each Issuer will also deliver to the Agent:

(i)                                     concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

(ii)                                  no later than the third Business Day following the last day of each month, a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Company to such Issuing Lender during such month.

3.03                             Risk Participations, Drawings and Reimbursements.  (a) Immediately upon the Issuance of a Letter of Credit by an Issuer, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuer a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Revolving Percentage of such Revolving Lender, times (ii) the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.  For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Lender by an amount equal to the amount of such participation.

(b)                                 Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuer shall notify the Company and the Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the Issuer in such Alternative Currency, unless (A) the Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the Issuer promptly following receipt of the notice of drawing that the Company will reimburse the Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 10:00 a.m.  on the date of any payment by the Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the Issuer in an amount equal to the amount of such drawing and in the applicable currency; provided that, if the Company does not receive notice of the amount in Dollars or the applicable Alternative Currency, as the case may be, to be paid to the Issuer in respect of such Letter of Credit prior to 9:00 a.m. on such Honor Date, the Company shall (or shall cause the applicable Subsidiary to) reimburse such Issuer not later than 10:00 a.m. on the Business Day immediately following the date on which the Company receives such notice (and such reimbursement shall include interest for the period from the Honor Date to the date of reimbursement at the Base Rate (or such other rate as the Company and such Issuer shall agree) on the amount so reimbursed).  If the Company fails to so reimburse the Issuer by such time, the Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Company shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitment and the conditions set forth in Section 5.02 (other than the delivery of a Notice of Borrowing).  Any notice given by the Issuer or the Agent pursuant to this

Section 3.03(b) may be given by telephone if immediately confirmed in writing in accordance with Section 11.02; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)                                  Each Revolving Lender shall upon any notice pursuant to Section 3.03(b) make available to the Agent (and the Agent may apply Cash Collateral provided for this purpose) for the account of the relevant Issuer an amount in Dollars and in immediately available funds equal to its Revolving Percentage of the Dollar Equivalent of the amount of the drawing, whereupon the participating Revolving Lenders shall (subject to Section 3.03(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Company in that amount.  If any Revolving Lender so notified fails to make available to the Agent for the account of the relevant Issuer the amount of such Revolving Lender’s Revolving Percentage of the Dollar Equivalent of the amount of the drawing by no later than 12:00 noon (local time) on the Honor Date, then, without limiting the other provisions of this Agreement, interest shall accrue on such Revolving Lender’s obligation to make such payment, from the Honor Date to the date such Revolving Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period.  The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Revolving Lender from its obligations under this Section 3.03.

(d)                                 With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Loans to the Company in whole or in part, because of the Company’s failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Company shall be deemed to have incurred from the applicable Issuer an L/C Borrowing in the Dollar Equivalent of the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin plus 2.0% per annum, and each Revolving Lender’s payment to such Issuer pursuant to Section 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 3.03.

(e)                                  Each Revolving Lender’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the applicable Issuer and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuer, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans under this Section 3.03 is subject to the conditions set forth in Section 5.02.

3.04                             Repayment of Participations.  (a) Upon (and only upon) receipt by the Agent for the account of the applicable Issuer of immediately available funds in Dollars from the Company (i) in reimbursement of any payment made by such Issuer under the Letter of Credit with respect to which any Revolving Lender has paid the Agent for the account of such Issuer for such Revolving Lender’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Agent will promptly pay to each Revolving Lender, in the same funds as those received by the Agent for the account of such Issuer, the amount of such Revolving Lender’s Revolving Percentage of such funds, and such Issuer shall receive the amount of the Revolving Percentage of such funds of any Revolving Lender that did not so pay the Agent for the account of such Issuer.

(b)                                 If the Agent or an Issuer is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Agent for the account of such Issuer pursuant to Section 3.04(a) in reimbursement of a payment made under the applicable Letter of Credit or interest or fee thereon, each Revolving Lender shall, on demand of the Agent, forthwith return to the Agent or such Issuer the amount of its Revolving Percentage of any amounts so returned by the Agent or such Issuer plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Lender to the Agent or such Issuer, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

3.05                             Role of the Issuers.  (a) Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable Issuer shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b)                                 No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuers shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders (including the Required Revolving Lenders or all Revolving Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c)                                  The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  No Agent-Related Person, nor any of the respective correspondents, participants or assignees of any Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 3.06; provided that anything in such clauses to the contrary notwithstanding, the Company may have a claim against an Issuer, and an Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such Issuer’s willful misconduct or gross negligence, such Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or such other actions or omissions as may be agreed between the Company and such Issuer (it being understood that any such claim shall be solely against the applicable Issuer and shall not affect the Company’s obligations hereunder to the other parties hereto).  In furtherance and not in limitation of the foregoing: (i) any Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Any Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

3.06                             Obligations Absolute.  The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the applicable Issuer for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(ii)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(iii)                               the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(iv)                              any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v)                                 waiver by such Issuer of any requirement that exists for such Issuer’s protection and not the protection of the Company;

(vi)                              any payment made by such Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP or the UCP, as applicable in accordance with Section 3.09;

(vii)                           any payment by such Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by such Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(viii)                        any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

(ix)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the Issuer.

3.07                             Backup Support.  The Company will, not later than five Business Days prior to the scheduled Revolving Termination Date (or, if earlier, the date of termination or reduction to zero of the Aggregate Revolving Commitment), cause each Letter of Credit to be a Supported Letter of Credit.

3.08                             Letter of Credit Fees.  (a) The Company shall pay to the Agent for the account of each of the Revolving Lenders a letter of credit fee with respect to the Letters of Credit equal to the Applicable Letter of Credit Fee Rate times the Dollar Equivalent of the average daily maximum amount available to be drawn of the outstanding Letters of Credit at any time during the remaining term thereof, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent; provided that any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuer pursuant to this Article III shall be payable, to the maximum extent permitted by applicable law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Revolving Percentage allocable to such Letter of Credit pursuant to Section 3.12(a)(iv), with the balance of such fee, if any, payable to the Issuer for its own account; and provided, further, that upon the request of the Required Lenders while any Event of Default exists, such letter of credit fees shall be increased by adding 2% per annum to the Applicable Letter of Credit Fee Rate then in effect for such Letters of Credit.  Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Effective Date, through the Revolving Maturity Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Maturity Date (or such later expiration date).

(b)                                 The Company shall pay to each Issuer a letter of credit fronting fee with respect to the Letters of Credit issued by such Issuer in the amounts and at the times agreed to by the Company and such Issuer.

(c)                                  The Company shall pay to each Issuer from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuer relating to letters of credit as from time to time in effect.

3.09                             Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to a Letter of Credit outstanding on the date hereof), (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the UCP shall apply to each commercial Letter of Credit (it being understood that the Company may request that any particular standby Letter of Credit be governed by either ISP or the UCP, as selected by the Company).  Notwithstanding the foregoing, no Issuer shall be responsible to the Company for, and each Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of such Issuer required under any law, order, or practice that is required to be applied to any Letter of Credit or this Agreement, including any Requirement of Law applicable to such Issuer or the beneficiary, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade — International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, except to the extent any Letter of Credit provides otherwise.

3.10                             Utilization of Offshore Currencies.  In the case of a proposed Issuance of a Letter of Credit denominated in an Offshore Currency, the applicable Issuer shall be under no obligation to issue such Letter of Credit if such Issuer cannot issue Letters of Credit denominated in the requested Offshore Currency, in which event such Issuer will give notice to the Company no later than 10:30 a.m.  (local time) on the third Business Day prior to the date of such issuance that the Issuance in the requested Offshore Currency is not then available.  If the applicable Issuer shall have so notified the Company that any such Issuance in a requested Offshore Currency is not then available, then such requested Letter of Credit shall not be issued unless the Company, by notice to such Issuer not later than 5:00 p.m.  (local time) three Business Days prior to the requested date of such Issuance, requests that the Letter of Credit be denominated in Dollars and issued in an equivalent aggregate amount, in which case the Letter of Credit shall be so denominated and issued.

3.11                             Cash Collateral.

(a)                                 Upon the request of the Agent or the Issuer (i) if the Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the expiry date for any Letter of Credit, any L/C Obligation with respect to such Letter of Credit for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize (or, solely with respect to clause (ii), provide other Backup Support) in the amount of the then outstanding amount of all L/C Obligations in respect of such Letter of Credit.  At any time that there shall exist a Defaulting Lender, promptly upon the request of the Agent, the Issuer, the Swing Line Lender or the Fronting Lender, the Company shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 3.12(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 All Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at the Agent.  The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest (subject to any Lien permitted pursuant to Section 8.01(c) or (l)) in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.11(c).  If at any time the Agent determines that Cash Collateral is subject to any right or claim (subject to any Lien permitted pursuant to Section 8.01(c) or (l)) of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Agent (which demand shall include a reasonably detailed accounting of the amount so demanded), pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Article III or Section 2.05, 2.07, 2.11 or 9.02 in respect of Letters of Credit, Swing Line Loans or Fronted Offshore Currency Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, Fronted Offshore Currency Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.07(a)(vii))) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default, and (y) the Person providing Cash Collateral and the Issuer, the Swing Line Lender or the Fronting Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

3.12                             Defaulting Lenders.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)                                  Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Agent by such Defaulting Lender pursuant to Section 11.09), shall be applied at such time or times as may be reasonably determined by the Agent as follows (and, in any case, when due): first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuer, Swing Line Lender or Fronting Lender hereunder; third, if so determined by the Agent or requested by any Issuer, Swing Line Lender or Fronting Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Loan, Letter of Credit or Fronted Offshore Currency Loan; fourth, as the Company may request (so long as no Specified Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or any Issuer, Swing Line Lender or Fronting Lender as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by any Lender, Issuer, Swing Line Lender or Fronting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Specified Default exists, to the payment of any amounts owing to the Company as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 3.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Such Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.14(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.08.

(iv)                              During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Line Loans or Fronted Offshore Currency Loans

pursuant to this Article III, Section 2.05 and Section 2.07, the “Revolving Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that (x) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, and (y) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Line Loans and Fronted Offshore Currency Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of such non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of such Lender.

(b)                                 The Agent agrees to promptly notify the Company upon any Lender’s becoming a Defaulting Lender (but the Agent shall have no liability for any failure to give, or any delay in giving, any such notice).  If the Company, the Agent, the Issuers, the Swing Line Lenders and the Fronting Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will promptly so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Fronted Offshore Currency Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Percentages (without giving effect to Section 3.12(a)(iv) as to such Lender), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01                             Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law.  If any applicable Requirements of Law (as determined in the good faith discretion of the Agent) require the deduction or withholding of any Tax from any such payment by the Agent or a Loan Party, then the Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If any Loan Party or the Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               If any Loan Party or the Agent shall be required by any applicable Requirements of Law other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Agent, as required by such Requirements of Law, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Agent, to the extent required by such Requirements of Law, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Requirements of Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.  (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 30 days after demand therefor, accompanied by a certificate complying with Section 4.06, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Agent, and shall make payment in respect thereof within 30 days after demand therefor, accompanied by a certificate complying with Section 4.06, for any amount which a Lender or an Issuer for any reason fails to pay to the Agent in cash as required pursuant to Section 4.01(c)(ii) below.

(ii)                                  Each Lender and each Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Agent against any Indemnified Taxes attributable to such Lender or such Issuer (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(c) relating to the maintenance of a Participant Register and (z) the Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such Issuer, in each case, that are payable or paid by the Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent or a Loan Party shall be conclusive absent manifest error.  Each Lender and each Issuer hereby authorize the Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(d)                                 Evidence of Payments.  Upon request by any Loan Party or the Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Agent to a Governmental Authority as provided in this Section 4.01, each Loan Party shall deliver to the Agent or the Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by any Requirement of Law to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing:

(A)                               any Lender that is a U.S. Person shall deliver to the Company and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Lender that is a Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              executed originals of Internal Revenue Service Form W-8ECI,

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)                          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so.

(iv)                              In the case of a Lender that is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such Lender shall be deemed to comply with the requirements of Sections 4.01(e)(ii)(A), 4.01(e)(ii)(B) and 4.01(e)(ii)(C) if such requirements are met by the owner as if it were a Lender.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Requirements of Law, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuer, or have any obligation to pay to any Lender or any Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 4.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 4.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 4.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or an Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

4.02                             Illegality.  (a) If any Lender determines that the introduction after the date hereof of any Requirement of Law, or any Change in Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest rate is determined by reference to the Offshore Rate, or to determine or charge interest rates based upon the Offshore Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the interbank market, then, on notice thereof by the Lender to the Company through the Agent, (i) any obligation of that Lender to make or continue Offshore Rate Loans or to convert Base Rate Loans to Offshore Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Offshore Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Offshore Rate component of the Base Rate, in each case until such Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist, at which time such Lender shall promptly notify the Agent and the Company, and such Lender’s obligation to make Offshore Rate Loans shall be reinstated.

(b)                                 If a Lender determines that it is unlawful to maintain any Offshore Rate Loan, the applicable Borrower shall, upon the receipt by the Company of notice of such fact and demand from such Lender (with a copy to the Agent), (x) prepay in full such Offshore Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.05, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Offshore Rate

Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Offshore Rate Loan and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Offshore Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Offshore Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Offshore Rate, at which time such Lender shall promptly notify the Agent and the Company, and the Agent shall return to computing interest rates based upon the Offshore Rate for such Lender.  If a Borrower is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company (regardless of whether the Company is the initial Borrower) shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Offshore Rate component of the Base Rate).

(c)                                  If the obligation of any Lender to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Lender through the Agent that all Loans which would otherwise be made or maintained by the Lender as Offshore Rate Loans shall be instead made or maintained as Base Rate Loans.

4.03                             Inability to Determine Rates.

If in connection with any request for an Offshore Rate Loan or a conversion or continuation thereof, (a) the Agent reasonably determines in good faith that for any reason (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank eurodollar market for such currency for the applicable amount and Interest Period of such Offshore Rate Loan or (ii) adequate and reasonable means do not exist for determining the Offshore Rate for an Applicable Currency for any requested Interest Period with respect to a proposed Offshore Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to this clause (a), “Impacted Loans”), or (b) the Agent or the Required Lenders reasonably determine in good faith that for any reason the Offshore Base Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will promptly notify the Company and all Lenders.  Thereafter, (x) the obligation of the Lenders to make or maintain Offshore Rate Loans shall be suspended (to the extent of the affected Offshore Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Offshore Rate component of the Base Rate, the utilization of the Offshore Rate component in determining the Base Rate shall be suspended, in each case until the Agent revokes such notice.  Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it or any other Borrower.  If the Company does not revoke such Notice, then the applicable Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans, as the case may be, and such Loans shall be assumed by the Company notwithstanding the fact that the Loans may initially have been made to a Subsidiary Borrower.  The Agent shall, promptly following its determination that the reason for any suspension under this Section no longer exists, deliver a notice of revocation of such suspension to the Company and each applicable Lender.

Notwithstanding the foregoing, if the Agent has made the determination described in clause (a) of this Section 4.03, the Agent, in consultation with the Company and the affected Lenders, may establish an alternative interest rate for the applicable Impacted Loans, in which case, such alternative interest rate shall apply with respect to such Impacted Loans until (1) the Agent revokes the notice delivered with respect to the applicable Impacted Loans under the first sentence of this Section 4.03, (2) the Agent notifies the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the applicable Impacted Loans, or (3) any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative interest rate or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the ability of such Lender to do any of the foregoing and, in each case, such Lender provides the Agent and the Company written notice thereof.

4.04                             Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Offshore Rate) or any Issuer;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or any Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Offshore Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Offshore Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuer, the Company will pay to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or any Issuer determines that any Change in Law affecting such Lender or such Issuer or any Lending Office of such Lender or such Lender’s or such Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit, Fronted Offshore Currency Loans or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such Issuer, to a level below that which such Lender or such Issuer or such Lender’s or such Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies and the policies of such Lender’s or such Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company for any such reduction suffered.

(c)                                  Reimbursement.  The Company shall pay the Lender or the Issuer, as the case may be, the amount shown as due in respect of subsection (a) and (b) of this Section within 30 days after the Company’s receipt of the certificate required by Section 4.06 in respect thereof.

(d)                                 Demands Under Other Facilities.  A Lender shall not be entitled to any compensation pursuant to this Section 4.04 to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrowers hereunder) generally under comparable syndicated credit facilities.

4.05                             Funding Losses.  Each Borrower shall reimburse each Lender upon demand and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)                                 the failure of such Borrower to make on a timely basis any payment of principal of any Offshore Rate Loan;

(b)                                 the failure of such Borrower to borrow, continue or convert a Loan after such Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)                                  the failure of such Borrower to make any prepayment in accordance with any notice delivered under Section 2.10;

(d)                                 any continuation, conversion, prepayment (including pursuant to Section 2.11) or other payment (including after acceleration thereof or pursuant to Section 2.08(c)) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period;

(e)                                  any assignment of an Offshore Rate Loan on a day other than the last day of the relevant Interest Period as a result of a request by the Company pursuant to Section 4.07; or

(f)                                   the automatic conversion under Section 2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.  For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section and under Section 4.04(a), each Offshore Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Offshore Base Rate used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan was in fact so funded.

4.06                             Certificates of Lenders.  Any Lender or Issuer claiming reimbursement or compensation under this Article IV shall deliver to the Company (with a copy to the Agent) contemporaneously with the demand for payment a certificate setting forth in reasonable detail the basis for, and a calculation of, the amount payable to such Lender or Issuer hereunder and such certificate shall be conclusive and binding on the applicable Borrower in the absence of demonstrable error.

4.07                             Mitigation Obligations; Substitution of Lenders.

(a)                                 Designation of a Different Lending Office.  Before any Lender or any Issuer requests compensation under Section 4.04, or requires the Company to pay any Indemnified Taxes or additional amounts to any Lender, any Issuer or any Governmental Authority for the account of any Lender or any Issuer pursuant to Section 4.01, or gives a notice pursuant to Section 4.02, such Lender or such Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable, and (ii) in each case, would not subject such Lender or such Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Issuer, as the case may be.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 4.04, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or any Lender invokes its rights under Section 4.02, then, in each case, the Company may replace or remove such Lender in accordance with Section 11.24.

4.08                             Survival.  The agreements and obligations of the Borrowers in this Article IV shall survive the payment of all other Obligations.  Failure or delay on the part of any Lender or any Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such Issuer’s right to demand such compensation, provided, that, with respect to any Lender’s or any Issuer’s claim for compensation under Section 4.02 or 4.04, the Loan Parties shall not be required to compensate any Lender or any Issuer for any amount incurred more than 120 days prior to the date that such Lender demands compensation in accordance herewith (except that, if the circumstance giving rise to such claim is retroactive, then such 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

ARTICLE V

CONDITIONS PRECEDENT

5.01                             Conditions to Effectiveness and Initial Credit Extension.  This Agreement shall not become effective, and no Lender or Issuer shall be required to make the initial Credit Extension hereunder, unless and until the Agent shall have received all of the following, in form and substance satisfactory to the Agent and each Lender, and in the case of documents, in the number of originals requested by the Agent (except that only one original of each requested Note shall be signed):

(a)                                 Credit Agreement and Notes.  This Agreement and each requested Note executed by each party thereto.

(b)                                 Resolutions; Incumbency.

(i)                                     Copies of the resolutions of the Board of Directors of each Loan Party authorizing the transactions contemplated by the Loan Documents to which it is a party, certified as of the Effective Date by the Secretary, an Assistant Secretary or a similar officer of such Loan Party; and

(ii)                                  A certificate of the Secretary, an Assistant Secretary or a similar officer of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to execute, deliver and perform all Loan Documents to be delivered by it hereunder.

(c)                                  Organization Documents; Good Standing.  Each of the following documents:

(i)                                     the articles or certificate of formation (or similar charter document) and the bylaws (or similar governing documents) of each Loan Party as in effect on the Effective Date, certified by the Secretary or an Assistant Secretary or a similar officer of such Loan Party as of the Effective Date; and

(ii)                                  a good standing certificate or certificate of status for each Loan Party from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation.

(d)                                 Legal Opinions.  An opinion of Foley & Lardner LLP, counsel to the Loan Parties, addressed to the Agent and the Lenders.

(e)                                  Security Agreement.  The Security Agreement executed by the Company and each Guarantor.

(f)                                   Pledge Agreement.  The Pledge Agreement executed by the Company and each other Loan Party that owns any Equity Interests that are required to be pledged pursuant to the provisions hereof, together with (to the extent applicable) original stock certificates representing all shares to be pledged thereunder and corresponding stock powers executed in blank.

(g)                                  Subsidiary Guaranty.  The Subsidiary Guaranty executed by each Guarantor.

(h)                                 Insurance.  Evidence satisfactory to the Agent of the existence of insurance required to be maintained pursuant to Section 7.06 or the provisions of any other Loan Document, together with endorsements naming the Agent as (a) an additional insured (with respect to liability policies) and (b) loss payee (in the case of casualty policies).

(i)                                     Payment of Fees.  Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Effective Date, together with Attorney Costs of the Agent to the extent invoiced reasonably in advance of the Effective Date, plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent), including any such costs, fees and expenses arising under or referenced in Section 2.14 or 11.04.

(j)                                    Certificate.  A certificate signed by a Responsible Officer, dated as of the Effective Date, stating that:

(i)                                     the representations and warranties contained in Article VI are true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of such date, as though made on and as of such date; and

(ii)                                  no Default or Event of Default exists or would result from any Credit Extension made on such date.

(k)                                 Search Results; Lien Terminations.  Certified copies of Uniform Commercial Code Requests for Information or Copies, or similar search reports certified by a party reasonably acceptable to the Agent, dated a date reasonably near the Effective Date, listing all effective financing statements that name the Company or any Guarantor (under its present name and any previous name used by it in the last five years) as debtors and are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements and (ii) authorized copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted hereunder).

(l)                                     Filings, Registrations and Recordings.  Each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior and superior to the Lien of any other Person (other than Liens permitted hereunder), in proper form for filing, registration or recording.

(m)                             Existing Credit Agreement.  The Company shall have (or concurrently with the initial Credit Extensions hereunder will have) (i) paid all accrued and unpaid interest on the outstanding Revolving Loans through the Effective Date, (ii) prepaid any Revolving Loans to the extent necessary to keep the outstanding Revolving Loans ratable with the revised Revolving Commitments as of the Effective Date (it being understood that any Existing Lenders that are signatory hereto hereby waive any additional amounts required pursuant to the terms of Section 4.04 of the Existing Credit Agreement in respect of the principal amount of Revolving Loans so prepaid), (iii) paid all accrued commitment and letter of credit fees owing to the Existing Lenders under the Existing Credit Agreement through the Effective Date, (iv) prepaid term loan(s) under the Existing Credit Agreement to the extent necessary to result in (x) such outstanding term loan(s) not exceeding the aggregate Term A Commitments as of the Effective Date and (y) the Term A Loans being held ratably with the Term A Commitments as of the Effective Date (it being understood that any Existing Lenders that are signatory hereto hereby waive any additional amounts required pursuant to the terms of Section 4.04 of the Existing Credit Agreement in respect of the principal amount of term loan(s) so prepaid) and (v) paid all accrued and unpaid interest owing with respect to the outstanding term loan(s) under the Existing Credit Agreement.

(n)                                 Absence of Proceedings.  A certificate from a Responsible Officer certifying that there is no action, suit, investigation or proceeding threatened in writing or pending in any court or before any arbitrator or Governmental Authority that (i) relates to the credit facilities hereunder and (ii) has a reasonable possibility of being determined in a manner that would (A) prohibit the closing of such credit facilities or (B) adversely affect in any material respect the interests of the Agent or any Lender under or in respect of such facilities.

(o)                                 Other Documents.  Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request (it being understood that this clause (o) shall not require the delivery of (i) any title commitments, surveys or environmental reports with respect to any of the properties subject to the Mortgages or (ii) any account control agreements, landlord waivers, collateral access agreements, bailee letters or similar agreements).

Without limiting the generality of the provisions of the second to last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.  The Agent shall promptly notify the Company and the Lenders of the occurrence of the Effective Date, which notice shall be conclusive and binding.

5.02                             Conditions to All Credit Extensions.  The obligation of each Lender to make any Loan to be made by it and the obligation of any Issuer to Issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:

(a)                                 Notice, Application.  The Agent shall have received a Notice of Borrowing or in the case of any Issuance of any Letter of Credit, the applicable Issuer and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02;

(b)                                 Continuation of Representations and Warranties.  The representations and warranties in Article VI shall be true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

(c)                                  No Existing Default.  No Default or Event of Default shall exist or shall result from such Borrowing or Issuance.

Each Notice of Borrowing submitted by a Borrower hereunder and each L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Issuance Date, as applicable, that the conditions in this Section 5.02 are satisfied.

5.03                             Initial Loans to a Subsidiary Borrower.  The Revolving Lenders shall not be required to make the initial Revolving Loan to any Subsidiary Borrower unless and until such Subsidiary Borrower has furnished to the Agent with sufficient copies for the Revolving Lenders:

(a)                                 Resolutions; Incumbency.

(i)                                     Copies of the resolutions of the Board of Directors of such Subsidiary Borrower authorizing the transactions contemplated hereby, certified as of the date such Subsidiary Borrower joins this Agreement by the Secretary or an Assistant Secretary or similar officer of such Subsidiary Borrower; and

(ii)                                  A certificate of the Secretary or Assistant Secretary or similar officer of such Subsidiary Borrower certifying the names and true signatures of the officers of such Subsidiary Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder.

(b)                                 Organization Documents; Good Standing.  Each of the following documents:

(i)                                     the articles or certificate of incorporation (or similar charter document) and the bylaws (or similar governing documents) of such Subsidiary Borrower as in effect on the date such Subsidiary Borrower joins this Agreement, certified by the Secretary or Assistant Secretary (or the general partner, if applicable) of such Subsidiary Borrower as of the date such Subsidiary Borrower joins this Agreement; and

(ii)                                  a good standing certificate or certificate of status for such Subsidiary Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation (to the extent applicable).

(c)           Legal Opinion.  A written opinion of counsel to such Subsidiary Borrower, addressed to the Agent and the Revolving Lenders and in substance reasonably acceptable to the Agent.

(d)           Notes.  A Note of such Subsidiary Borrower for each Revolving Lender that has requested a Note pursuant to Section 2.02(b).

(e)           “Know Your Customer” Requirements.  All documentation and other information requested by the Agent or any Lender that is required under applicable “know your customer” and anti-money laundering rules and regulations, including all information required under the Act.

(f)            Other Documents.  Such other approvals, opinions, documents or materials as the Agent or any Revolving Lender may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Agent and each Lender as of the Effective Date (after giving effect to the transactions contemplated hereby) and on the date of each Credit Extension hereunder that:

6.01          Corporate Existence and Power.  The Company, each Subsidiary Borrower and each of its Material Subsidiaries:

(a)           is a corporation or other entity duly organized, validly existing and, to the extent applicable to such entity, in good standing under the laws of the jurisdiction of its incorporation;

(b)           has the power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets and to carry on its business in all material respects and (ii) to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

(c)           is duly qualified as a foreign entity in each state in the United States and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, if applicable to such entity; and

(d)           is in compliance with all Requirements of Law; except, in each case referred to in subsection (b)(i), (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02          Corporate Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other action, and do not and will not:

(a)           contravene the terms of any of such Person’s Organization Documents;

(b)           conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

(c)           violate any Requirement of Law.

6.03          Governmental and Third-Party Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (except those that have been obtained and remain in effect and disclosure filings that are required to be made with the SEC in connection with the transactions contemplated by the Loan Documents) is necessary or required to be made or obtained by any Loan Party in connection with the execution, delivery or performance by such Loan Party of any Loan Document to which it is a party or for the enforcement against such Loan Party of any Loan Document (including, in the case of the Company, Article XII) to which it is a party.

6.04          Binding Effect.  Each Loan Document to which any Loan Party is a party constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05          Litigation.  There are no actions, suits or proceedings pending or, to the best knowledge of the Company, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any Material Subsidiary or any of their respective properties:

(a)           which pertain to this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby; or

(b)           as to which there exists a substantial likelihood of an adverse determination, which determination could reasonably be expected to have a Material Adverse Effect.

6.06          No Default.  Neither the Company nor any Material Subsidiary is in default under or with respect to any Contractual Obligation which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

6.07          ERISA Compliance.  Except as specifically disclosed in Schedule 6.07:

(a)           Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.  Each Pension Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, except to the extent that the failure to receive such letter could not reasonably be expected to have a Material Adverse Effect, and, to the best knowledge of the Company, nothing has occurred that would cause the loss of such tax-qualified status, except to the extent that such loss would not reasonably be expected to have a Material Adverse Effect.

(b)           There are no pending or, to the best knowledge of Company, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Except to the extent that the following could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.08          Use of Proceeds; Margin Regulations.  The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.11.  Neither the Company nor any Material Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09          Title to Properties.  The Company and each Material Subsidiary have good record and marketable title in fee simple to, or valid leasehold or other valid contractual interests (which contractual interests provide the Company or such Subsidiary, as applicable, with all reasonably necessary rights to occupy, use, and enjoy the subject property) in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title or interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10          Taxes.  Except as disclosed on Schedule 6.10, the Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes shown on such returns and reports and all material assessments imposed by any governmental authority, except for taxes and assessments that are being contested in good faith by appropriate action and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Company or any Subsidiary that would have a Material Adverse Effect.

6.11          Financial Condition.  (a) The audited consolidated financial statements of the Company and its Subsidiaries dated September 30, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date:

(i)            were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except for the absence of footnotes and as otherwise expressly noted therein, subject, in the case of such unaudited financial statements, to ordinary, good faith year-end and audit adjustments; and

(ii)           fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby.

(b)                                 Since September 30, 2013, there has been no Material Adverse Effect.

6.12          Environmental Matters.  The Company and its Material Subsidiaries conduct in the ordinary course of business (in a manner sufficient to enable the Company to make the representation and warranty set forth in this Section 6.12) a review of the effect of existing Environmental Laws and Environmental Claims on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that, except for matters for which adequate reserves are maintained or as specifically disclosed in Schedule 6.12, the aggregate effects of such Environmental Laws and Environmental Claims could not reasonably be expected to have a Material Adverse Effect.

6.13          Regulated Entities.  None of the Company, any Person controlling the Company, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940.  Neither the Company nor any other Borrower is subject to regulation under the Federal Power Act, the Interstate Commerce Act or any state public utilities code.

6.14          Capitalization; Subsidiaries.  As of the Effective Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.14 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.14.

6.15          Insurance.  Except to the extent the failure to be so insured could not reasonably be expected to have a Material Adverse Effect, the properties of the Company and its Subsidiaries are self-insured in a manner permitted under Section 7.06 or otherwise insured with insurance companies not Affiliates of the Company in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and are similarly situated.

6.16          Subsidiary Borrower Supplements.  For so long as any Subsidiary shall be a Subsidiary Borrower, the representations and warranties of such Subsidiary in such Subsidiary’s Subsidiary Borrower Supplement are true and correct in all material respects.

6.17          Full Disclosure.  None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the written statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party pursuant to the Loan Documents (as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect on the date when made (it being understood that with respect to any projections and forecasts provided by the Company or any Subsidiary, the Company represents and warrants that such projections and forecasts were prepared based on good faith estimates and assumptions believed by the Company or such Subsidiary to be reasonable as of the date of the applicable projections or forecasts).

6.18          Anti-Terrorism Laws; OFAC.

(a)           Anti-Terrorism Laws.  To the extent applicable, the Company and each of its Domestic Subsidiaries is in compliance in all material respects with the Sanctions Laws and Regulations.

(b)           OFAC.  To the extent applicable, none of the Company or any of its Domestic Subsidiaries (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order, (ii) currently engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or is otherwise associated with any such Person in any manner that violates Section 2 of such executive order, or (iii) is a Person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

6.19          PATRIOT Act.  To the extent applicable, the Company and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

6.20          Anti-Corruption Laws.  To the extent applicable, no part of the proceeds of any Loan will be used by any Loan Party for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over any of the Company or any other Loan Party.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation not yet due and payable, and any Obligations arising under any Rate Swap Document or Cash Management Agreement) shall remain unpaid or unsatisfied, or any Letter of Credit (other than any Supported Letter of Credit) shall remain outstanding, unless the Required Lenders waive compliance in writing:

7.01          Financial Statements.  The Company shall deliver to the Agent (which shall promptly make available to each Lender):

(a)           as soon as available, but not later than the earlier of (i) five Business Days after the filing thereof with the SEC and (ii) 105 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and accompanied by the report and opinion of Deloitte & Touche LLP or another nationally-recognized independent public accounting firm, which report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than (i) any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date under this Agreement that is scheduled to occur within one year from the time such report and opinion are delivered or (B) any potential inability to satisfy the financial covenants set forth in Sections 8.09, 8.10 or 8.11 of this Agreement on a future date or in a future period and (ii) customary exceptions as to the scope of such audit with respect to entities or assets that are the subject of a Permitted Acquisition); and

(b)           as soon as available, but not later than the earlier of (i) five Business Days after the filing thereof with the SEC and (ii) 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such fiscal quarter, certified by a Responsible Officer as fairly presenting in all material respects, in accordance with GAAP (subject to good faith year-end and audit adjustments and the absence of footnotes), the financial position and the results of operations of the Company and the Subsidiaries.

7.02          Certificates; Other Information.  The Company shall furnish to the Agent (which shall promptly make available to each Lender):

(a)           concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)           promptly, copies of all financial statements and reports that the Company sends to its shareholders generally, and copies of all registration statements (other than Exhibits thereto and any registration statements on Form S-8 or its equivalent) and final reports on Forms 10-K and 10-Q that the Company shall have filed with the SEC; and

(c)           promptly, such additional information regarding the business, financial position or organizational affairs of the Company or any Subsidiary as the Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01, Section 7.02(a) or Section 7.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are filed with the SEC via the EDGAR filing system (or any successor filing system), to the extent such documents are publicly available, (ii) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (iii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that, the Company shall (in the case of clauses (ii) and (iii)) notify, and (in the case of clause (i) for filings other than regularly scheduled quarterly and annual filings) endeavor to notify (which in each case may be by facsimile or electronic mail) the Agent (which shall notify each Lender) of the filing or posting of any such document and, promptly upon request by the Agent, provide to the Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Agent.  The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) MLPFS and/or Bank of America will make available to the Lenders and the Issuers materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) to Lenders and potential Lenders by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders or potential Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”).  The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all Borrower Materials that are made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized MLPFS, Bank of America, the Lenders and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of Section 11.08; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) MLPFS and Bank of America shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on, and shall only post such Borrower Materials on, the portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC”.  The Company acknowledges and agrees that the list of Disqualified Institutions does not constitute material non-public information and shall be posted promptly to all Lenders by the Agent (including any updates thereto).

7.03          Notices.  The Company shall notify the Agent (and the Agent shall promptly thereafter notify each Lender):

(a)           promptly after a Responsible Officer obtains knowledge thereof, of the occurrence of any Default or Event of Default;

(b)           promptly after a Responsible Officer obtains knowledge thereof, of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c)           promptly, but in no event more than 10 days after such event becomes known to a Responsible Officer, the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, and deliver to the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such ERISA Event.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time.  Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

7.04          Preservation of Corporate Existence, Etc.  Except as otherwise expressly permitted hereby, the Company shall, and shall cause each Material Subsidiary to:

(a)           preserve and maintain (i) in full force and effect its corporate or other organizational existence and (ii) good standing (if applicable) under the laws of its state or jurisdiction of formation, except to the extent otherwise expressly permitted herein;

(b)           preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.03 and Dispositions of assets permitted by Section 8.02 and except for any of the foregoing the expiration or termination of which could not reasonably be expected to have a Material Adverse Effect;

(c)           use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except to the extent otherwise permitted herein; and

(d)           preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05          Maintenance of Property.  The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.06          Insurance.  Except to the extent the failure to so maintain could not reasonably be expected to have a Material Adverse Effect, the Company shall maintain, and shall cause each Material Subsidiary to maintain, with independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that self-insurance of risks and in amounts customary in the Company’s and its Material Subsidiaries’ industry shall be permitted.

7.07          Payment of Taxes.  The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all Federal and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate action and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

7.08          Compliance with Laws.  The Company shall comply, and shall cause each Subsidiary to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including ERISA and the Federal Fair Labor Standards Act), except (a) such as may be contested in good faith or as to which a bona fide dispute may exist or (b) to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect.

7.09          Inspection of Property and Books and Records.  The Company shall maintain, and shall cause each Subsidiary to maintain, books of record and account sufficient to permit the preparation of consolidated financial statements in conformity with GAAP.  The Company shall permit, and shall cause each Material Subsidiary to permit, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company, all at the expense of such Lender or, if applicable, the Agent; provided that the Company and its Material Subsidiaries shall not be required to permit more than one (1) such on-site visit and inspection during any calendar year in the aggregate for the Agent and all Lenders (it being understood that only the Agent may conduct such on-site visit and inspections when an Event of Default does not exist); provided further that when an Event of Default exists the Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

7.10          Environmental Laws.  The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect.

7.11          Use of Proceeds.  The Company shall use the proceeds of the Loans (a) to repay certain outstanding obligations of the Company under the Existing Credit Agreement and (b) for working capital, capital expenditures and other general corporate purposes (including financing Acquisitions made in accordance with Section 8.04) not in contravention of any Requirement of Law or of any Loan Document.  Neither the Company nor any Subsidiary shall use the proceeds of the Loans, directly or indirectly, to purchase or carry Margin Stock.

7.12          Guarantors.  The Company shall take all steps necessary to ensure that (a) not later than 45 days after the end of each fiscal quarter during which the Company creates or acquires (directly or indirectly), or an existing Subsidiary becomes, (i) a Domestic Subsidiary (other than any joint venture Subsidiary formed after the Effective Date with organizational documents that prevent it from becoming a Guarantor), such Domestic Subsidiary becomes a party to the Subsidiary Guaranty (but only to the extent necessary to ensure that, after giving effect to such Subsidiary becoming party to the Subsidiary Guaranty, all Guarantors, collectively, satisfy the Guarantor Threshold); (ii) a Material Foreign Subsidiary (other than any joint venture Subsidiary formed after the Effective Date with organizational documents that prevent it from becoming a Guarantor), such Material Foreign Subsidiary becomes a party to the Subsidiary Guaranty (or a guaranty complying with local law in the jurisdiction of organization of such Material Foreign Subsidiary) and issues a guaranty of the Obligations of each Subsidiary that is a Foreign Subsidiary, except (in each case described in the foregoing provisions of this clause (a)(ii)) to the extent that (A) such guaranty by such Material Foreign Subsidiary would result in adverse tax consequences to the Company or (B) such Material Foreign Subsidiary would not be able to issue such guaranty under applicable law without undue expense or other material adverse consequences and (iii) a Subsidiary Borrower, such Subsidiary Borrower becomes a party to the Subsidiary Guaranty; and (b) if, at any time, any Subsidiary of the Company becomes or is required to become a guarantor of any Indebtedness under the Indenture or under any other Indebtedness of the Company or any Subsidiary with an aggregate principal amount of at least $50,000,000, such Subsidiary shall reasonably promptly thereafter become a party to the Subsidiary Guaranty (provided, that any Foreign Subsidiary added as a Subsidiary Guarantor under this clause shall guarantee only the Obligations of each Foreign Subsidiary).

7.13          Further Assurances.  (a) Subject to Section 7.13(d), the Company shall take, execute and deliver, and cause each Material Subsidiary to take, execute and deliver, any and all such further acts, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments, that the Agent or the Required Lenders may reasonably request from time to time in order (i) to ensure that the Obligations are secured by (x) a pledge of all (subject to Section 7.13(b)(ii)) of such Person’s interests in any Material Subsidiary (in each case pursuant to the Pledge Agreement and/or, in the case of the pledge of an interest in a Material Foreign Subsidiary, a pledge agreement complying with local law in the jurisdiction of organization of such Material Foreign Subsidiary) and, (y) in the case of the Company and each Borrower and each Guarantor that is a Domestic Subsidiary, secured (subject to Section 7.13(b)(i)) by a security interest in substantially all other personal property of such Person pursuant to the Security Agreement; (ii) to perfect and maintain the validity, effectiveness and priority of the Collateral Documents and the Liens intended to be created thereby and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and the Lenders the rights granted now or hereafter intended to be granted to the Agent and the Lenders under any Loan Document.  Contemporaneously with the execution and delivery of any document referred to above, the Company shall, and the Company shall cause each Subsidiary to, deliver all resolutions, opinions and corporate documents as the Agent or the Required Lenders may reasonably request to confirm the enforceability of such document and the perfection of the security interest created thereby, if applicable.  For the avoidance of doubt, this Section 7.13 shall in no event be deemed to require the delivery of any account control agreements, landlord waivers, collateral access agreements, bailee letters or similar agreements.

(b)           Notwithstanding anything to the contrary in the Loan Documents, (i) no amount due from or other obligation of the Company or any Subsidiary Borrower that is a Domestic Subsidiary shall be (directly or indirectly) secured by an asset of any Material Foreign Subsidiary if such security interest would result in adverse tax consequences to the Company or undue expense or other material adverse consequences to the Material Foreign Subsidiary under applicable law, (ii) neither the Company nor any Domestic Subsidiary shall be required to pledge more than 65% of the voting ownership interests in any Material Foreign Subsidiary, or any equity in any other Foreign Subsidiary, (iii) no Loan Party shall be required to pledge Margin Stock and (iv) no Loan Party that is a Foreign Subsidiary shall be required to pledge any asset other than its Equity Interests in other Subsidiaries (to the extent such Equity Interests otherwise are required to be pledged in accordance with the terms of the Loan Documents).

(c)           Notwithstanding any other provision of this Agreement or any other Loan Document, during the 60-day period (or such longer period as the Agent agrees in its sole and complete discretion) following the date on which any Person becomes a party to, or the Equity Interests of any Person are pledged pursuant to, any Collateral Document, the Agent and such Person (or any other applicable Loan Party) may (i) enter into such amendments and supplements (including updates of the schedules) to any Collateral Document as are necessary or appropriate to cause the representations and warranties therein to be accurate and complete with respect to such Person and (ii) modify the covenants and other provisions thereof in such manner as the Agent deems necessary or appropriate to accommodate the addition of such Person as a party to, or the pledge of such Person’s Equity Interests under, such Collateral Document (and neither the inaccuracy or incompleteness of any applicable representation or warranty nor any non-compliance with any applicable covenant or other provision in any applicable Loan Document shall give rise to a Default or Event of Default prior to the end of such period so long as such inaccuracy, incompleteness or non-compliance does not impair the Agent’s Lien on any material portion of the applicable Collateral or the Agent’s rights with respect thereto in any material respect).

(d)           Notwithstanding any other provision of this Agreement or any other Loan Document, in the event that the Company obtains a corporate family rating of (i) BBB- (stable) or higher from S&P or (ii) Baa3 (stable) or higher from Moody’s (the “Collateral Release Condition”), (including after any re-pledge of the Collateral pursuant to the second proviso in this paragraph) then the Company shall have the option to require the Agent to promptly (and in any event within 30 days) release its Lien (on behalf of the Guaranteed Creditors) in the Collateral; provided, that, (x) at the time that the Company exercises such option, the Company continues to maintain a corporate family rating of BBB- (stable) or higher from S&P or Baa3 (stable) or higher from Moody’s and (y) (i) if the Collateral Release Condition occurs as a result of the corporate family rating of the Company by S&P being BBB- (stable) or higher, then the corporate family rating of the Company by Moody’s shall be Ba1 (stable) or higher and (ii) if the Collateral Release Condition occurs as a result of the corporate family rating of the Company by Moody’s being Baa3 (stable) or higher, then the corporate family rating of the Company by S&P shall be BB+ (stable) or higher; provided, further, that, if the Company shall subsequently have corporate family ratings of (A) BB+ or lower from S&P (or is not rated by S&P) and (B) Ba1 or lower from Moody’s (or is not rated by Moody’s), then, promptly (and in any event within 30 days (or, in respect of real property Collateral, such longer period as the Agent determines in its sole and complete discretion) after such corporate family ratings become publicly released by such rating agencies, or if the Company shall otherwise elect to do so, the Company shall, and shall cause its Subsidiaries to, (1) take whatever action (including the filing of Uniform Commercial Code financing statements) that may be necessary or advisable in the reasonable opinion of the Agent to vest in the Agent (for the benefit of the Guaranteed Creditors) valid and subsisting Liens on the Collateral consistent in all material respects in scope, perfection and priority as those in effect prior to such release, and (2) provide to the Lenders customary legal opinions in connection therewith.

7.14          Real Estate Collateral.  The Company shall, and shall cause each other applicable Loan Party to, take all actions necessary to:

(a)           within 30 days after the Effective Date, to the extent not already pledged to the Agent in connection with the Existing Credit Agreement, cause each parcel of real property listed on Schedule 7.14 to be subject to a recorded Mortgage in favor of the Agent;

(b)           concurrently with or promptly after the acquisition (at any time after the Effective Date) by (i) the Company or (ii) any Borrower or any Guarantor that is a Domestic Subsidiary, of any real property with a tax assessed value at the time of such acquisition exceeding $50,000,000, cause such real property to be subject to a recorded Mortgage in favor of the Agent;

(c)           (i) on the date of, or prior to, the recording of any Mortgage with respect to any real property pursuant to clause (a) or (b) above, deliver to the Agent either (A) a flood insurance policy covering such property, which policy shall be reasonably acceptable to the Agent and be on such terms and in such amounts as are required by applicable laws or (B) confirmation that such a policy is not required by the Flood Disaster Protection Act of 1973 or any other applicable law and (ii) not later than 60 days after the recording of any Mortgage with respect to any real property pursuant to clause (a) or (b) above, deliver to the Agent (A) an ALTA Loan Title Insurance Policy (or the equivalent thereof), issued by an insurer acceptable to the Agent, insuring the Agent’s Lien on such property, which policy shall be in an amount not less than 100% of the reasonably estimated fair market value of such property and shall contain endorsements and exceptions to coverage reasonably acceptable to the Agent; and (B) to the extent reasonably available, copies of all material documents of record concerning such property as shown on the title insurance policy referred to above.

Notwithstanding any other provision of this Agreement, the Agent may, in its sole and complete discretion, waive (or extend the time for completion of) any requirement set forth in this Section based upon such factors as it deems relevant, including the value and/or marketability of the relevant property, the cost (including legal fees, title insurance premiums, recording taxes and survey expenses) or difficulty of recording a Mortgage on, or obtaining other items referred to above with respect to, the relevant property, potential environmental liabilities with respect to the relevant property and other matters considered when selecting properties listed on Schedule 7.14).

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation not yet due and payable, and any Obligations arising under any Rate Swap Document or Cash Management Agreement) shall remain unpaid or unsatisfied, or any Letter of Credit (other than any Supported Letter of Credit) shall remain outstanding, unless the Required Lenders waive compliance in writing:

8.01          Limitation on Liens.  The Company shall not, and shall not permit any Material Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)           any Lien existing on property of the Company or any Material Subsidiary on the Effective Date and set forth in Schedule 8.01 securing Indebtedness (or commitments therefor) outstanding on such date;

(b)           any Lien created under any Loan Document, or any Rate Swap Document or Cash Management Agreement to which a Guaranteed Creditor is a party;

(c)           Liens for taxes, fees, assessments or other governmental charges which are not delinquent for more than 90 days or remain payable without penalty, or if and to the extent that non-payment thereof is permitted by Section 7.07; provided that no notice of lien has been filed or recorded under the Code;

(d)           carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate action, which action has the effect of preventing the forfeiture or sale of the property subject thereto, and any Lien on any landlord’s estate or interest in any property that is leased by the Company or any of its Material Subsidiaries;

(e)           Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment and other insurance and other social security legislation and/or securing liability for reimbursement or indemnification obligations to insurance carriers providing property, casualty or liability insurance to the Company or any Material Subsidiary;

(f)            Liens on the property of the Company or its Material Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, (ii) Contingent Obligations in connection with Surety Bonds and appeal bonds, and (iii) other non-delinquent obligations of a like nature, in each case, incurred in the ordinary course of business (and treating as non-delinquent any delinquency which is being contested in good faith and by appropriate action, which action has the effect of preventing the forfeiture or sale of the property subject thereto);

(g)           Liens consisting of judgment or judicial attachment liens; provided that the enforcement of such Liens is effectively stayed and the obligations secured by all such Liens in the aggregate at any time outstanding for the Company and its Material Subsidiaries do not exceed the greater of (i) $100,000,000 and (ii) 7% of the consolidated tangible assets of the Company and its Subsidiaries;

(h)           (i) easements, rights-of-way, restrictions and other similar encumbrances, (ii) zoning, building, entitlement and other land use regulations with which the normal operation of the business of the Company and the Material Subsidiaries complies and (iii) any zoning or similar Requirement of Law or right reserved to or vested in any governmental authority to control or regulate the use of any real property, in each of the foregoing cases that is incurred in the ordinary course of business and which, in the aggregate, are not substantial in amount, and do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Material Subsidiaries;

(i)            any Lien on property existing at the time of acquisition (by merger or otherwise) of such property by the Company or a Material Subsidiary and on proceeds thereof or existing on the property of any Person at the time it becomes a Material Subsidiary and on proceeds thereof, and in each case not created in contemplation of such acquisition or such Person becoming a Material Subsidiary; provided that no such Lien shall extend to or cover additional types of property;

(j)            Liens to secure the payment of all or part of the purchase price of property upon the acquisition of property by the Company or a Material Subsidiary or to secure any Indebtedness incurred or guaranteed prior to, at the time of, or within 120 days after the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Indebtedness incurred or guaranteed for the purpose of financing the cost to the Company or a Material Subsidiary of improvements to such acquired property; provided, in each case, that (i) no such Lien shall at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof (provided that individual financings permitted by this subsection (j) provided by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by this subsection (j)) and (ii) the Indebtedness secured thereby shall not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k)           Liens securing Indebtedness or other obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

(l)            Liens arising solely by virtue of any statutory or common law provision or otherwise created in the ordinary course of business relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, including to facilitate the operation of cash pooling, interest set-off and/or sweep accounts; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any Material Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or any Material Subsidiary to provide collateral to the depository institution;

(m)          Liens on vehicles or related property securing obligations under any Floor Plan Financing Facility incurred in the ordinary course of business; provided that the aggregate principal amount of all obligations at any time outstanding under all Floor Plan Financing Facilities after giving effect to such incurrence does not exceed the total cost of the vehicles and equipment securing such obligations;

(n)           At all times other than during any Collateral Release Period, (i) Liens on assets acquired with the proceeds of industrial revenue bonds securing Indebtedness incurred or assumed to acquire such property, (ii) Liens securing Permitted Acquired Debt and (iii) Liens securing obligations arising with respect to asset-backed commercial paper issued by the Company and its Material Subsidiaries, not to exceed in the aggregate at any one time outstanding for clauses (i), (ii) and (iii) the greater of (x) $250,000,000 and (y) 10% of the consolidated tangible assets of the Company and its Subsidiaries;

(o)           Liens securing Securitization Obligations;

(p)           Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit or banker’s acceptances, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit or banker’s acceptances are issued;

(q)           Any extension, renewal or substitution of or for any Lien permitted by subsection (a), (i), (j), (m), (n)(i), (n)(ii) or (o) of this Section, to the extent that (i) the amount of the Indebtedness or other obligation or liability secured by the applicable Lien shall not exceed the Indebtedness or other obligation or liability existing immediately prior to such extension, renewal or substitution and (ii) the scope of the property subject to such Lien is not increased;

(r)            Liens on Lease Assets for which the applicable lessor is not permitted by applicable law to hold title to such Lease Assets;

(s)            Liens on cash and/or cash equivalents on deposit to secure indebtedness that has been defeased and/or discharged in accordance with its terms;

(t)            Escrow rights of the Ministry of Defense of the United Kingdom relative to drawings and other related intellectual property related to the Company’s contracts with such Ministry;

(u)           Liens securing Indebtedness or other obligations of the Company and its Material Subsidiaries not to exceed (i) at all times other than during any Collateral Release Period, $100,000,000 in the aggregate at any one time outstanding and (ii) during any Collateral Release Period, the greater of (x) $250,000,000 and (y) 10% of the consolidated tangible assets of the Company and its Subsidiaries;

(v)           Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods incurred in the ordinary course of business;

(w)          leases, subleases, licenses or sublicenses (including, in the case of licenses and sublicenses, of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Material Subsidiary and do not secure any Indebtedness;

(x)           Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the ordinary course of collection, and (ii) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y)           any interest or title of (i) an owner of equipment or inventory on loan or consignment to the Company or any of its Subsidiaries and Liens arising from precautionary Uniform Commercial Code financing statement filings made in respect of operating leases entered into by the Company or any Subsidiary in the ordinary course of business; and (ii) a lessor or secured by a lessor’s interest under any lease permitted hereunder;

(z)           options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the other similar Investments permitted to be made hereunder, and Liens on Equity Interests of joint ventures not owned by the Company or any Material Subsidiary securing obligations of such joint ventures;

(aa)         contractual rights of set-off and similar rights securing Swap Contracts so long as any related Indebtedness is permitted to be incurred hereunder;

(bb)         rights of first refusal, put, call and similar rights arising in connection with repurchase agreements that constitute Investments permitted hereunder;

(cc)         Liens on property of any Material Foreign Subsidiary that is not a Loan Party securing Indebtedness and other obligations in respect of such Indebtedness of such Material Foreign Subsidiary permitted under Section 8.05;

(dd)         Liens relating to purchase orders and other agreements entered into with customers of the Company or any Material Subsidiary in the ordinary course of business;

(ee)         receipt of progress payments and advances from customers in the ordinary course of business to the extent the same create Liens on the related inventory and proceeds thereof; and

(ff)          Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 8.02, in each case solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien.

Any Lien permitted above on any property may extend to the identifiable proceeds of such property.

8.02          Disposition of Assets.  The Company shall not, and shall not permit any other Loan Party to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any of its property or suffer to exist any Involuntary Disposition (any such transaction, excluding, for the avoidance of doubt, (i) any transfer of cash in the ordinary course of business, (ii) any issuance by a Person of its own Equity Interests and (iii) any transfer by a Pledgor of assets not constituting Collateral at any time under the Loan Documents, a “Disposition”), including accounts and notes receivable, with or without recourse, and the Equity Interests in any Subsidiary, except:

(a)           Dispositions of inventory in the ordinary course of business and Dispositions of used, worn-out, obsolete or surplus assets (including equipment);

(b)           Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of other revenue-producing equipment or capital assets or the proceeds of such Disposition are reasonably promptly applied to the purchase price of such other revenue-producing equipment or capital assets;

(c)           Dispositions between and among Loan Parties, Dispositions from any Subsidiary that is not a Loan Party to the Company or a Wholly-Owned Subsidiary and Dispositions permitted by Section 8.03;

(d)           Dispositions of accounts receivable, lease receivables, other financial assets and other rights and related assets pursuant to a Permitted Securitization otherwise permitted by Section 8.05(a);

(e)           sale/leaseback transactions involving an aggregate consideration not to exceed $100,000,000 after the date hereof;

(f)            the transfer of Lease Assets solely in connection with Leasing Transactions;

(g)           Dispositions of cash equivalents or short-term marketable securities;

(h)           the granting of non-exclusive licenses of patents, trademarks and copyrights by the Company or any Subsidiary and Dispositions of technical data packages;

(i)            Dispositions identified on Schedule 8.02;

(j)            Dispositions of accounts receivable arising out of sales by the Company or its Domestic Subsidiaries to Persons domiciled outside of the United States, Dispositions of accounts receivable with extended terms and Dispositions of defaulted accounts receivable without credit recourse in transactions that do not constitute securitizations, in each case in the ordinary course of business consistent with past practice;

(k)           Dispositions in the ordinary course of business of tangible property as part of a like-kind exchange under Section 1031 of the Code;

(l)            Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights that, in the reasonable good faith determination of the applicable Loan Party, are not material to the conduct of its business;

(m)          Dispositions of property located outside of the United States (and not moved outside the United States in anticipation of such Disposition);

(n)           Dispositions to effectuate tax reorganizations otherwise permitted by Section 8.06(e);

(o)           any Involuntary Disposition; and

(p)           Dispositions that are not permitted by the foregoing provisions of this Section 8.02; provided that (i) any such Disposition is made for fair market value; (ii) no Event of Default shall exist at the time of or shall result from any such Disposition; and (iii) either (A) such Disposition is a Material Disposition, at least 75% of the consideration for such Disposition (in excess of the first $20,000,000 of consideration received for all such Dispositions in the fiscal year in which such Disposition is consummated) is payable in cash or cash equivalents and the Company has notified the Agent prior to such Disposition that the Net Cash Proceeds thereof (without any reduction pursuant to clause (a)(v) of the definition of Net Cash Proceeds) shall be applied to prepay Term Loans in accordance with Section 2.11(d) or (B) the aggregate value of all assets disposed of by the Company and its Subsidiaries pursuant to this subsection (p) (excluding Dispositions described in the preceding clause (A)) (x) during any fiscal year shall not exceed the greater of (A) $250,000,000 and (B) 10% of the consolidated tangible assets of the Company and its Subsidiaries as of the beginning of such fiscal year (or, if at the time of determination financial statements have not been delivered reflecting such amount, as of the beginning of the immediately preceding fiscal year) and (y) after the Effective Date shall not exceed the greater of (A) $625,000,000 and (B) 25% of the consolidated tangible assets of the Company and its Subsidiaries as reflected in the most recent financial statements delivered pursuant to Section 7.01(a); provided that no Event of Default under the foregoing clause (x) or (y) shall result from any Disposition to the extent such Disposition was permitted by this Section 8.02(p) at the time such Disposition was made.

8.03          Consolidations and Mergers.  The Company shall not, and shall not permit any other Loan Party to, merge with or consolidate with or into any Person, except the Company or any other Loan Party may merge or consolidate with any other Person so long as (a) at the time of such merger or consolidation, no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction (determined in respect of Sections 8.10 and 8.11 on a pro forma basis as of the last day of the most recent fiscal quarter for which the financial results or other amounts included in the covenant calculations in such Sections are available), (b) if such transaction involves the Company, the Company shall be the continuing or surviving corporation and (c) subject to the last paragraph of this Section 8.03, (i) if such transaction involves a Wholly-Owned Subsidiary (and does not involve the Company), a Wholly-Owned Subsidiary shall be the continuing or surviving Person and (ii) if such transaction involves a non-Wholly-Owned Material Subsidiary (and does not involve the Company or a Wholly-Owned Subsidiary), a Material Subsidiary shall be the continuing or surviving Person.

In addition, any Disposition which would be permitted by Section 8.02 may also be accomplished via a merger or consolidation of a Loan Party and such merger or consolidation shall be permitted pursuant to this Section 8.03.

8.04          Restricted Investments.  The Company shall not:

(a)           make, or permit any Subsidiary to make, any Acquisition that is not a Permitted Acquisition; or

(b)           permit the aggregate amount of all Investments in joint ventures or similar Persons (in each case, that are not Subsidiaries and excluding Permitted Investments) made by the Company and its Domestic Subsidiaries to exceed $300,000,000 during any fiscal year; provided, that, the limitation set forth in this clause (b) shall not apply at any time that the Leverage Ratio is less than or equal to 2.50 to 1.0 after giving effect to such Investment on a pro forma basis.

As used herein, “Investment” means, with respect to any Person, any capital contribution (including by way of forgiveness or capitalization of Indebtedness, but excluding (i) any forgiveness of intercompany liabilities of a Subsidiary at the time of, or in contemplation of, a Material Disposition, and (ii) the write-off or write-down of intercompany liabilities in cases where the tax benefit of such a write-off or write-down to the Person making such write-off or write-down would exceed the fair market value of such intercompany liabilities to such Person, as reasonably determined by the Company) made by such Person to any other Person, any loan or advance made by such Person to any other Person, the issuance by such Person of any Guaranty Obligation with respect to financial obligations of any other Person or any other transaction having substantially the same economic effect as any of the foregoing, excluding (a) any sale or lease of goods or the performance of any services on arm’s length terms and (b) the performance of services customarily provided by a parent company to its Subsidiaries in the ordinary course of business on terms substantially consistent with the past practice of the Company and the other Loan Parties.  The amount of any Investment shall be (i) in the case of a capital contribution, the amount thereof (determined, in the case of a non-cash capital contribution, based upon the fair market value of the contributed property on the date of such contribution as reasonably determined by the Company), reduced by the amount of any cash equity return, (ii) in the case of a loan or advance, the amount thereof, reduced by cash repayments of loans and advances (and without regard to any write-down or write-off thereof, other than any write-down or write-off described in the first sentence of this paragraph) and (iii) in the case of a Guaranty Obligation, the amount determined in accordance with the definition of “Contingent Obligation”, reduced by any reduction in amount of Guaranty Obligations with respect to joint ventures or similar entities that are not Subsidiaries.

8.05          Indebtedness; Securitizations.  The Company shall not, and shall not permit any Material Subsidiary to, create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than:

(a)           Permitted Securitizations; provided that the aggregate amount of all Permitted Securitizations entered into by the Company and the Guarantors after the Effective Date shall not at any one time exceed $375,000,000;

(b)           obligations (contingent or otherwise) existing or arising under any Swap Contract permitted under Section 8.12;

(c)           Indebtedness arising under the Loan Documents;

(d)           Permitted Acquired Debt;

(e)           Indebtedness existing on the Effective Date and listed on Schedule 8.05;

(f)            unsecured Indebtedness to the extent included in calculating Contingent Obligations by operation of clause (v) of the last sentence of the definition thereof;

(g)           Floor Plan Financing Facilities (to the extent constituting Indebtedness);

(h)           Indebtedness of Material Subsidiaries not otherwise permitted under this Section 8.05; provided, that, (i) at all times other than during any Collateral Release Period, (x) Material Domestic Subsidiaries may collectively have Indebtedness under this clause (h) in an aggregate outstanding principal amount not at any time exceeding $100,000,000 (subject to the limitations on secured Indebtedness under Section 8.01) and (y) Material Foreign Subsidiaries may collectively have Indebtedness under this clause (h) in an aggregate outstanding principal amount not at any time exceeding $250,000,000 (subject to the limitations on secured Indebtedness under Section 8.01) and (ii) during any

Collateral Release Period, the aggregate amount of Indebtedness under this clause (h) of Material Subsidiaries that are not Borrowers or Guarantors shall not exceed in the aggregate at any one time outstanding the greater of (x) $250,000,000 and (y) 10% of consolidated tangible assets of the Company and its Subsidiaries;

(i)            Indebtedness of the Company secured by Liens permitted under Section 8.01;

(j)            unsecured Indebtedness of the Company not otherwise permitted under this Section 8.05; provided, that, (i) if upon giving effect to the incurrence of any such Indebtedness, the aggregate outstanding principal amount of Indebtedness incurred after the Effective Date in reliance on this clause (j) would exceed $100,000,000, the stated maturity date for such newly incurred unsecured Indebtedness shall not occur prior to the date that is 90 days after the later to occur of the dates set forth in clause (a) of the definitions of “Revolving Maturity Date” and “Term A Maturity Date”, and (ii) immediately after giving effect to the incurrence of any such unsecured Indebtedness, the Company shall be in compliance with the financial covenants set forth in Sections 8.09, 8.10 and, if applicable, 8.11, in each case on a pro forma basis; and

(k)           refinancings, extensions or renewals of Indebtedness (and Guaranty Obligations in respect thereof) described in the foregoing clauses (d) through (f) to the extent that, in the case of the foregoing clauses (d) and (e), the principal amount thereof is not increased.

8.06          Transactions with Affiliates.  The Company shall not, and shall not permit any other Loan Party (other than any Pledgor) to, enter into any transaction with any Affiliate of the Company (other than another Loan Party or a Wholly-Owned Subsidiary that is a Domestic Subsidiary), except upon fair and reasonable terms substantially as favorable to the Company or such other Loan Party would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such other Loan Party and except for the following:

(a)           any employment or severance agreement and any amendment thereto entered into by the Company or any other Loan Party in the ordinary course of business;

(b)           transactions between the Company or any other Loan Party and any Leasing Subsidiary (including the contribution of overhead costs consistent with past practice) in the ordinary course of business;

(c)           the payment of reasonable directors’ fees and benefits; provided that the amount of such fees and benefits paid to any Affiliate does not exceed the amount of such fees and benefits paid to any Person that is not otherwise an Affiliate of the Company;

(d)           the provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by applicable law;

(e)           subject to Sections 7.12 and 8.03, reorganizations of Subsidiaries consummated for the purpose of reducing tax obligations of the Company and its Subsidiaries, so long as the aggregate value of assets owned by the Company and its Domestic Subsidiaries is not materially decreased as a result thereof;

(f)            non-interest bearing intercompany loans or other advances in the ordinary course of business and consistent with past practice;

(g)           the payment of employee salaries, bonuses and employee benefits in the ordinary course of business (including the payment of commissions on behalf of any Leasing Subsidiary by the Company or any other Loan Party consistent with past practices and in the ordinary course of business);

(h)           sales or leases of goods to Affiliates in the ordinary course of business for less than fair market value, but for not less than cost;

(i)            any transaction permitted under Section 8.03, any Investment permitted under Section 8.04 and any Restricted Payment permitted under Section 8.08;

(j)            any contribution of capital to the Company; and

(k)           transactions effected as part of a Permitted Securitization.

8.07          Burdensome Agreements.  The Company shall not, and shall not permit any Domestic Subsidiary (excluding any captive insurance company, any Leasing Subsidiary or any Securitization Subsidiary) to, be a party to any Contractual Obligation that limits the ability (i) of any Domestic Subsidiary (excluding any captive insurance company, any Leasing Subsidiary or any Securitization Subsidiary) to make Restricted Payments to the Company or any Guarantor or to make an equity investment in the Company or any Guarantor, (ii) of any Domestic Subsidiary to guarantee any of the Obligations or (iii) of the Company or any Domestic Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure any of the Obligations or to transfer property of such Person to the Company or any Guarantor, except for:

(a)           this Agreement and each other Loan Document and any financial covenant in any other agreement evidencing Indebtedness permitted hereunder;

(b)           any agreement (i) in effect on the date hereof and set forth on Schedule 8.07 or (ii) in effect at the time any Domestic Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company;

(c)           any Contractual Obligation incurred or provided in favor of any holder of obligations secured by a Lien permitted under Section 8.01(e), (f), (g), (i), (j), (k), (m), (n)(i), (n)(ii) or (o) solely to the extent any such Contractual Obligation relates to (i) the property subject to such Lien; (ii) the agreement giving rise to such Contractual Obligation, but only to the extent, and for so long as, such Contractual Obligation is not terminated or rendered ineffective by the Uniform Commercial Code or any other applicable law; and/or (iii) the proceeds of the foregoing;

(d)           customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 8.04 and applicable solely to such joint venture entered into in the ordinary course of business;

(e)           customary restrictions in leases, subleases, licenses or asset or equity sale agreements otherwise permitted hereunder so long as such restrictions relate solely to the assets, equity or entities subject thereto;

(f)            customary provisions restricting subletting or assignment of any lease or other agreement entered into by the Company or any Subsidiary in the ordinary course of business;

(g)           restrictions on cash or other deposits imposed in connection with contracts with customers entered into in the ordinary course of business and not otherwise prohibited hereunder;

(h)           restrictions that arise solely as a result of a Requirement of Law;

(i)            customary net worth provisions contained in real property leases entered into in the ordinary course of business, so long as the Company has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Loan Parties to meet their ongoing obligations;

(j)            agreements and instruments governing Indebtedness permitted under Section 8.05 so long as the Company shall have determined in good faith (which determination shall be conclusive) that the applicable restrictions will not affect the ability of the Loan Parties to make any payments required under, or otherwise perform their respective obligations under, the Loan Documents; and

(k)           any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to above, provided that the same, in the good faith judgment of the Company, is no more restrictive with respect to the Contractual Obligations that are the subject of this Section 8.07 than those contained in the existing contract, instrument or obligation prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

8.08          Restricted Payments; Prepayment of Subordinated Indebtedness.  (a) The Company shall not, and shall not permit any Subsidiary to, declare or make any Restricted Payment other than: (1) dividends and distributions payable solely in common stock of the Company or in rights or options to acquire such common stock, (2) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company on any of its Subsidiaries, (3)withholding tax payments made on behalf of employees in connection with the exercise by such employees of stock options or other rights to purchase Equity Interests or the vesting of restricted Equity Interests, (4) that portion of any cash payment actually made by the Company or such Subsidiary representing the “strike price” for any stock option, warrant or other convertible or exchangeable security payable by the holder thereof, but only to the extent such “strike price” was actually received by the Company or such Subsidiary and no netting of such payment was made by the Company or such Subsidiary, in each case, prior to the Company or such Subsidiary making any cash payment in respect of such stock option, warrant or other convertible or exchangeable security), (5) Restricted Payments by a Subsidiary to the Company or another Subsidiary, (6) Permitted Restricted Payments and (7) any other Restricted Payment so long as (A) no Event of Default exists or would result therefrom, (B) after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 8.05 and (C) the aggregate amount expended or declared for all Restricted Payments made by the Company and its Subsidiaries on or after March 3, 2010 (excluding the amount of any Permitted Restricted Payments) not exceeding an amount equal to the sum (without duplication) of:

(i)            50% of the consolidated net income of the Company and its Subsidiaries (or if such consolidated net income shall be a deficit, minus 100% of such deficit), accrued on a cumulative basis during the period (taken as one accounting period) from January 1, 2010 and ending on the last day of the fiscal quarter immediately preceding the date of the applicable proposed Restricted Payment; and

(ii)           100% of the aggregate net proceeds (including the fair market value of property other than cash, as determined in good faith by the Company) received by the Company subsequent to March 3, 2010 either (A) as a contribution to its common equity capital or (B) from the issuance and sale (other than to a Subsidiary) of its Equity Interests, including Equity Interests issued upon the conversion of Indebtedness or redeemable Equity Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Equity Interests (other than, in each case, Equity Interests or Indebtedness sold to a Subsidiary of the Company).

(b)           The Company shall not, and shall not permit any Subsidiary to, make any payment with respect to Indebtedness that is expressly subordinate to the Obligations if a Default or an Event of Default exists or would result therefrom.

8.09          Leverage Ratio.  The Company shall not permit the Leverage Ratio as of the last day of any fiscal quarter to be greater than (a) 3.75 to 1.0, during any Collateral Release Period, or (b) 4.50 to 1.0 at any other time.

8.10          Interest Coverage Ratio.  The Company shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.50 to 1.0.

8.11          Senior Secured Leverage Ratio.  Except during any Collateral Release Period (during which period this Section 8.11 shall not apply), the Company shall not permit the Senior Secured Leverage Ratio as of the last day of any fiscal quarter to be greater than 3.00 to 1.0.

8.12          Swap Contracts.  The Company shall not, and shall not permit any Subsidiary to, enter into any Swap Contract, other than Swap Contracts incurred to hedge bona fide business risks and not for speculative purposes.

8.13          Sanctions.  Directly or, to the Company’s knowledge, indirectly, use the proceeds or any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund, in violation of Sanctions, any activities or business with any individual or entity, or in any Designated Jurisdiction that, at the time of such funding, is the subject of any Sanctions, or in any other manner that will result in liability to the Agent or any Lender, Issuer, Fronting Lender, or Swing Line Lender) of any Sanctions.

ARTICLE IX

EVENTS OF DEFAULT

9.01          Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)           Non-Payment.  Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

(b)           Representation or Warranty.  Any representation or warranty by any Loan Party made or deemed made herein or in any other Loan Document, or contained in any certificate, document or financial or other written statement by any Loan Party or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c)           Specific Defaults.  The Company fails to perform or observe any term, covenant or agreement (i) contained in Section 8.01 and such failure continues unremedied for five Business Days after a Responsible Officer has knowledge thereof or (ii) contained in Section 7.03(a), in Section 7.04(a)(i) (with respect to any Borrower) or in any provision of Article VIII (other than Section 8.01); or

(d)           Other Defaults.  The Company or any other Loan Party fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document to which such Person is a party, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Company by the Agent or any Lender; or

(e)           Cross-Default.  Any Loan Party (i) fails to make any payment in respect of any Indebtedness or Guaranty Obligation (including Indebtedness in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of the Threshold Amount when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Guaranty Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable, or to be required to be repurchased, prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; provided, that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, so long as such Indebtedness is repaid in accordance with its terms, (B) any change of control offer made within sixty (60) days after a Permitted Acquisition with respect to Permitted Acquired Debt assumed in connection with such Permitted Acquisition unless such event results in the acceleration of such Permitted Acquired Debt, (C) any default under Indebtedness of an acquired business assumed in connection with a Permitted Acquisition if such default is cured, or such indebtedness is repaid, within 60 days after consummation of such Permitted Acquisition or (D) any mandatory prepayment requirement in any agreement arising from the receipt of net cash proceeds from the issuance of Indebtedness or equity or any voluntary or involuntary disposition or using excess cash flow so long as, in each case, no default or event of default occurs under such agreement in connection with such mandatory prepayment requirement; or

(f)            Insolvency; Voluntary Proceedings.  Any Loan Party (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)           Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Loan Party’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Loan Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Loan Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h)           ERISA.  (i) An ERISA Event shall occur with respect to a Pension Plan or, to the knowledge of the Company, Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company or any ERISA Affiliate under Title IV of ERISA to such Pension Plan or Multiemployer Plan or to the PBGC in an aggregate amount for all such Pension Plans and Multiemployer Plans in excess of the Threshold Amount; or (ii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(i)            Judgments.  (i) One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary and known to a Responsible Officer involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, in excess of the Threshold Amount, or (ii) one or more non-monetary final judgments is entered against the Company or any Subsidiary that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case the same shall remain unsatisfied, unvacated and unstayed pending appeal or otherwise for a period of 30 days after the entry thereof; or

(j)            Change of Control.  There occurs any Change of Control; or

(k)           Invalidity of Loan Documents.  Any Loan Document is for any reason partially (including with respect to future advances) or wholly revoked or invalidated by a Loan Party, or otherwise ceases to be in full force and effect against a Loan Party (other than in accordance with its terms); any Loan Party (or any Person acting on behalf of any Loan Party) contests in any manner the validity or enforceability of any Loan Document to which it is a party or denies that it has any further liability or obligation thereunder (other than pursuant to the terms thereof); any Loan Party (or any Person acting on behalf of any Loan Party) contests in any manner the validity, perfection or priority of any Lien on a material portion of the Collateral purported to be covered thereby (other than pursuant to the terms thereof); or any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof or hereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 8.01) on a material portion of the Collateral purported to be covered thereby.

9.02          Remedies.  If any Event of Default has occurred and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)           declare the Commitments of the applicable Lenders to make Loans and any obligation of the Issuers to Issue Letters of Credit to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)           declare an amount equal to the Dollar Equivalent of the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c)           require that the Company Cash Collateralize the L/C Obligations, the Swing Line Loans and the Fronted Offshore Currency Loans (in an amount equal to the then outstanding amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01 with respect to the Company (or, in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), any obligation of each Lender to make Loans and any obligation of each Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, any Issuer or any Lender.

9.03          Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X

THE AGENT

10.01       Appointment and Authority.  Each of the Lenders and the Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuers, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirement of Law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Fronting Lender, Swing Line Lender (if applicable) and Guaranteed Creditor) and each of the Issuers hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender and such Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto.  In this connection, the Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02       Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

10.03       Exculpatory Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Agent by the Company, a Lender or an Issuer.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Any seller of a participation hereunder shall be entitled to rely conclusively on a representation of the Participant in the relevant participation agreement that such purchaser is not a Disqualified Institution, provided that (i) such Participant is not then identified on the list of Disqualified Institutions contemplated by clause (a) or clause (b) of the definition of “Disqualified Institutions” and (ii) such reliance by such seller of a participation is in good faith and reasonable under the circumstances existing at the time of sale of the participation, including any facts known to or reasonably knowable by the seller of the participation at such time.  The Agent shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

10.04       Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuer, the Agent may presume that such condition is satisfactory to such Lender or such Issuer unless the Agent shall have received notice to the contrary from such Lender or such Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05       Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent.  The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06       Resignation of Agent.  The Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (which consent shall not be unreasonably withheld or delayed and which consent shall not be required during the existence of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and consented to by the Company (such consent not to be unreasonably withheld or delayed) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuers, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as an Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and Swing Line Lender, (b) the retiring Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.

10.07       Non-Reliance on Agent and Other Lenders.  Each Lender and each Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08       No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no Person listed on the cover page hereof or elsewhere herein as a Joint Lead Arranger, a Joint Bookrunner, a Co-Syndication Agent or a Co-Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender or an Issuer hereunder.

10.09       Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Agent under Sections 2.14, 3.08 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the

Issuers, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.14 and 11.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

The Guaranteed Creditors hereby irrevocably authorize the Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Requirements of Law in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable Requirement of Law.  In connection with any such credit bid and purchase, the Obligations owed to the Guaranteed Creditors shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Sections 11.01(a) and (b) of this Agreement, (iii) the Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Guaranteed Creditor or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Guaranteed Creditor or any acquisition vehicle to take any further action.

10.10       Collateral and Guaranty Matters.  The Agent shall, and each Lender (including in its capacities as a Guaranteed Creditor) and the Issuers irrevocably authorize the Agent to, at the sole cost and expense of the Company:

(a)           release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Revolving Commitments and payment in full in cash of all Obligations (other than contingent indemnification or similar obligations for which no claim has been asserted, and any Obligations arising under any Rate Swap Document or Cash Management Agreement)

and the expiration or termination of all Letters of Credit (other than Supported Letters of Credit), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition (including any Disposition effectuated by merger or consolidation permitted hereunder) or Investment permitted hereunder or under any other Loan Document, (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders or (iv) pursuant to Section 7.13(d);

(b)           subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(j) or (k);

(c)           release any Guarantor from its obligations under the Subsidiary Guaranty, if, after giving effect to such release, the Company is in compliance with Section 7.12; and

(d)           release any Subsidiary Borrower from its obligations hereunder if such Persons ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 10.10.

The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable for any failure to monitor or maintain any portion of the Collateral.

10.11       Cash Management Agreements and Rate Swap Documents.  No Guaranteed Creditor (in its capacity as a party to a Cash Management Agreement and/or Rate Swap Document) that obtains the benefits of the remedies and application of proceeds provisions contained in any Loan Document by virtue of the provisions hereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article X to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Agreements and Rate Swap Documents unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Lender (or Affiliate thereof) that is party to such Cash Management Agreement or Rate Swap Document, as applicable and as the case may be.

ARTICLE XI

MISCELLANEOUS

11.01       Amendments and Waivers.  Except as expressly provided elsewhere in any Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any other Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a)           no such waiver, amendment, or consent shall, unless in writing and signed by each Lender directly affected thereby and the Company and acknowledged by the Agent, do any of the following:

(i)            increase or extend the Commitment of such Lender (or reinstate any Commitment of such Lender terminated pursuant to Section 9.02), except as otherwise provided in Sections 2.20 and 2.21 with respect to increases or extensions of the Commitments;

(ii)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, reimbursement obligations with respect to Letters of Credit or other amounts due to such Lender hereunder or under any other Loan Document, or reduce any scheduled payment of principal of any Loan (it being understood that this clause (ii) shall not apply to waivers, amendments or consents with respect to the mandatory prepayment provisions in Section 2.11 or provisions relating thereto); or

(iii)          reduce or forgive the principal of, or the rate of interest specified herein on any Loan, any reimbursement obligations with respect to Letters of Credit or (subject to clause (ix) of the fourth to last paragraph of this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, only the consent of the Required Lenders shall be necessary to amend Section 2.13(c) or the second proviso of Section 3.08(a) or to waive any obligation of the Company to pay interest or fees at such increased rate; and

(b)           no such waiver, amendment or consent shall, unless in writing and signed by each Lender and the Company and acknowledged by the Agent, do any of the following:

(i)            reduce the percentage specified in the definition of “Required Lenders” or the definition of “Total Percentage”;

(ii)           amend this Section, Section 2.18, Section 9 of the Security Agreement, Section 8(c) of the Pledge Agreement or any provision herein providing for consent or other action by all Lenders; or

(iii)          except pursuant to the Holdco Reorganization, release OSK from its obligations under Article XII;

(iv)          release all or substantially all of the Guarantors from their obligations under the Subsidiary Guaranty (other than as expressly permitted hereunder) or amend or consent to any waiver of Section 7.12 in a manner that would adversely affect any Lender; or

(v)           release all or substantially all of the collateral subject to the Collateral Documents, except pursuant to Section 7.13(d);

and, provided, further, that (i) no amendment, waiver or consent shall affect the rights or duties of any Issuer under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it without the written consent of such Issuer; (ii) no amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any other Loan Document without the written consent of the Agent; (iii) no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement or any other Loan Document without the written consent of the Swing Line Lender; (iv) no amendment, waiver or consent shall affect the rights or duties of any Fronting Lender under this Agreement or any other Loan Document without the written consent of such Fronting Lender; (v) no amendment, waiver or consent shall (A) change the definition of “Supported Letter of

Credit” or (B) change the provisions of Section 3.01(e) or Section 3.07 without, in each case, the written consent of the Required Revolving Lenders; (vi) no amendment, waiver or consent shall obligate any Revolving Lender to make a Revolving Loan during the existence of an Event of Default without the written consent of the Required Revolving Lenders; (vii) no change, directly or indirectly, in the definition of “Required Revolving Lenders”, “Required Term Lenders”, “Required Term A Lenders” or “Required Add-On Term Lenders” shall be effective unless in writing and signed by each Revolving Lender, each Term Lender (in the case of any amendment to “Required Term Lenders”) or each Term Lender under the applicable Term Facility (in the case of any amendment to either “Required Term A Lenders” or “Required Add-On Term Lenders”), respectively; (viii) no amendment, waiver or consent shall modify the allocation of any payment between the Term Loans without the consent of the Required Term Lenders; and (ix) any Rate Swap Document, any Cash Management Agreement and the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.  Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.20 or 2.21, as applicable, to be delivered in connection with an increase to the Revolving Commitments or Term Commitments, this Agreement and each other applicable Loan Document (if any) shall be deemed amended without further action by any party to reflect, as applicable, the new Lenders and their new Commitments and any increase in the Commitment of any existing Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders) and the determination of the Required Lenders, the Required Revolving Lenders, the Required Term Lenders, the Required Term A Lenders and the Required Add-On Term Lenders at any time shall disregard the Commitments and Loans of Defaulting Lenders at such time, except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely (other than as a result of the relative size of its Commitment) than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, and in each case subject to Section 2.21, this Agreement may be amended with the written consent of the Agent and the Company (in each case, such consent not to be unreasonably withheld or delayed) (i) to add one or more additional term loan facilities to this Agreement (and to make any necessary or desirable changes to implement such additional term loan facilities) and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Agent and approved by the Company, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

Notwithstanding any provision herein to the contrary, as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

11.02                      Notices.  (a) Except as otherwise provided herein, all notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by(i) facsimile transmission, provided that any matter transmitted by the Company by facsimile (A) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02 (or, in the case of a Lender other than Bank of America, in such Lender’s Administrative Questionnaire), and (B) shall be followed promptly by delivery of a hard copy original thereof, and (ii) electronic transmission, as more fully set forth in clause (c) below) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02 (or, in the case of a Lender other than Bank of America, in such Lender’s Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company); or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

(b)                                 All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed or delivered, upon delivery; provided that notices pursuant to Article II, III or X to the Agent shall not be effective until actually received by the Agent, and notices pursuant to Article III to any Issuer shall not be effective until actually received by such Issuer at the address specified on Schedule 11.02 (or, in the case of an Issuer other than Bank of America, in such Issuer’s Administrative Questionnaire); and provided, further, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  Notices and other communications to the Lenders and the Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, but only by e-mail as to any electronic communications to any Issuer) pursuant to procedures approved by the Agent.  The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)                                 Any agreement of the Agent and the Lenders herein to receive certain notices by telephone, facsimile or electronic transmission is solely for the convenience and at the request of the Company.  The Agent and the Lenders shall be entitled to rely on the authority of any Person identifying himself or herself as, and reasonably appearing to be, a Person authorized by the Company to give such notice and the Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Lenders in good faith in reliance upon such telephonic, facsimile or electronic notice.  The obligation of the Borrowers to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic, facsimile or electronic notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic, facsimile or electronic notice.

11.03                      No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under any other Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

11.04                      Costs and Expenses; Indemnification.

(a)                                 The Company shall pay (i) all reasonable and documented out of pocket expenses incurred by the Lead Agents and their respective Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Lead Agents and their respective Affiliates in the aggregate), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out of pocket expenses incurred by the Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all out of pocket expenses incurred by the Lead Agents, any Lender or any Issuer (including the fees, charges and disbursements of one counsel for the Lead Agents, the Lenders and the Issuers in the aggregate) in connection with the enforcement or protection of their respective rights during the existence of any Default or Event of Default (A) in connection with this Agreement and the other Loan Documents, including their rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 The Company shall indemnify each Agent-Related Person, each Lender, each Issuing Bank and each of the Related Parties of such Person (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for the Lead Agents and one counsel for all other Indemnitees (except in each case to the extent that separate counsel would be required as the result of any conflict of interest)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the arrangement, execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents); (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit but excluding, solely as between the Company and such Issuer and without affecting the liability of the Company to any other Indemnitee, any action or omission for which such Issuer has agreed in writing it is not entitled to indemnification hereunder); (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Claim related in any way to the Company or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses (A) with respect to an Indemnitee, (x) result from a breach by such Indemnitee or any of its controlled Affiliates of Section

11.08, (y) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its controlled Affiliates or the use by such Indemnitee or any of its controlled Affiliates of confidential information in a manner that violates Federal or state securities law or (z) result from a claim brought by the Company or any other Loan Party against such Indemnitee or any of its controlled Affiliates for breach in bad faith of such Indemnitee’s or any of its controlled Affiliates’ obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (B) result from a dispute among the Indemnitees (except when and to the extent that one of the Indemnitees party to such dispute was acting in its capacity as Agent, lead arranger, Issuer, Swing Line Lender or Fronting Lender in each case in the absence of such Person’s gross negligence or willful misconduct (as determined in a final nonappealable judgment by a court of competent jurisdiction)) with respect to which no act or omission by the Company or any of its Affiliates is the basis for any claim in such dispute or (C) constitute a customary expense for a Lender in connection with review of credit documentation and the closing of this Agreement (without in any way limiting the Company’s reimbursement obligations under Section 11.04(a) above).  Without limiting the provisions of Section 4.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for the Lead Agents and one counsel for all other Indemnitees (except in each case to the extent that separate counsel would be required as the result of any conflict of interest)) arising from any non-Tax claim.

(c)                                  To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) to be paid by it to any Agent-Related Person or any Related Party of such Agent-Related Person, each Lender severally agrees to pay to such Agent-Related Person such Lender’s Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such, or against any Related Party acting for such Agent-Related Person in connection with such capacity.  The obligations of the Lenders under this subsection (c) (i) are subject to the provisions of Section 2.18 and (ii) shall not in any way limit the obligations of the Company under this Section 11.04.

(d)                                 To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages, in the absence of gross negligence and willfull misconduct of such Indemnitees as determined in a final and nonappealable judgment of a court of competent jurisdiction, arising from the use by third parties of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  The obligations in this Section shall survive payment of all other Obligations.  At the election of any Indemnitee, the Company shall defend such Indemnitee using legal counsel satisfactory to such Indemnitee in such Person’s sole discretion, at the sole cost and expense of the Company.  All amounts owing under this Section shall be paid within 30 days after demand (which demand shall be accompanied by a statement from the applicable Indemnitee setting forth such amounts in reasonable detail).

11.05                      Marshalling; Payments Set Aside.  Neither the Agent nor the Lenders shall be under any obligation to marshall any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Borrower makes a payment to the Agent or the Lenders, or the Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable Percentage of any amount so recovered from or repaid by the Agent.

11.06                      Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender (other than to effectuate a Holdco Reorganization in accordance with this Agreement).

11.07                      Assignments, Participations, Etc.

(a)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.07(a), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of (1) an assignment of the entire remaining amount of the assigning Lender’s Loans of a particular Class at the time owing to it and the related Commitment (if any) or (2) an assignment to an Affiliate of a Lender, no minimum amount need be assigned; and

(B)                               in any case not described in clause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (1) $5,000,000, in the case of any assignment of Revolving Loans and/or Revolving Commitments or (2) $2,500,000, in the case of any assignment in respect of Term Loans and/or Term Commitments, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; provided, further that this Section 11.07(a)(i)(B) shall not apply to assignments permitted pursuant to Section 10.09.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans, (B) apply to any Fronting Lender’s rights and obligations in respect of Fronted Offshore Currency Loans and/or Fronted Offshore Currency Commitments or (C) prohibit any Lender from assigning all or a portion of its rights and obligations among the separate credit facilities hereunder on a non-pro rata basis;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) above and, in addition:

(A)                               the consent of the Company (such consent not to be unreasonably withheld or delayed (it being understood that, without limiting any other factors that may be reasonable, it shall be reasonable for the Company to consider the proposed assignee’s right to require reimbursement for increased costs)) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Affiliate of the assigning Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; provided, further, that, the assignor shall notify the Company of any such assignment that does not require the consent of the Company prior to or promptly after such assignment (it being understood that failure by such assignor to provide such notification shall not limit the effectiveness of such assignment);

(B)                               the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               the consent of each Issuer, the Swing Line Lender and each Fronting Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and/or Revolving Commitments to an Assignee other than a Revolving Lender.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that such processing and recordation fee shall not apply to any assignment permitted pursuant to Section 10.09.  The Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to any Borrower or any Affiliate or Subsidiary of any Borrower or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).  For the avoidance of doubt, this clause (v) shall not limit any purchase made in accordance with Section 2.22.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.  Except to the extent otherwise expressly agreed by the affected parties, no assignment of rights and obligations of any Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (b) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.04, 4.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the Assignee.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) below.

(b)                                 Register.  The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Payment Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)                                  Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a

Defaulting Lender, any Disqualified Institution, the Company, any of the Company’s Affiliates or Subsidiaries or any Person that beneficially owns more than 5% of the Company’s common stock as reflected in Schedule 13D and/or Schedule 13G filed with the SEC and publicly available on the EDGAR filing system or any successor filing system) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations, Fronted Offshore Currency Loans and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Agent, the other Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in in the first proviso to Section 11.01 that directly affects such Participant.  The Company agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.04 and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (a) of this Section (it being understood that the documentation required under Section 4.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 4.07 and 11.24 as if it were an assignee under paragraph (a) of this Section, (B) shall not be entitled to receive any greater payment under Sections 4.01 or 4.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent and (C) unless the applicable Borrower otherwise consents in writing, a Participant may only make a claim for compensation under Article IV through the applicable selling Lender.  Each Lender that sells a participation agrees, at the Company’s expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 4.07 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Certain Pledges.  Any Lender may, without the consent of the Agent or the Company, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(f)                                   Resignation as an Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time any Revolving Lender acting as an Issuer or the Swing Line Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (a) above, such Person may, as applicable, (i) upon 30 days’ notice to the Borrowers, the Lenders and the Agent, resign as an Issuer and/or (ii) upon 30 days’ notice to the Borrowers and the Agent, resign as the Swing Line Lender.  In the event of any such resignation of an Issuer or the Swing Line Lender, the Company shall be entitled to appoint from among the Revolving Lenders (with the consent of such appointee) a successor Issuer or Swing Line Lender hereunder, as applicable; provided that no failure by the Company to appoint any such successor shall affect the resignation of such Person as an Issuer or as the Swing Line Lender, as the case may be.  If a Person resigns as an Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts under Letters of Credit pursuant to Section 3.03).  If a Person resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.06(b).  Upon the appointment of a successor Issuer, (a) such successor Issuer shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and (b) such successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of such retiring Issuer with respect to such Letters of Credit.  Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

(g)                                  The Company shall indemnify the Agent against any and all actual losses, claims, damages, liabilities and related expenses incurred by it arising out of any participation made to a Disqualified Institution in violation of this Section 11.07.

11.08                      Confidentiality.  Each Lender agrees to maintain the confidentiality of all information provided to it by or on behalf of the Company or any Subsidiary, or by the Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender or its Affiliates, or (ii) was or becomes available on a non-confidential basis from a source other than the Company or a Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding involving the Company to which the Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors, trustees and other professional advisors; (G) subject to an agreement containing provisions substantially the same or at least as restrictive as those set forth in this Section 11.08 (or as may otherwise be reasonably acceptable to the Company), to any Participant or Assignee, actual or potential, any Eligible Assignee invited to be a Lender pursuant to Section 2.20(a) or 2.21(a) or to any direct, indirect, actual or prospective counterparty to any swap, derivative or securitization transaction related to the Obligations, provided that no such disclosure shall be made by such Lender or any of its Affiliates to any such person that is a Disqualified Institution; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party with such Lender or such Affiliate; (I) to its Affiliates, provided that such Affiliate is advised of the confidentiality requirements set forth herein and agrees in writing (for the benefit of the Company) to keep such information confidential to the same extent required hereunder (it being understood that each Lender shall be liable for the breach by any of its Affiliates of any such confidentiality requirement); and (J) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender.  Each Lender will, so long as not prohibited from doing so by any Requirement of Law, notify the Company of any request for information of the type referred to in clause (B) or (C) above prior to disclosing such information so that the Company may seek appropriate relief from any applicable court or other Governmental Authority.

11.09                      Set-off.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by each Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of such Borrower against any and all Obligations owing to such Lender or such Affiliate, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be denominated in a different currency, contingent or unmatured.  Each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender or such Affiliate; provided that the failure to give such notice shall not affect the validity of such set-off and application; and provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 3.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.10                      Notification of Addresses, Lending Offices, Etc.  Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

11.11                      Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.12                      Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent or any Issuer, Swing Line Lender or Fronting Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13                      No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the Lead Agents and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.14                      Governing Law and Jurisdiction.  (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT THE BORROWERS, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE BORROWERS, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  THE BORROWERS, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

11.15                      WAIVER OF JURY TRIAL.  THE BORROWERS, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  THE BORROWERS, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH

SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.16                      Judgment.  If, for the purposes of filing a claim or obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or such Lender in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or such Lender in such currency, the Agent or such Lender agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

11.17                      Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrowers, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

11.18                      USA PATRIOT Act Notice.  Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act.

11.19                      Amendments Effecting a Maturity Extension.  In addition, notwithstanding any other provision of this Agreement to the contrary:

(a)                                 The Company may, by written notice to the Agent (who shall forward such notice to all applicable Lenders) make an offer (each such offer, a “Loan Modification Offer”) to all the Lenders of any Class (including any tranche of Add-On Term Loans) to make one or more amendments or modifications to allow the maturity of the Loans and/or Commitments of the Accepting Lenders (as defined below) to be extended, and, in connection with such extension, to (i) reduce, eliminate or otherwise modify the scheduled amortization of the applicable Loans of the Accepting Lenders, (ii) increase the Applicable Percentage and/or fees payable with respect to the applicable Loans and/or Commitments of the Accepting Lenders and the payment of additional fees or other consideration to the Accepting Lenders, and/or (iii) change such additional terms and conditions of this Agreement solely as applicable to the Accepting Lenders (such additional changed terms and conditions (to the extent not otherwise approved by the requisite Lenders under Section 11.01) to be effective only during the period following the original maturity date prior to its extension by such Accepting Lenders) (collectively, “Permitted Amendments”) pursuant to procedures reasonably acceptable to each of the Agent and the Company.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 45 Business Days after the date of such notice).  Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made.  The Company, each other Loan Party and each Accepting Lender shall execute and deliver to the Agent a loan modification agreement (“Loan Modification Agreement”) and such other documentation as the Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Agent shall promptly notify each Lender as to the effectiveness of the Loan Modification Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of the Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made.  The Company may effectuate no more than one Loan Modification Agreement as to each Class of Loans.

(b)                                 Any amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, made to effect any Permitted Amendment that by its express terms amends or modifies the rights or duties under this Agreement or such other Loan Document of one or more Classes of Lenders (but not of one or more other Classes of Lenders) may be effected by an agreement or agreements in writing signed by the Agent, the Company or the applicable Loan Party, as the case may be, and the requisite percentage in interest of each affected Class of Lenders that would be required to consent thereto under Section 11.01 as if all such affected Classes of Lenders were the only Lenders hereunder at the time.

(c)                                  This Section shall supersede any provisions of this Agreement to the contrary, including Section 2.18 or 11.01, it being understood, however, that nothing in this Section shall impair or limit the effectiveness of any amendment effectuated in accordance with Section 11.01 (including, without limitation, any amendment effectuated simultaneously with any Permitted Amendment).

11.20                      No Fiduciary or Implied Duties.  The Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that in acting as a Lead Agent, no Lead Agent will have responsibility except as set forth in this Agreement and shall in no event be subject to any fiduciary or other implied duties.  The Company waives and releases, to the fullest extent permitted by law, any claims that it may have against any Lead Agent with respect to any breach or alleged breach of agency or fiduciary duty.

11.21                      Termination of Existing Credit Agreement; Waiver of Notice of Prepayment.  The Company and the Lenders that are parties to the Existing Credit Agreement agree that concurrently with the effectiveness hereof, all “Commitments” under and as defined in the Existing Credit Agreement shall terminate and the Existing Credit Agreement shall be of no further force or effect (except for provisions thereof that by their terms survive termination thereof).  By its signature hereto, each Lender that is a lender under the Existing Credit Agreement hereby waives the notice requirement otherwise applicable to the Company under Section 2.09 of the Existing Credit Agreement in respect of the Company’s prepayment of the loans thereunder.

11.22                      Holdco Reorganization.

(a)                                 Subject to clause (b), the Company may elect to enter into a transaction or series of related transactions pursuant to which it may implement a new holding company structure (as detailed in this clause (a), the “Holdco Reorganization”).  In connection with the Holdco Reorganization, the Company shall take such actions (including the creation of new Persons and the transfer or other exchange of Equity Interests and/or assets) and consummate such transactions as its officers and directors deem reasonably necessary or desirable to create a holding company entity (“Holdco”) that will hold, directly or indirectly, all of the issued and outstanding Equity Interests of OSK or its successor and its wholly-owned Subsidiaries in existence at such time.  Simultaneously with the consummation of the Holdco Reorganization, Holdco shall assume all of the liabilities and obligations of the Company under the Loan Documents and shall enter into such additional Loan Documents as the Agent may reasonably require such that Holdco will (i) pledge all of the Equity Interests of OSK or its successor to the Agent, for the benefit of the Lenders, (ii) guarantee (consistent with the provisions of Article XII) any and all Obligations and Guaranteed Obligations and (iii) cause those of its applicable Subsidiaries (including OSK or its successor) to comply with the terms of the Loan Documents (including Sections 7.12 through 7.14).

(b)                                 The following shall constitute the conditions precedent to (which shall be satisfied either before or substantially simultaneously with) the consummation of the Holdco Reorganization:

(i)                                     Holdco shall have been duly formed as a legal entity organized under the laws of any state of the United States, with Organization Documents reasonably satisfactory in form and substance to the Agent, and, pursuant to such Organization Documents, Holdco shall have elected a Board of Directors and Holdco shall have elected and qualified officers authorized to act for Holdco.

(ii)                                  Holdco shall have received a tax identification number from the Internal Revenue Service.

(iii)                               The Agent shall have received all of the following, in form and substance reasonably satisfactory to the Agent, each duly executed by all applicable parties:

(A)                               an assumption and amendment agreement satisfactory to Holdco, the Company and the Agent, together with such other Loan Documents as specified in clause (a) above;

(B)                               a certificate signed by a Responsible Officer of each of Holdco and the Company certifying as to the conditions set forth in Section 5.02;

(C)                               to the extent applicable, all documents, instruments and other certificates required to be delivered under Section 5.03;

(D)                               copies of the agreements, instruments and other documents entered into by all necessary parties pertaining to the transactions effecting the Holdco Reorganization;

(E)                                evidence that upon consummation of the transactions described herein, Holdco and its Subsidiaries, on a consolidated basis, shall have a corporate family rating from each of Moody’s and S&P that is the same as or better than the ratings from each for OSK and its Subsidiaries on a consolidated basis immediately prior to the consummation of such transactions; and

(F)                                 such other documents, instruments and other information as any Lead Agent may reasonably request.

(c)                                  This Section shall supersede any provision in any Loan Document to the contrary, including Article VIII and Section 11.01.

11.23                      Negative Covenant Construction.

For purposes of compliance with Sections 8.01, 8.02, 8.05 and 8.08, (a) if the Company and its Subsidiaries (as applicable) are in compliance with a negative covenant set forth in any such Section on the date of consummation of an applicable transaction (or the occurrence of an applicable event) in reliance on an exception thereto that is based on a percentage of consolidated tangible assets or consolidated net income during a specified period, the Company and its Subsidiaries (as applicable) shall not thereafter be deemed not to be in compliance with such negative covenant due to a diminution in value of such assets or any subsequent consolidated net losses, (b) unless expressly provided otherwise therein, each exception based on a percentage of consolidated tangible assets shall be calculated based on the financial statements most recently delivered under Section 7.01 prior to the date of the applicable transaction (or occurrence of the applicable event), (c) any Liens incurred during any Collateral Release Period in reliance on Section 8.01(u)(ii), to the extent not permitted by Section 8.01(u)(i) or Section 8.01(n) shall nonetheless be permitted and (d) any Indebtedness incurred during any Collateral Release Period in reliance on Section 8.05(h)(ii) to the extent not permitted by Section 8.05(h)(i) shall nonetheless be permitted.

11.24                      Replacement of Lenders.

If the Company is entitled to replace or remove a Lender pursuant to the provisions of Section 4.07, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.01 and 4.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), or terminate the Commitment of such Lender, provided that:

(a)                                 in the case of an assignment, the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.07;

(b)                                 such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.05) from (i) in the case of an assignment, the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) or (ii) in the case of a termination, the Company;

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments;

(d)                                 such assignment does not conflict with applicable Requirements of Law;

(e)                                  in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; and

(f)                                   in the case of a termination (i) no Default or Event of Default shall have occurred and be continuing and (ii) if the termination relates to a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, the Company shall concurrently terminate the Commitment of each other Lender that has made a similar demand.

Notwithstanding any provision of this Agreement to the contrary, (x) the failure of a Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.24 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption and (y) any Lender that acts as an Issuer hereunder may not be replaced pursuant to this Section 11.24 at any time that it has Letters of Credit outstanding hereunder that are not Supported Letters of Credit.

11.25                      Amendment and Restatement.

The parties hereto agree that, on the Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all Obligations under the Existing Credit Agreement outstanding on the Effective Date shall in all respects be continuing and shall be deemed to be Obligations outstanding hereunder; (c) the guaranties made pursuant to the Existing Credit Agreement and related loan documents, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; (d) the Collateral Documents and the Liens created thereunder in favor of Bank of America, for the benefit of the Guaranteed Creditors, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; (e) all Existing Letters of Credit outstanding under the Existing Credit Agreement on the Effective Date shall be deemed to be Letters of Credit outstanding on the Effective Date under this Agreement; (f) all term loans outstanding under the Existing Credit Agreement on the Effective Date, after giving effect to any prepayments thereof pursuant to Section 5.01(m) of this Agreement, shall be deemed to be Term A Loans made and outstanding on the Effective Date under this Agreement; and (g) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement.  The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 11.01 of the Existing Credit Agreement.

11.26                      New Lenders.

From and after the Effective Date, by execution of this Agreement, each Person identified as a “Lender” on each signature page that is not already a Lender under the Existing Credit Agreement hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such Person will be deemed to be a party to this Agreement and a “Lender” for all purposes of this Agreement, and shall have all of the obligations of a Lender hereunder.  Such Person hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Lenders contained in this Agreement.

ARTICLE XII

COMPANY GUARANTY

12.01                      The Guaranty.  In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Company from the proceeds of the Loans and the issuance of the Letters of Credit, the Company hereby agrees with the Lenders as follows: the Company hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations to the Guaranteed Creditors.  If any or all of the Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, the Company unconditionally promises to pay such indebtedness to the Agent and/or the Lenders, on demand, together with any and all expenses which may be incurred by the Agent or the Lenders in collecting any such Guaranteed Obligations.  If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Subsidiaries), then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company, notwithstanding any revocation of this guaranty or other instrument evidencing any liability of any Subsidiary, and the Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

12.02                      Insolvency.  Additionally, the Company unconditionally and irrevocably guarantees the payment of the Dollar Equivalent of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any such Subsidiary upon the occurrence of any of the events specified in Section 9.01(f) or (g), and unconditionally promises to pay the Dollar Equivalent of such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

12.03                      Nature of Liability.  The liability of the Company hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations whether executed by the Company, any other guarantor or by any other party, and the liability of the Company hereunder is not affected or impaired by (a) any direction as to application of payment by the Company, any Subsidiary or by any other party; or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of any Subsidiary; or (c) any payment on or in reduction of any such other guaranty or undertaking; or (d) any dissolution, termination or increase, decrease or change in personnel by the Company or any Subsidiary; or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Company or any Subsidiary pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

12.04                      Independent Obligation.  The obligations of the Company hereunder are independent of the obligations of any other guarantor, any other party or any Subsidiary, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any other guarantor, any other party or any Subsidiary and whether or not any other guarantor, any other party or any Subsidiary is joined in any such action or actions.  The Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by any Subsidiary or other circumstance which operates to toll any statute of limitations as to such Subsidiary shall operate to toll the statute of limitations as to the Company’s obligations under this Article XII.

12.05                      Authorization.  The Company authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)                                 change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to such Guaranteed Obligations as so changed, extended, renewed or altered;

(b)                                 take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, such Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)                                  exercise or refrain from exercising any rights against any Subsidiary or others or otherwise act or refrain from acting;

(d)                                 release or substitute any one or more endorsers, guarantors, Borrowers or other obligors;

(e)                                  settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Subsidiary to its creditors other than the Guaranteed Creditors;

(f)                                   apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Subsidiary to the Guaranteed Creditors regardless of what liability or liabilities of the Company or any Subsidiary remain unpaid;

(g)                                  consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

(h)                                 take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Company from its liabilities under this guaranty;

it being understood that the foregoing shall not permit any action by the Agent or any Lender that is not otherwise permitted by this Agreement or any other Loan Document.

12.06                      Reliance.  It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Subsidiary or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

12.07                      Subordination.  Any of the indebtedness of each Subsidiary relating to the Guaranteed Obligations now or hereafter owing to the Company is hereby subordinated to the Guaranteed Obligations of such Subsidiary owing to the Guaranteed Creditors, and if the Agent so requests at a time when an

Event of Default exists, all such indebtedness relating to the Guaranteed Obligations of such Subsidiary to the Company shall be collected, enforced and received by the Company for the benefit of the Guaranteed Creditors and be paid over to the Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of such Subsidiary to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Company under the other provisions of this guaranty.  Prior to the transfer by the Company of any note or negotiable instrument evidencing any of the indebtedness relating to the Guaranteed Obligations of such Subsidiary to the Company, the Company shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, the Company hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

12.08                      Waiver.

(a)                                 The Company waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Subsidiary, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Subsidiary, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  The Company waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Subsidiary, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Subsidiary other than payment in full of the Guaranteed Obligations.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Subsidiary or any other party, or any security, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been paid.  The Company waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Subsidiary or any other party or any security.

(b)                                 Except as otherwise expressly provided in this Agreement, the Company waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  The Company assumes all responsibility for being and keeping itself informed of each Subsidiary’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that the Agent and the Lenders shall have no duty to advise the Company of information known to them regarding such circumstances or risks.

12.09                      Nature of Liability.  It is the desire and intent of the Company and the Guaranteed Creditors that this guaranty shall be enforced against the Company to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If, however, and to the extent that, the obligations of the Company under this guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations shall be deemed to be reduced and the Company shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

OSHKOSH CORPORATION

By:	/s/ R. Scott Grennier
Name:	R. Scott Grennier
Title:	Senior Vice President and Treasurer

Signature page to Oshkosh Credit Agreement

BANK OF AMERICA, N.A., as Agent

By:	/s/ Angelo M. Martorana
Name:	Angelo M. Martorana
Title:	Assistant Vice President

Signature page to Oshkosh Credit Agreement

BANK OF AMERICA, N.A., as a Lender, as an Issuer and as Swing Line Lender

By:	/s/ Steven K. Kessler
Name:	Steven K. Kessler
Title:	Senior Vice President

Signature page to Oshkosh Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Suzanne Ergastolo
Name:	Suzanne Ergastolo
Title:	Vice President

Signature page to Oshkosh Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Jeannine Pascal
Name:	Jeannine Pascal
Title:	Vice President

Signature page to Oshkosh Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark Holm
Name:	Mark Holm
Title:	Managing Director

Signature page to Oshkosh Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Mike McIntyre
Name:	Mike McIntyre
Title:	Director

By:	/s/ Aaron Sansone
Name:	Aaron Sansone
Title:	Vice President

Signature page to Oshkosh Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lewis Fisher
Name:	Lewis Fisher
Title:	Senior Vice President

Signature page to Oshkosh Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Henry R. Hissrich
Name:	Henry R. Hissrich
Title:	Senior Vice President

Signature page to Oshkosh Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, NEW YORK BRANCH, as a Lender

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

Signature page to Oshkosh Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ Johnetta Bush
Name:	Johnetta Bush
Title:	Vice President

Signature page to Oshkosh Credit Agreement

TD BANK, N.A., as a Lender

By:	/s/ Mark Hogan
Name:	Mark Hogan
Title:	Senior Vice President

Signature page to Oshkosh Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Caroline V. Krider
Name:	Caroline V. Krider
Title:	Senior Vice President

Signature page to Oshkosh Credit Agreement

ASSOCIATED BANK, N.A., as a Lender

By:	/s/ Mark J. Fischer
Name:	Mark J. Fischer
Title:	Sr Vice President

Signature page to Oshkosh Credit Agreement

COMERICA BANK, as a Lender

By:	/s/ Heather Whiting
Name:	Heather Whiting
Title:	Vice President

Signature page to Oshkosh Credit Agreement

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Pritha Majumder
Name:	Pritha Majumder
Title:	Second Vice President

Signature page to Oshkosh Credit Agreement

BANK OF THE WEST, as a Lender

By:	/s/ David Wang
Name:	David Wang
Title:	Director

Signature page to Oshkosh Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Andrey Rudnitsky
Name:	Andrey Rudnitsky
Title:	Banking Officer

Signature page to Oshkosh Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kiel Johnson
Name:	Kiel Johnson
Title:	AVP

Signature page to Oshkosh Credit Agreement

FIRST BANK OF HIGHLAND PARK, as a Lender

By:	/s/ Martha F. McGuire
Name:	Martha F. McGuire
Title:	Senior Manager, Loan Capital Markets
Senior Vice President

Signature page to Oshkosh Credit Agreement

CITY NATIONAL BANK, A NATIONAL BANKING ASSOCIATION, as a Lender

By:	/s/ Jeanine Smith
Name:	Jeanine Smith
Title:	Vice President

Signature page to Oshkosh Credit Agreement

REGIONS BANK, as a Lender

By:	/s/ Daniel J. Gresla
Name:	Daniel J. Gresla
Title:	Senior Vice President

Signature page to Oshkosh Credit Agreement

SABADELL UNITED BANK, N.A., as a Lender

By:	/s/ Maurici Llado
Name:	Maurici Llado
Title:	EVP-Corporate & Commercial Banking

Signature page to Oshkosh Credit Agreement

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. SILICON VALLEY BRANCH, as a Lender

By:	/s/ Yuan-Hsi Lin
Name:	Yuan-Hsi Lin
Title:	SVP & General Manager

Signature page to Oshkosh Credit Agreement

SCHEDULE 1.01(a)

PRICING SCHEDULE

Initial pricing in effect from the Effective Date until delivery of the compliance certificate for the fiscal quarter ending March 31, 2014 shall be determined based upon Pricing Level III.  Thereafter, the Applicable Offshore Rate Margin and the Applicable Base Rate Margin, as applicable, with respect to Revolving Loans, Swing Line Loans and Term A Loans, the Applicable Letter of Credit Fee Rate and the Applicable Commitment Fee Percentage shall be the applicable rate per annum set forth in the table below:

Level	Leverage Ratio	Applicable Offshore Rate Margin/Applicable Letter of Credit Fee Rate*	Applicable Base Rate Margin	Applicable Commitment Fee Percentage
I	> 3.50:1.0	2.00%	1.00%	0.35%
II	< 3.50:1.0 but > 2.25 to 1.0	1.75%	0.75%	0.30%
III	< 2.25:1.0 but > 1.00 to 1.0	1.50%	0.50%	0.25%
IV	< 1.00 to 1.0	1.25%	0.25%	0.225%

*The Applicable Letter of Credit Fee Rate for Letters of Credit to support a Person’s performance obligations (which shall not include any payment obligation) in respect of customer contracts shall equal 50% of the Applicable Letter of Credit Fee Rate set forth above.

The applicable Level shall be adjusted, to the extent applicable, 45 days (or, in the case of the last fiscal quarter of any fiscal year, 105 days) after the end of each fiscal quarter based on the Leverage Ratio as of the last day of such fiscal quarter; provided that if the Company fails to deliver the financial statements required by Section 7.01(a) or (b), as applicable, and the related compliance certificate required by Section 7.02(b) by the 45th day (or, if applicable, the 105th day) after any fiscal quarter, Level I shall apply until such financial statements are delivered.  Notwithstanding anything to the contrary on this Schedule 1.01(a), the determination of the Applicable Offshore Rate Margin, the Applicable Base Rate Margin, the Applicable Letter of Credit Fee Rate and the Applicable Commitment Fee Percentage for any period shall be subject to the provisions of the last sentence of the first paragraph of Section 2.15 Credit Agreement and the second paragraph of Section 2.15 of the Credit Agreement.

SCHEDULE 1.01(b)

EXISTING LETTERS OF CREDIT

[See attached.]

OSHKOSH CORPORATION
Existing Letter of Credit	KEY: JPMorgan Letters of Credit
as of 03/20/14	Moving under new Revolver
LC Change since 03/19/14

Letter of Credit #	Beneficiary	Amount in USD	Expiry Date	Issued Currency	LC ISSUER
3020923	RELIANCE INSURANCE C	$43,079.00	09/21/14	USD	Bank of America, NA
7404478	LUMBERMENS MUTUAL CASUALTY COMPANY	$495,000.00	10/01/14	USD	Bank of America, NA
7411664	THE TRAVELERS INDEMNITY COMPANY	$50,000.00	05/21/14	USD	Bank of America, NA
68019231	ARROWOOD INDEMNITY C	$125,000.00	08/01/14	USD	Bank of America, NA
68021012	THE TRAVELERS INDEMN	$2,180,612.00	09/30/14	USD	Bank of America, NA
68036350	ROYAL BANK OF CANADA	$301,687.50	04/30/14	USD	Bank of America, NA
68036357	BANCO ESPIRITO SANTO	$36,530.73	07/29/14	EUR	Bank of America, NA
68036618	NATIONAL BANK OF ABU	$1,040,000.00	11/15/14	USD	Bank of America, NA
68036878	BANK OF AMERICA	$124,303.50	05/16/14	EUR	Bank of America, NA
68036881	NATIONAL BANK OF EGY	$927,021.00	07/01/14	USD	Bank of America, NA
68037212	BANK OF AMERICA	$239,326.60	10/05/14	USD	Bank of America, NA
68037217	MCB BANK	$216,926.43	04/30/14	USD	Bank of America, NA
68037762	OHIO BUREAU OF WORKE	$170,000.00	02/10/15	USD	Bank of America, NA
68037765	BANK OF AMERICA	$26,241.85	09/20/14	EUR	Bank of America, NA
64508231	DAEWOO INTERNATIONAL	$1,651,038.69	08/15/14	USD	Bank of America, NA
68038045	ABU DHABI COMML BK,	$711,134.50	05/30/16	AED	Bank of America, NA
68038047	ROYAL BANK OF CANADA	$84,054.10	06/20/14	USD	Bank of America, NA
68038042	ABU DHABI COMML BK,	$38,892,750.00	06/15/15	USD	Bank of America, NA
68038146	BANCO DE CREDITO E I	$68,965.00	08/31/14	USD	Bank of America, NA
68038147	ROYAL BANK OF CANADA	$81,676.10	09/22/14	USD	Bank of America, NA
68038304	BANK OF AMERICA	$117,774.00	12/06/14	USD	Bank of America, NA
68038353	BANK OF AMERICA	$50,907.66	09/08/15	SGD	Bank of America, NA
68038354	SAUDI BRITISH BANK	$3,999,996.15	09/22/14	USD	Bank of America, NA
68038356	BANK OF AMERICA	$706,418.00	06/28/14	USD	Bank of America, NA
68090539	BANCO SANTANDER RIO	$147,695.20	06/01/15	USD	Bank of America, NA
68090541	SAUDI BRITISH BANK	$2,663,217.25	07/31/14	USD	Bank of America, NA
68090542	BANK OF AMERICA	$73,000.00	04/16/14	USD	Bank of America, NA
68090545	KOREA EXCHANGE BANK	$348,150.00	04/01/14	USD	Bank of America, NA
68090546	BANCO SANTANDER	$81,258.80	07/15/15	USD	Bank of America, NA
68090548	BANK OF AMERICA	$180,496.22	07/31/14	USD	Bank of America, NA
68090547	BANK OF AMERICA	$203,289.52	03/31/14	USD	Bank of America, NA
68090549	BANK OF AMERICA	$47,500.00	07/20/15	USD	Bank of America, NA
68090550	BANK LEUMI LE ISRAEL	$325,055.67	06/25/14	USD	Bank of America, NA
68090551	BANK OF AMERICA	$115,500.00	08/29/14	USD	Bank of America, NA
68090555	BANK OF AMERICA	$30,000.00	04/13/14	USD	Bank of America, NA
68090556	BANK OF AMERICA	$117,450.05	05/31/14	USD	Bank of America, NA
68091179	ABU DHABI COMML BK,	$13,615.63	09/22/14	AED	Bank of America, NA
68091178	BARCLAYS BANK (SEYCH	$4,000.00	04/17/14	USD	Bank of America, NA
68091184	INCHEON INTERNATIONA	$135,000.00	03/29/14	USD	Bank of America, NA
68091185	SK INCHEON PETROCHEM	$62,250.00	09/30/14	USD	Bank of America, NA
68091186	BANK LEUMI LE ISRAEL	$166,467.60	11/16/14	USD	Bank of America, NA
68090557	BANK OF AMERICA	$95,409.37	09/24/15	USD	Bank of America, NA
68091188	BANK OF AMERICA	$72,000.00	09/30/14	USD	Bank of America, NA
68091192	ABU DHABI COMML BK,	$687,864.00	09/30/14	USD	Bank of America, NA
68091193	ABU DHABI COMML BK,	$458,576.00	09/24/15	USD	Bank of America, NA
68091195	BANCO SANTANDER	$541,046.80	01/15/15	USD	Bank of America, NA
68091196	BANCO SANTANDER	$676,736.40	05/01/14	USD	Bank of America, NA
68091638	BARIVEN S.A.	$124,275.04	08/31/14	USD	Bank of America, NA
68091190	BANK LEUMI LE ISRAEL	$87,921.85	09/24/15	USD	Bank of America, NA
68091642	BANK LEUMI LE ISRAEL	$38,135.35	09/24/15	USD	Bank of America, NA
68091640	INCHEON INTERNATIONA	$234,996.20	12/31/14	USD	Bank of America, NA
68091643	BANCO SANTANDER RIO	$463,754.40	03/31/14	USD	Bank of America, NA
68091646	DHAKA BANK	$30,000.00	07/23/14	USD	Bank of America, NA
68091645	KOREA EXCHANGE BANK	$348,150.00	04/01/14	USD	Bank of America, NA
68091648	BANK OF AMERICA	$633,061.47	12/16/14	EUR	Bank of America, NA
68091641	BANK OF AMERICA	$45,584.05	12/23/14	USD	Bank of America, NA
68037763	BARIVEN S.A.	$5,826,353.50	06/30/14	USD	Bank of America, NA
68091649	BARIVEN S.A.	$475,318.88	06/30/14	USD	Bank of America, NA
68091650	BARIVEN S.A.	$707,699.72	06/30/14	USD	Bank of America, NA
68091651	BARIVEN S.A.	$2,096,400.00	06/30/14	USD	Bank of America, NA

68091653	INCHEON INTERNATIONA	$1,174,981.00	08/31/14	USD	Bank of America, NA
68091654	BANCO MERCANTIL SANT	$461,861.20	03/31/15	USD	Bank of America, NA
68091652	BARIVEN S.A.	$4,045,728.00	06/30/14	USD	Bank of America, NA
68091657	BARIVEN S.A.	$684,422.00	11/30/14	USD	Bank of America, NA
68091656	BANK OF AMERICA	$88,000.00	07/31/15	USD	Bank of America, NA
68091655	BANCO SANTANDER RIO	$112,789.40	04/15/16	USD	Bank of America, NA
68092038	BANK OF CYPRUS PUBLI	$69,057.50	07/29/14	EUR	Bank of America, NA
68092039	NATIONAL BANK OF BAH	$85,000.00	04/06/15	USD	Bank of America, NA
68092041	NEPAL BANK	$16,000.00	08/30/14	USD	Bank of America, NA
68092040	BARIVEN S.A.	$246,160.00	08/31/14	USD	Bank of America, NA
68092044	BANK OF AMERICA	$60,000.00	06/30/14	USD	Bank of America, NA
68092045	BANK OF AMERICA	$1,133,500.00	04/30/16	USD	Bank of America, NA
68092046	BANK OF AMERICA	$139,000.00	04/30/15	USD	Bank of America, NA
68092047	BANK OF AMERICA	$45,823.00	03/09/15	USD	Bank of America, NA
68092048	BANK OF AMERICA	$108,725.00	02/26/15	USD	Bank of America, NA
68092049	BANK OF INDIA	$31,666.70	07/31/14	USD	Bank of America, NA
68092050	BANK OF AMERICA	$170,000.00	12/29/14	USD	Bank of America, NA
68035046	BANK OF AMERICA	$126,000.00	12/29/15	USD	Bank of America, NA
S-260779	DBS BANK LTD	$32,347.14	10/30/14	USD	JPMorgan Chase Bank, N.A.
	TOTAL IN US DOLLARS:	$79,528,732.72

SCHEDULE 2.01

COMMITMENTS AND PERCENTAGES

LENDER	REVOLVING COMMITMENT	APPLICABLE PERCENTAGE OF REVOLVING COMMITMENT	TERM A COMMITMENT	APPLICABLE PERCENTAGE OF TERM A COMMITMENT
Bank of America, N .A.	$54,000,000.00	9.000000000%	$36,000,000.00	9.000000000%
JPMorgan Chase Bank, N.A.	$54,000,000.00	9.000000000%	$36,000,000.00	9.000000000%
The Royal Bank of Scotland Plc	$54,000,000.00	9.000000000%	$36,000,000.00	9.000000000%
Wells Fargo Bank, National Association	$54,000,000.00	9.000000000%	$36,000,000.00	9.000000000%
Credit Agricole Corporate and Investment Bank	$36,000,000.00	6.000000000%	$24,000,000.00	6.000000000%
HSBC Bank USA, National Association	$36,000,000.00	6.000000000%	$24,000,000.00	6.000000000%
PNC Bank, National Association	$36,000,000.00	6.000000000%	$24,000,000.00	6.000000000%
Sumitomo Mitsui Banking Corporation, New York Branch	$36,000,000.00	6.000000000%	$24,000,000.00	6.000000000%
SunTrust Bank	$36,000,000.00	6.000000000%	$24,000,000.00	6.000000000%
TD Bank, N.A.	$36,000,000.00	6.000000000%	$24,000,000.00	6.000000000%
U.S. Bank National Association	$36,000,000.00	6.000000000%	$24,000,000.00	6.000000000%
Associated Bank, N.A.	$18,000,000.00	3.000000000%	$12,000,000.00	3.000000000%
Comerica Bank	$18,000,000.00	3.000000000%	$12,000,000.00	3.000000000%
The Northern Trust Company	$15,000,000.00	2.500000000%	$10,000,000.00	2.50000000%
Bank of the West	$12,000,000.00	2.000000000%	$8,000,000.00	2.000000000%
Branch Banking and Trust Company	$12,000,000.00	2.000000000%	$8,000,000.00	2.000000000%
Capital One, National Association	$12,000,000.00	2.000000000%	$8,000,000.00	2.000000000%
First Bank of Highland Park	$12,000,000.00	2.000000000%	$8,000,000.00	2.000000000%
City National Bank, a National Banking association	$9,000,000.00	1.500000000%	$6,000,000.00	1.500000000%
Regions Bank	$9,000,000.00	1.500000000%	$6,000,000.00	1.500000000%
Sabadell United Bank, N.A.	$9,000,000.00	1.500000000%	$6,000,000.00	1.500000000%
Mega International Commercial Bank Co., Ltd., Silicon Valley Branch	$6,000,000.00	1.000000000%	$4,000,000.00	1.000000000%
TOTAL	$600,000,000	100.000000000%	$400,000,000	100.000000000%

SCHEDULE 2.12

AMORTIZATION OF TERM A LOANS

DATE	PRINCIPAL PAYMENT (as a percentage of original principal amount of Term A Loans (as increased pursuant to Section 2.21 of the Credit Agreement))
September 30, 2014	1.25%
December 31, 2014	1.25%
March 31, 2015	1.25%
June 30, 2015	1.25%
September 30, 2015	1.25%
December 31, 2015	1.25%
March 31, 2016	1.25%
June 30, 2016	1.25%
September 30, 2016	1.25%
December 31, 2016	1.25%
March 31, 2017	1.25%
June 30, 2017	1.25%
September 30, 2017	1.25%
December 31, 2017	1.25%
March 31, 2018	1.25%
June 30, 2018	1.25%
September 30, 2018	1.25%
December 31, 2018	1.25%
Term A Maturity Date	Remaining Outstanding Principal Balance of Term A Loans

SCHEDULE 2.22

AUCTION PROCEDURES

This Schedule is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.22 of the Credit Agreement, of which this Schedule is a part. It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document.  None of the Agent, the Auction Manager or any other Agent-Related Person, or any of their respective affiliates makes any recommendation pursuant to any offering document as to whether or not any Term Lender should sell its Add-On Term Loans to the Company pursuant to any offering documents, nor shall the decision by the Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Term Lender to sell its Add-On Term Loans to the Company be deemed to constitute such a recommendation.  Each Term Lender should make its own decision on whether to sell any of its Add-On Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Add-On Term Loans. In addition, each Term Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents.

Capitalized terms not otherwise defined in this Schedule have the meanings assigned to them in the Credit Agreement.

(a)                                 Notice Procedures.  In connection with each Auction, the Company will provide notification to the Auction Manager (for distribution to the Term Lenders holding the applicable Add-On Term Loans that will be the subject of such Auction (each, an “Auction Notice”)).  Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of the Add-On Term Loans that the Company offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $50,000,000 (unless another amount is agreed to by the Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Company would be willing to purchase Add-On Term Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (as such date and time may be extended by the Auction Manager at the request of the Company, such time the “Expiration Time”).  Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Company to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, that only one extension per offer shall be permitted.  An Auction shall be regarded as a “failed auction” in the event that either (i) the Company withdraws such Auction in accordance with the terms hereof or (ii) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received.  In the event of a failed auction, the Company shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be.  Notwithstanding anything to the contrary contained herein, the Company shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

(b)           Reply Procedures.  In connection with any Auction, each Term Lender wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of the applicable Add-On Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of such Add-On Term Loans, in an amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof, that such Term Lender offers for sale at its Reply Price (the “Reply Amount”).  A Term Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the applicable Add-On Term Loans held by such Term Lender.  Term Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Term Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Term Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”).  The Company will not purchase any Add-On Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.

(c)           Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Company, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Company to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Add-On Term Loans for which the Company has received Qualifying Bids).  The Company shall purchase the applicable Add-On Term Loans from each Term Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  All applicable Add-On Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

(d)           Proration Procedures.  All Add-On Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all applicable Add-On Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all applicable Add-On Term Loans to be purchased at prices below the Applicable Threshold Price), the Company shall purchase the Add-On Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount.  No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

(e)           Notification Procedures.  The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including Debt Domain, IntraLinks, Syndtrak or another electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 3:00 p.m. (local time) on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Schedule).  The Auction Manager will insert the principal amount of the applicable Add-On Term Loans to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  Upon the request of the submitting Term Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(f)            Auction Assignment and Assumption.  Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Company:

“No Default or Event of Default has occurred and is continuing, or would result from this Auction.

As of the date hereof, except as previously disclosed in writing to the Agent and the Lenders, the Company represents and warrants that no Loan Party, has any MNPI that both (a) has not been disclosed to the Agent and the Lenders (other than because any such Lender does not wish to receive such MNPI) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material to, such Lender’s decision to participate in the Auction.”

(g)           Additional Procedures.  Once initiated by an Auction Notice, the Company may withdraw an Auction only in the event that, as of such time, no Qualifying Bid has been received by the Auction Manager or the Company has failed, or in good faith believes it will fail, to satisfy one or more of the conditions set forth in Section 2.22 of the Credit Agreement which are required to be met at the time which otherwise would have been the time of purchase of the Add-On Term Loans pursuant to the respective Auction.  Furthermore, in connection with any Auction with respect to particular Add-On Term Loans, upon submission by a Term Lender of a Return Bid, such Term Lender will not have any withdrawal rights.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Term Lender.  However, an Auction may become void if the conditions to the purchase of the applicable Add-On Term Loans by the Company required by the terms and conditions of Section 2.22 of the Credit Agreement are not met.  The purchase price in respect of each Qualifying Bid for which purchase by the Company is required in accordance with the foregoing provisions shall be paid directly by the Company to the respective assigning Term Lender on a settlement date as determined jointly by the Company and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due).  The Company shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  All questions as to the form of documents and validity and eligibility of Add-On Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Company, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.22 of the Credit Agreement or this Schedule.  The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Company, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.22 of the Credit Agreement or this Schedule.  None of the Agent, the Auction Manager, any other Agent-Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company, the other Loan Parties, or any of their affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

This Schedule shall not require the Company to initiate any Auction.

SCHEDULE 6.07
TO CREDIT AGREEMENT

ERISA

None.

1

SCHEDULE 6.10
TO CREDIT AGREEMENT

Taxes

None.

2

SCHEDULE 6.12

TO CREDIT AGREEMENT

Environmental Matters

None.

3

SCHEDULE 6.14
TO CREDIT AGREEMENT

Capitalization; Subsidiaries and Minority Interests

A.                                                            Capitalization of the Company and its Subsidiaries

Company

Oshkosh Corporation is authorized to issue 300,000,000 shares of $.01 par value Common Stock.  At March 20, 2014 84,625,580 shares of Common Stock were issued and outstanding, respectively.  The Company is also authorized to issue up to 2,000,000 shares of $.01 par value Preferred Stock, none of which were issued or outstanding at March 20, 2014.

Subsidiary	Parent Company	Percent Owned	Class of Stock	No. of Shares Outstanding
Access Financial Solutions, Inc.	JLG Industries, Inc.	100.00%	Common	10
Audubon Manufacturing Corporation	Concrete Equipment Company, Inc.	100.00%	Common	50,000
Concrete Equipment Company, Inc.	McNeilus Companies, Inc.	100.00%	Common	1.222222
Fulton Industries, Inc.	JLG Industries, Inc.	100.00%	Common	10
Fulton International, Inc.	JLG Industries, Inc.	100.00%	Common	250
GI Industries, Inc.	JLG Industries, Inc.	100.00%	Common	100
Iowa Contract Fabricators, Inc.	McNeilus Companies, Inc.	100.00%	Common	6,737
Iowa Mold Tooling Co., Inc.	McNeilus Companies, Inc.	100.00%	Common	1,000
JerrDan Corporation	McNeilus Companies, Inc.	100.00%	Common	1,000
JLG Deutschland GmbH	JLG Industries GmbH	100.00%	Capital Stock	6,200,000
JLG Equipment Services Limited	JLG Investments, LP	100.00%	Ordinary	10,000
JLG Equipment Services, Inc.	JLG Industries, Inc.	100.00%	Common	10
JLG Europe BV	JLG Investments, LP	100.00%	Capital Stock	5,450
JLG France SAS	JLG Europe BV	100.00%	Capital Stock	299,824

4

Subsidiary	Parent Company	Percent Owned	Class of Stock	No. of Shares Outstanding
JLG Industries (Italia) SRL	JLG Europe	99.0%	Capital Stock	10,197
	JLG Industries GmbH	1.0%	Capital Stock	103
JLG Industries (Proprietary) Limited	JLG Europe BV	100.00%	Capital Stock	1
JLG Industries (United Kingdom) Limited	JLG Europe BV	100.00%	Capital Stock	2
JLG Industries GmbH	JLG Europe BV	100.00%	Capital Stock	1
JLG Industries, Inc.	McNeilus Companies, Inc.	100.00%	Common	1,000
JLG International LLC	JLG Industries, Inc.	100.00%	Membership Units	100
JLG Investments, LP	JLG Industries, Inc.	95.86%	Not applicable	Not applicable
	JLG International LLC	4.14%
JLG Latino Americana Ltda.	JLG Industries, Inc.	99.97%	Quotas	295,210
	JLG Equipment Services, Inc.	0.03%	Quotas	100
JLG Manufacturing Central Europe S.R.L.	Oshkosh European Holdings S.L.	99.9997%	Capital Stock	2,974,508
	JLG Europe B.V.	0.0003%	Capital Stock	10
JLG Manufacturing Europe BVBA	JLG Europe BV	99.0%	Shares	99
	JLG Industries GmbH	1.0%		1
JLG Manufacturing Services Europe Maatschap	JLG Manufacturing Europe BVBA	99.95%	Partnership Units	99.95
	JLG Europe BV	0.05%	Partnership Units	.05
JLG Manufacturing, LLC	JLG Industries, Inc.	99.0%	Membership Units	99
	Fulton Industries, Inc.	1.0%		1
JLG Prolift Pty Limited	JLG Industries, Inc.	100.00%	Shares	1
JLG Properties Australia PTY Limited	JLG Industries, Inc.	100.00%	Capital Stock	225,000
JLG Sverige AB	JLG Europe BV	100.00%	Capital Stock	6,250
JLG-MHD, Inc.	JLG Industries, Inc.	100.00%	Common	10
JLG-MHD Indiana, Inc.	JLG Industries, Inc.	100.00%	Common	10

5

Subsidiary	Parent Company	Percent Owned	Class of Stock	No. of Shares Outstanding
Kewaunee Fabrications, L.L.C.	Oshkosh Corporation	100.00%	Not applicable	Not applicable
LMI Finance L.P.	Oshkosh Logistics Corporation (General Partner)	0.10%	Not applicable	Not applicable
	McNeilus Companies, Inc. (Limited Partner)	99.90%
London (Mtl) Inc.	London Machinery Inc.	100.00%	Common	1,125
London Machinery Inc.	McNeilus Companies, Inc.	100.00%	Common	10
McIntire Fabricators, Inc.	McNeilus Companies, Inc.	100.00%	Common	6,313
McNeilus Companies, Inc.	Oshkosh Corporation	100.00%	Class A Voting	76,061
			Class B Non-voting	7,380,264
McNeilus Financial Services, Inc.	McNeilus Companies, Inc.	100.00%	Common	1,000,000
McNeilus Financial, Inc.	McNeilus Truck and Manufacturing, Inc.	100.00%	Common	125,000
McNeilus Truck and Manufacturing, Inc.	McNeilus Companies, Inc.	100.00%	Common	102,950
Oshkosh Arabia FZE	Oshkosh Corporation	100.00%	Capital Stock	1
Oshkosh Asia Holdings Limited	Oshkosh Corporation	100.00%	Ordinary	100
Oshkosh Commercial (Beijing) Co., Ltd.	Oshkosh Asia Holdings Limited	100.00%	Not applicable	100
Oshkosh Defense Canada Incorporated	Oshkosh Corporation	100.00%	Common	100
Oshkosh Equipment Finance, L.L.C.	Oshkosh/McNeilus Financial Services, Inc.	100.00%	Not applicable	Not applicable
Oshkosh European Holdings S.L.	Windmill Ventures C.V.	100.00%	Ordinary	5,006
Oshkosh Group B.V.	Oshkosh European Holdings S.L.	99.5%	Common	199
	Summit Performance Systems, L.L.C.	0.5%	Common	1
Oshkosh India Private Limited	Oshkosh Corporation	99.99%	Shares	9,900
	Summit Performance Systems, L.L.C.	0.5%	Shares	100

6

Subsidiary	Parent Company	Percent Owned	Class of Stock	No. of Shares Outstanding
Oshkosh Italy, B.V.	Oshkosh Group B.V.	100.00%	Shares	18,300
Oshkosh JLG (Tianjin) Equipment Technology Co., Ltd.	JLG Equipment Services Limited	100.00%	Not applicable	Not applicable
Oshkosh Logistics Corporation	Oshkosh Corporation	100.00%	Common	1,000
Oshkosh Rus, LLC	JLG Europe BV	99.99%	Not applicable	99.99
	JLG Industries GmbH	0.01%		.01
Oshkosh Truck (UK) Limited	Oshkosh Unipower Limited	100.00%	Common	4
Oshkosh Unipower Limited	Oshkosh Corporation	100.00%	Ordinary	1
Oshkosh/McNeilus Financial Services, Inc.	McNeilus Financial Services, Inc.	100.00%	Common	104,600
Oshkosh-JLG (Singapore) Technology Equipment Private Limited	JLG Investments, LP	100.00%	Ordinary	260,000
Pierce Manufacturing Inc.	Oshkosh Corporation	100.00%	Common	410,079
Platformas Elevadoras JLG Iberica S.L.	JLG Europe BV	100.00%	Capital Stock	3,010
Premco Products Inc.	JLG Industries, Inc.	100.00%	Common	10,000
Summit Performance Systems, L.L.C.	Oshkosh Corporation	100.00%	Not applicable	Not applicable
TGC Industries, Inc.	GI Industries, Inc.	100.00%	Class A Common	2,138
Total Mixer Technologies, L.L.C.	Oshkosh Corporation	100.00%	Not applicable	Not applicable
Viking Truck & Equipment Sales, Inc. (Michigan)	McNeilus Financial, Inc.	100.00%	Common	22,500
Viking Truck & Equipment Sales, Inc. (Ohio)	McNeilus Financial, Inc.	100.00%	Common	250
Windmill Ventures C.V.	Summit Performance Systems, L.L.C.	1.0%	Not applicable	Not applicable
	Total Mixer Technologies, L.L.C.	.5%
	Oshkosh Corporation	98.5%

7

B.                                                                                    Company’s equity investments in any other corporation or entity

Investment	Parent Company	Percent Owned	Class of Stock	No. of Shares Outstanding
Chasises Y Autopartes Oshmex S.A. de C.V.	Oshkosh Corporation	49.00%	Series A	22,500
			Series B	4,230,000
			Series C	56,403,005
Comercializadora de Chasises S.A. de C.V.	Oshkosh Corporation	45.00%	Shares	45
Enova Systems, Inc.	Oshkosh Corporation	1.00%	Series B Convertible Preferred Stock	24,046
McNeilus Equipamentos do Brasil Ltda.	McNeilus Truck and Manufacturing, Inc.	45%	Not applicable	Not applicable
Mezcladoras Y Trailers de Mexico, S.A. de C.V.	McNeilus Truck and Manufacturing, Inc.	49.00%	Fixed Capital Series B	24,500
			Variable Capital Series B	379,029
Mission Readiness LLC	Oshkosh Corporation	30%	Not applicable	Not applicable
Oshkosh Middle East E.C.	Oshkosh Corporation	19.00%	Common	23,750
RiRent Europe B.V.	JLG Europe B.V.	50%	Not applicable	Not applicable

8

SCHEDULE 7.14

TO CREDIT AGREEMENT

Mortgaged Real Property

Oshkosh Corporation

333 W 29th Ave.

Oshkosh, WI 54902

500 W Waukau Ave.

Oshkosh, WI 54902

324 W 29th Ave.

Oshkosh, WI 54902

370 W Waukau Ave.

Oshkosh, WI 54902

2307 Oregon St.

Oshkosh, WI 54902

2737 Harrison St.

Oshkosh, WI 54901

329 W 20th Ave.

Oshkosh, WI 54902

2948 Bradley St.

Oshkosh, WI 54902

4325 South Washburn

Oshkosh, WI 54901

3135 Oregon St.

Oshkosh, WI 54902

3740 Fisk Ave.

Oshkosh, WI 54901

1425 University Dr.

Menasha, WI 54952

9

Iowa Mold Tooling Co., Inc.

500 West US Highway 18

Garner, IA 50438

Pierce Manufacturing Inc.

2600 American Dr.

Appleton, WI 54914

3100 N. McCarthy Rd.

Appleton, WI 54913

Kewaunee Fabrications, LLC

520 N Main St.

Kewaunee, WI 54216

JLG Industries, Inc.

1 JLG Drive

McConnellsburg, PA 17233

560 Walnut Bottom Rd.

Shippensburg, PA 17257

600 East Chestnut St.

Orrville, OH 44667

450 Sunnyside Rd.

Bedford, PA 15522

10

SCHEDULE 8.01

TO CREDIT AGREEMENT

Permitted Liens

Debtor	Jurisdiction of Organization	Secured Party	Date of Initial Filing	Original Filing Number	Description
McNeilus Truck and Manufacturing, Inc.	Minnesota	Navistar Financial Corporation; Navistar, Inc.	07/24/1973	000245332	All International trucks and chassis; proceeds thereof
Pierce Manufacturing Inc.	Wisconsin	Navistar Financial Corporation	08/02/1999	01869289	All International trucks and chassis; proceeds thereof
Pierce Manufacturing Inc.	Wisconsin	Evesham Township Fire District No. 1 (muni corp)	07/22/2009	090008982532	Six fire truck apparatuses
Pierce Manufacturing Inc.	Wisconsin	Town of Goshen	11/12/2009	090013441013	One fire engine
Pierce Manufacturing Inc.	Wisconsin	Village of Germantown, Wisconsin	07/29/2011	110009313420	One fire truck apparatus

11

Debtor	Jurisdiction of Organization	Secured Party	Date of Initial Filing	Original Filing Number	Description
Oshkosh Corporation	Wisconsin	Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee under Trust Agreement Dated as of April 3, 2006	04/01/2013	130004175118	One Bombardier Inc. airframe; two General Electric aircraft engines; one Honeywell auxiliary power unit
Oshkosh Corporation	Wisconsin	Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee under Trust Agreement Dated as of April 3, 2006	09/03/2013	130011570115	One Bombardier Inc. airframe; two Honeywell International Inc. aircraft engines; one Honeywell auxiliary power unit

12

SCHEDULE 8.02
TO CREDIT AGREEMENT

Dispositions

None.

13

SCHEDULE 8.04
TO CREDIT AGREEMENT

Permitted Investments

None.

14

SCHEDULE 8.05
TO CREDIT AGREEMENT

Permitted Indebtedness

Indenture, dated March 3, 2010, among Oshkosh Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, evidencing Indebtedness in an aggregate principal amount not to exceed $250 million, as supplemented by the First Supplemental Indenture, dated September 27, 2010.

Indenture, dated February 21, 2014, by and among Oshkosh Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee evidencing Indebtedness in an aggregate principal amount not to exceed $250 million.

15

SCHEDULE 8.07
TO CREDIT AGREEMENT

Burdensome Agreements

Indenture, dated March 3, 2010, among Oshkosh Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, evidencing Indebtedness in an aggregate principal amount not to exceed $250 million, as supplemented by the First Supplemental Indenture, dated September 27, 2010.

Indenture, dated February 21, 2014, by and among Oshkosh Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee evidencing Indebtedness in an aggregate principal amount not to exceed $250 million.

16

SCHEDULE 11.02

AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

OSHKOSH CORPORATION

2307 Oregon Street

Oshkosh, Wisconsin 54903

Attention: R. Scott Grennier

Telephone:  920-233-9451

Fax:  920-233-9251

Email: sgrennier@oshkoshcorp.com

Website Address: www.oshkoshcorporation.com

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

Agent’s Payment Office

(for payments and Requests for Credit Extensions)

Karen Puente

Bank of America, N.A.

Mail Code: TX1-492-14-12

901 Main Street

Dallas, TX 75202

Phone:  972-338-3810

Fax:  214-290-8378

Email: karen.r.puente@baml.com

Other Notices as Agent:

Rosanne Parsill

Bank of America, N.A.

Mail Code: IL4-135-09-61

135 South LaSalle Street

Chicago, IL 60603

Phone:  312-923-1639

Fax:  877-206-8429

Email: rosanne.parsill@baml.com

BANK OF AMERICA, N.A., AS ISSUER

Alfonso (Al) Malave

Mail Code: PA6-580-02-30

One Fleet Way

Scranton, PA 18507

Phone:  570-330-4212

Fax:  570-330-4186

Email: alfonso.malave@baml.com

OR

Standby Letter of Credit Customer Service

Bank of America, N.A.

Mail Code: PA6-580-02-30

One Fleet Way

Scranton, PA 18507

Phone:  1-800-370-7519

Fax:  800-755-8743

Email: scranton_standby_lc@bankofamerica.com

BANK OF AMERICA, N.A., AS SWING LINE LENDER

Karen Puente

Bank of America, N.A.

Mail Code: TX1-492-14-12

901 Main Street

Dallas, TX 75202

Phone:  972-338-3810

Fax:  214-290-8378

Email: karen.r.puente@baml.com

EXHIBIT A

FORM OF NOTICE OF BORROWING

[Date]

Bank of America, N.A., as Agent

for the Lenders party to the Credit

Agreement referred to below

901 Main Street

Mail Code TX1-492-14-14

Dallas, Texas 75202

Attn: Senior Agency Officer

Ladies and Gentlemen:

The undersigned refers to the Amended and Restated Credit Agreement dated as of March 21, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”), and hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement. Set forth below is the information relating to such Borrowing as required by Section 2.03(a) of the Credit Agreement:

(i)	The aggregate amount of the proposed Borrowing is $ .

(ii)	The requested Borrowing Date for the proposed Borrowing (which is a Business Day) is , .

(iii)	The Class of Loans comprising the proposed Borrowing is [Revolving] [Term] Loans and the Type of Loans comprising the proposed Borrowing is [Base] [Offshore] Rate Loans.

(iv)

The duration of the Interest Period for each Offshore Rate Loan made as part of the proposed Borrowing, if applicable, is              months (which shall be 1, 2, 3 or 6 (or, if all applicable Lenders agree, 12) months).

(v)	The Applicable Currency for each Offshore Rate Loan made as part of the proposed Borrowing, if applicable, is .

The undersigned hereby certifies that the following statements will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)

The representations and warranties in Article VI of the Credit Agreement are true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date of such proposed Borrowing (except to the extent such representations and warranties expressly refer to an earlier date, in which case such representations and warranties are true and correct as of such earlier date); and

(b)	No Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing.

Very truly yours,

[BORROWER]

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Bank of America, N.A., as Agent

for the Lenders party to the Credit

Agreement referred to below

901 Main Street

Mail Code TX1-492-14-14

Dallas, Texas 75202

Attn: Senior Agency Officer

Ladies and Gentlemen:

The undersigned refers to the Amended and Restated Credit Agreement dated as of March 21, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”), and hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that the undersigned hereby requests a [conversion] [continuation] of Loans under the Credit Agreement.  Set forth below is the information relating to such [conversion] [continuation] as required by Section 2.04(b) of the Credit Agreement:

(i)	The date of the proposed [conversion] [continuation] is , (which shall be a Business Day).

(ii)	The aggregate amount of the Loans proposed to be [converted] [continued] is $ . [Specify which part is to be converted and which part is to be continued, if appropriate.]

(iii)

The Loans to be [continued] [converted] are [Base Rate Loans] [Offshore Rate Loans] and the Loans resulting from the proposed [conversion] [continuation] will be [Base Rate Loans] [Offshore Rate Loans].

(iv)

The duration of the requested Interest Period for each Offshore Rate Loan made as part of the proposed [conversion] [continuation] is        months (which shall be 1, 2, 3 or 6 (or, if all applicable Lenders agree, 12) months).

(v)	In the case of Offshore Rate Loans denominated in an Offshore Currency, the Applicable Currency into which such converted Loans will be denominated is .

The undersigned hereby certifies that before and after giving effect to the proposed [conversion] [continuation] and to the application of the proceeds therefrom, no Default or Event of Default has occurred and is continuing or would result from such proposed [conversion] [continuation].

Very truly yours,

[BORROWER]

By:
Name:
Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Bank of America, N.A., as Agent

for the Lenders party to the Credit

Agreement referred to below

135 South LaSalle Street

Mail Code IL4-135-05-13

Chicago, Illinois 60603

Attn: Senior Agency Officer

Ladies and Gentlemen:

This certificate is furnished to you by Oshkosh Corporation, a Wisconsin corporation (the “Company”), pursuant to Section 7.02(b) of the Amended and Restated Credit Agreement dated as of March 21, 2014 among the Company, certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), concurrently with the delivery of the financial statements required pursuant to Section 7.01 of the Credit Agreement.  Capitalized terms used but not defined herein (including on Schedule 1 hereto) shall have the meanings given to them in the Credit Agreement.

The undersigned, on behalf of the Company, hereby certifies that the financial data and computations set forth in Schedule 1 below, evidencing compliance with the covenants set forth in Sections 8.09, 8.10 and 8.11(1) of the Credit Agreement, are true and correct as of                     ,         (2) (the “Computation Date”).

The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of this          day of                         ,         .

OSHKOSH CORPORATION,
a Wisconsin corporation

By:
Name:
Title:

(1)  Section 8.11 of the Credit Agreement does not need to be referenced during any Collateral Release Period.

(2)  The last day of the accounting period for which financial statements are being concurrently delivered.

SCHEDULE 1

Computations

Period: Last day of fiscal quarter ended                           , 201     (the “Computation Date”).

I.	Section 8.09 Leverage Ratio

	1.	Maximum permitted:		[3.75][4.50]:1.0(3)
	2.	Actual:
(a)

The total of (A) all Indebtedness (including all Obligations other than any Obligations arising under any Cash Management Agreements) of the Company and its Subsidiaries determined on a consolidated basis as of the Computation Date (excluding Contingent Obligations in respect of Swap Contracts) and (B) to the extent included in calculating Contingent Obligations by operation of clause (v) of the last sentence of the definition thereof, outstanding guarantees of customer financing in the ordinary course of business and substantially consistent with past practice:

$
		(b)	The amount of Cash Collateral held pursuant to Sections 2.11(a), 3.07 and 3.11 of the Credit Agreement, if any:	$
		(c)	Consolidated EBITDA for the period of four fiscal quarters ending on the Computation Date (the “Measurement Period”):	$
		(d)	Leverage Ratio (ratio of (2.(a) minus 2.(b)) to 2.(c)):	:1.0

II.	Section 8.10 Interest Coverage Ratio

	1.	Minimum required:		2.50:1.0
	2.	Actual:
		(a)	Consolidated EBITDA for the Measurement Period:	$
		(b)	Cash Interest Expense for the Measurement Period:	$
		(c)	Interest Coverage Ratio (ratio of 2.(a) to 2.(b)):	: 1.0

III.	Section 8.11 Senior Secured Leverage Ratio(4)
	1.	Maximum permitted:		3.00:1.0
	2.	Actual:
(a)

All Indebtedness (including all Obligations other than any Obligations arising under any Cash Management Agreements) of the Company and its Subsidiaries to the extent that such Indebtedness is secured by Liens, determined on a consolidated basis, as of such date (excluding Contingent Obligations in respect of Swap Contracts):

$
		(b)	The amount of Cash Collateral held pursuant to Sections 2.11(a), 3.07 and 3.11 of the Credit Agreement, if any:	$

(3)  The maximum permitted Leverage Ratio is 3.75 to 1.0 during any Collateral Release Period and 4.50 to 1.0 at any other time.

(4)  Do not include the Senior Secured Leverage Ratio during any Collateral Release Period.

(c)	Consolidated EBITDA for the Measurement Period:	$
(d)	Senior Secured Leverage Ratio (ratio of (2.(a) minus 2.(b)) to 2.(c)):	:1.0

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [the][each](5) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](6) Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [and] [the Assignees](7) hereunder are several and not joint.](8) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified in item 5 below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit, the Swing Line Loans and the Fronted Offshore Currency Loans included in such facilities(9)) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

(5)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

(6)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

(7)  Select as appropriate.

(8)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

(9)  Include all applicable subfacilities.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):	Oshkosh Corporation and the Subsidiary Borrowers (if any), collectively

4.	Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

Amended and Restated Credit Agreement dated as of March 21, 2014 among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders

6.	Assigned Interest[s]:

Assignor[s](10)	Assignee[s](11)	Facility Assigned(12)	Aggregate Amount of Commitment/Loans for all Lenders(13)	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment /Loans(14)		CUSIP Number

			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	](15)

(10)  List each Assignor, as appropriate.

(11)  List each Assignee, as appropriate.

(12)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “Term Commitment”, etc.).

(13)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(14)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(15)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                                , 201   [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](16) Accepted:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

[Consented to:](17)

OSHKOSH CORPORATION,
a Wisconsin corporation

By:
Name:
Title:

(16)  To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

(17)  To be added, as applicable, only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, Issuer, Fronting Lender) is required by the terms of the Credit Agreement.

[BANK OF AMERICA, N.A., as Swing Line Lender]

By:
Name:
Title:

[ISSUER]

By:
Name:
Title:

[FRONTING LENDER]

By:
Name:
Title:

ANNEX 1 TO ASSIGNMENT AGREEMENT

Amended and Restated Credit Agreement dated as of March 21, 2014 among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1.                            Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee that meets all the requirements to be an assignee under Sections 11.07(a)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.07(a)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the] [such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT E

FORM OF NOTE

             , 201

FOR VALUE RECEIVED, [BORROWER NAME] (the “Company”) HEREBY PROMISES TO PAY to the order of                                                  (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Company pursuant to the Credit Agreement referred to below (as shown in the records of the Lender or, at the Lender’s option, on the schedule attached hereto and any continuation thereof).

The undersigned further promises to pay interest on the unpaid principal amount of each Loan evidenced hereby from the date of such Loan until such Loan is paid in full, payable at the rates and at the times set forth in the Credit Agreement referred to below.

Both principal and interest shall be payable in accordance with the Credit Agreement referred to below to Bank of America, N.A., as administrative agent (in such capacity, the “Agent”), on behalf of the Lender, at the main office of the Agent in Dallas, Texas in immediately available funds.

This Note is a Note referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of March 21, 2014 among [the Company] [Oshkosh Corporation, a Wisconsin corporation (“OSK”)], certain [other] subsidiaries of [the Company] [OSK] from time to time party thereto, the financial institutions from time to time party thereto (including the Lender) and Bank of America, N.A., as Agent (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), and the other Loan Documents.  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT THE BORROWERS, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

The Company hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

[BORROWER]

By:
Name:
Title:

EXHIBIT F

FORM OF SUBSIDIARY BORROWER SUPPLEMENT

To Bank of America, N.A., as Agent,

and Lenders party to the Credit

Agreement referred to below

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of March 21, 2014 among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned,                            (the “Subsidiary”), a                            [entity], wishes to become a “Subsidiary Borrower” under the Credit Agreement, and accordingly agrees that from the date hereof it shall become a “Subsidiary Borrower” under the Credit Agreement and agrees that from the date hereof and until the payment in full of the principal of and interest on all Loans made to it under the Credit Agreement and performance of all of its other obligations thereunder in its capacity as a Subsidiary Borrower (other than contingent indemnification or similar obligations not yet due and payable), and termination hereunder of its status as a “Subsidiary Borrower” as provided below, it shall perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a “Borrower” or a “Subsidiary Borrower”.  Without limiting the generality of the foregoing, the Subsidiary affirms the jurisdictional and other provisions of Sections 11.14 and 11.15 of the Credit Agreement and acknowledges that it has heretofore received a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof.  In addition, the Subsidiary authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement in connection with the selection of Types and Interest Periods for Loans and with the issuance of Letters of Credit, and the conversion and continuation of Loans.

So long as the principal of and interest on all Loans made to the Subsidiary under the Credit Agreement shall have been paid in full and all other obligations of the Subsidiary in its capacity as a Subsidiary Borrower (other than contingent indemnification or similar obligations not yet due and payable) shall have been fully performed, the Subsidiary may, upon not less than five Business Days’ prior written notice to the Agent (which shall promptly notify the Lenders thereof), terminate its status as a “Subsidiary Borrower”.

The Subsidiary makes and confirms all representations and warranties applicable to it contained in Article VI of the Credit Agreement.

CHOICE OF LAW. THIS SUBSIDIARY BORROWER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT THE BORROWERS, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

IN WITNESS WHEREOF, the Subsidiary has duly executed and delivered this Subsidiary Borrower Supplement as of the date and year first above written.

[SUBSIDIARY NAME]

By:
Name:
Title:

Address for Notices under the Credit
Agreement:

Consented to:

OSHKOSH CORPORATION,
a Wisconsin corporation

By:
Name:
Title:

Consented to:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

EXECUTION VERSION

EXHIBIT G

FORM OF SUBSIDIARY GUARANTY

AMENDED AND RESTATED SUBSIDIARY GUARANTY

Dated as of March 21, 2014

FOR VALUE RECEIVED and in consideration of any loan or other financial accommodation heretofore or hereafter at any time made or granted to OSHKOSH CORPORATION, a Wisconsin corporation (the “Company”) or any Subsidiary of the Company, the undersigned (each a “Guarantor” and, together with such other Persons which become Guarantors by executing a joinder agreement in the form of Exhibit A hereto, collectively the “Guarantors”) hereby jointly and severally, absolutely, irrevocably and unconditionally guarantee the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of all “Obligations” (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or similar proceeding under applicable law, would become due) under and as defined in the Amended and Restated Credit Agreement dated as of March 21, 2014 among the Company, certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Agent”) (as restated, amended or otherwise modified from time to time, the “Credit Agreement”; any term used but not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement) (all such obligations being hereinafter collectively called the “Guaranteed Obligations”), and the Guarantors further agree to pay all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of one counsel for the Creditors (defined below) in the aggregate) paid or incurred by any holder of any Guaranteed Obligation (each, a “Creditor”) in endeavoring to collect the Guaranteed Obligations, or any part thereof, and in enforcing any of its rights under this Subsidiary Guaranty; provided that each Guarantor shall only be liable under this Subsidiary Guaranty for the maximum amount of such liability that can be incurred without rendering this Subsidiary Guaranty, as it relates to such Guarantor, void or voidable under any Debtor Relief Law or any applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.  This Subsidiary Guaranty constitutes a guaranty of payment when due and not of collection, and the Guarantors specifically agree that it shall not be necessary or required that any Creditor exercise any right, assert any claim or demand, or enforce any remedy whatsoever against the Company, any Guarantor or any other Person before or as a condition to the obligations of any Guarantor hereunder.

The Guarantors agree that, if any event specified in Section 9.01(f) or (g) of the Credit Agreement occurs with respect to the Company or any Guarantor, and if such event shall occur at a time when an Event of Default has occurred and is continuing, but any or all of the Guaranteed Obligations may not then be due and payable, the Guarantors will promptly pay to the relevant Creditor the full amount that would be payable hereunder by the Guarantors if all Guaranteed Obligations were then due and payable.

In addition to any rights and remedies of the Creditors provided by law, if an Event of Default exists or the Loans have been accelerated, each Creditor is authorized at any time and from time to time, without prior notice to any Guarantor, any such notice being waived by each Guarantor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held by, and other indebtedness at any time owing by, such Creditor to or for the credit or the account of such Guarantor against any and all Guaranteed Obligations owing to such Creditor, now or hereafter existing, irrespective of whether or not the Agent or such other Creditor shall have made demand under this Subsidiary Guaranty and although such Guaranteed Obligations may be contingent or unmatured.  By accepting the benefits hereof, each Creditor agrees promptly to notify the Company and the Agent after any such set-off and application made by such Creditor; provided that the failure to give such notice shall not affect the validity of such set-off and application.

This Subsidiary Guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution, release or insolvency of any Guarantor or that at any time or from time to time all Guaranteed Obligations that had been outstanding may have been paid in full), subject to discontinuance as to any Guarantor only upon execution by the Agent of a written notice, delivered in accordance with the terms of the Credit Agreement, acknowledging the termination of all obligations of such Guarantor arising hereunder.

The Guarantors further agree that, if at any time all or any part of any payment theretofore applied by any Creditor to any of the Guaranteed Obligations is or must be rescinded or returned by such Creditor for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or any Guarantor), such Guaranteed Obligations shall, for the purposes of this Subsidiary Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by such Creditor, and this Subsidiary Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Guaranteed Obligations, all as though such application by such Creditor had not been made.

Any Creditor may, from time to time, whether before or after any discontinuance of this Subsidiary Guaranty, at its sole discretion and without notice to the Guarantors (or any of them), take any or all of the following actions: (a) retain or obtain a security interest in any property of any third party to secure any of the Guaranteed Obligations or any obligation hereunder; (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantors, with respect to any of the Guaranteed Obligations; (c) extend or renew for one or more periods (whether or not longer than the original period), alter, amend or exchange any of the Guaranteed Obligations or any of the documentation pertaining thereto, or release or compromise any obligation of any Guarantor hereunder or any obligation of any nature of any other obligor with respect to any of the Guaranteed Obligations; (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Guaranteed Obligations or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property; and (e) resort to any Guarantor for payment of any of the Guaranteed Obligations, whether or not such Creditor (i) shall have resorted to any property securing any of the Guaranteed Obligations or any obligation hereunder or (ii) shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Guaranteed Obligations (all of the actions referred to in the preceding clauses (i) and (ii) being hereby expressly waived by the Guarantors).

The creation or existence from time to time of additional Guaranteed Obligations is hereby authorized, without notice to the Guarantors (or any of them), and shall in no way affect or impair the rights of the Agent or any other Creditor or the obligations of the Guarantors under this Subsidiary Guaranty.

Any amount received by a Creditor from whatsoever source on account of the Guaranteed Obligations may be applied by it toward the payment of such of the Guaranteed Obligations, and in such order of application, as set forth in the Credit Agreement and the other Loan Documents.

Until such time as this Subsidiary Guaranty shall have been terminated in respect of all Guarantors, no payment made by or for the account of any Guarantor pursuant to this Subsidiary Guaranty shall entitle such Guarantor by subrogation or otherwise to any payment by the Company or from or out of any property of the Company, and such Guarantor shall not exercise any right or remedy against the Company or any property of the Company by reason of any performance by such Guarantor of this Subsidiary Guaranty.

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The Guarantors hereby expressly waive: (a) notice of the acceptance by any Creditor of this Subsidiary Guaranty, (b) notice of the existence or creation or nonpayment of all or any of the Guaranteed Obligations, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (d) all diligence in collection or protection of or realization upon the Guaranteed Obligations or any thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

Until the irrevocable payment in full of all of the Guaranteed Obligations (other than Guaranteed Obligations under the relevant agreement with a Creditor which expressly survive the termination of such agreement and are not then due and payable) and termination of the Commitments, (a) each Guarantor waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including any claim or right of subrogation under the Bankruptcy Code or any successor statute and any other Debtor Relief Law, against the Company arising from the existence or performance of this Subsidiary Guaranty and (b) each Guarantor waives any right to enforce any remedy which any Creditor now has or may hereafter have against the Company, and waives any benefit of, and any right to participate in, any security now or hereafter held by a Creditor securing the Guaranteed Obligations.  Upon such irrevocable payment and termination, the Company shall indemnify such Guarantor for the full amount of any payment made by such Guarantor under this Subsidiary Guaranty and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.  By its acceptance hereof, the Agent agrees that it will, promptly upon request by the Company (which request shall be accompanied by any documentation the Agent may reasonably request to confirm that any applicable conditions to the release of a Guarantor set forth in the Loan Documents have been satisfied (on which documentation the Agent may conclusively rely absent written notice to the contrary)), release any of the undersigned from its obligations hereunder if, after giving effect to such release, no Default or Event of Default exists or would result therefrom.

Each Guarantor (a “Contributing Guarantor”) agrees that, if a payment is made by any other Guarantor under this Subsidiary Guaranty and such other Guarantor (the “Claiming Guarantor”) has not been fully indemnified by the Company as provided in the paragraph above, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor as of the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on such date.  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this section shall be subrogated to the rights of such Claiming Guarantor to the extent of such payment.  All rights of contribution and subrogation of any Guarantor hereunder shall be fully subordinated in time and priority of payment to the Guaranteed Obligations and all other indebtedness of the Company to each of the Creditors.

Subject to the terms of the Credit Agreement, any Creditor may, from time to time, whether before or after any discontinuance of this Subsidiary Guaranty, without notice to the Guarantors (or any of them), assign or transfer any or all of the Guaranteed Obligations or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Guaranteed Obligations shall be and remain Guaranteed Obligations for the purposes of this Subsidiary Guaranty, and each and every immediate and successive permitted assignee or transferee of any of the Guaranteed Obligations or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Guaranteed Obligations, be entitled to the benefits of this Subsidiary Guaranty to the same extent as if such assignee or transferee were a Creditor.

The Company and each Guarantor that is a Qualified ECP Guarantor at the time this Subsidiary Guaranty by the Company or any Guarantor that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap

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Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings hereunder voidable under applicable Debtor Relief Laws, and not for any greater amount).  The obligations and undertakings of the Company and each applicable Guarantor pursuant to this paragraph shall remain in full force and effect until such time as the Guaranteed Obligations have been paid in full (other than Guaranteed Obligations under the relevant agreement with a Creditor which expressly survive the termination of such agreement and are not then due and payable) and the Commitments have expired or terminated.  The Company and each Guarantor intends this paragraph to constitute, and this paragraph shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Each Guarantor hereby represents and warrants to the Agent and the other Creditors that:

(a)                                 such Guarantor is duly organized, validly existing and, to the extent applicable to such entity, in good standing under the laws of the jurisdiction of its incorporation and is licensed and in good standing as a foreign entity under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, if applicable to such Guarantor, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(b)                                 such Guarantor has the power and authority to execute and deliver this Subsidiary Guaranty and to perform its obligations hereunder;

(c)                                  the execution and delivery by such Guarantor of this Subsidiary Guaranty and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other action, and this Subsidiary Guaranty constitutes the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability; and

(d)                                 neither the execution and delivery by such Guarantor of this Subsidiary Guaranty nor the compliance by such Guarantor with the provisions of this Subsidiary Guaranty will (i) contravene the terms of such Guarantor’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Guarantor is a party or any order, injunction, writ or decree of any Governmental Authority to which such Guarantor or its property is subject or (iii) violate any Requirement of Law.

It is understood that while the amount of the Guaranteed Obligations guaranteed hereby is not limited, if in any action or proceeding involving any state, federal or foreign bankruptcy, insolvency or other law affecting the rights of creditors generally, this Subsidiary Guaranty would be held to be void, invalid or unenforceable on account of the amount of the aggregate liability under this Subsidiary Guaranty with respect to one or more of the Guarantors, then, notwithstanding any other provision of this Subsidiary Guaranty to the contrary, the aggregate amount of such liability shall, with respect to any such Guarantor, without any further action of the Agent, the other Creditors or any other Person, be automatically limited and reduced with respect to any such Guarantor to the highest amount which is valid and enforceable as determined in such action or proceeding.

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Each Guarantor hereby warrants to each Creditor that such Guarantor now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Company.  No Creditor shall have any duty or responsibility to provide the Guarantors with any credit or other information concerning the affairs, financial condition or business of the Company that may come into the possession of such Creditor.

No delay on the part of any Creditor in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any Creditor of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Subsidiary Guaranty be binding upon any Creditor except as expressly set forth in a writing duly signed and delivered (or consented to) by or on behalf of each Guarantor and the Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 11.01 of the Credit Agreement).  No action of any Creditor permitted hereunder shall in any way affect or impair the rights of any Creditor and the obligations of the Guarantors under this Subsidiary Guaranty.  For the purposes of this Subsidiary Guaranty, the Guaranteed Obligations shall include all obligations of the Company to the Creditors arising under or in connection with the agreements relating to the Guaranteed Obligations, notwithstanding any right or power of the Company or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such Guaranteed Obligation, and no such claim or defense shall affect or impair the obligations of the Guarantors hereunder.  The obligations of the Guarantors under this Subsidiary Guaranty shall be absolute and unconditional irrespective of any circumstance whatsoever that might constitute a legal or equitable discharge or defense of the Guarantors.  The Guarantors hereby acknowledge that there are no conditions to the effectiveness of this Subsidiary Guaranty.  Notwithstanding anything to the contrary in this Subsidiary Guaranty, for the avoidance of doubt, the Guaranteed Obligations shall in no event be broader than the Obligations, assuming the enforceability of the Loan Documents, Rate Swap Documents and Cash Management Agreements against the Company and the Subsidiaries party thereto in accordance with their terms (regardless of whether the Loan Documents, Rate Swap Documents and Cash Management Agreement are in fact so enforceable).

Each other Subsidiary that is required to become party to this Agreement shall become a Guarantor hereunder upon the execution of a joinder agreement in the form of Exhibit A hereto and delivery thereof to the Agent.  Notwithstanding anything to the contrary in this Subsidiary Guaranty, any Foreign Subsidiary added as a Guarantor hereunder shall guarantee only the Guaranteed Obligations of each Subsidiary that is a Foreign Subsidiary.

This Subsidiary Guaranty shall be binding upon the Company (to the extent provided herein) and the Guarantors and upon the legal representatives, successors and assigns of the Company and the Guarantors; and all references herein to the Company and to the Guarantors, respectively, shall be deemed to include any successor or successors, whether immediate or remote, to such entities.  All obligations of the Guarantors hereunder shall be joint and several.  This Subsidiary Guaranty shall inure to the benefit of the Agent and each other Creditor and their respective successors and permitted assigns.

All notices to the Guarantors shall be made in accordance with the terms of Section 11.02 of the Credit Agreement to the address listed on Schedule I hereto.

THIS SUBSIDIARY GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THEREOF).  WHEREVER POSSIBLE EACH PROVISION OF THIS SUBSIDIARY GUARANTY SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBSIDIARY GUARANTY SHALL BE PROHIBITED BY OR INVALID UNDER SUCH LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION

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OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBSIDIARY GUARANTY.

EACH GUARANTOR AND BY ITS ACCEPTANCE HEREOF, EACH CREDITOR, HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS SUBSIDIARY GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS SUBSIDIARY GUARANTY, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature page follows]

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IN WITNESS WHEREOF, each Guarantor has executed this Subsidiary Guaranty by its duly authorized officer as of the day and year first written above.

JLG INDUSTRIES, INC.,
a Pennsylvania corporation

By:
Name:	R. Scott Grennier
Title:	Vice President and Treasurer

MCNEILUS FINANCIAL, INC.,
a Texas corporation

By:
Name:	R. Scott Grennier
Title:	Vice President and Treasurer

PIERCE MANUFACTURING INC.,
a Wisconsin corporation

By:
Name:	R. Scott Grennier
Title:	Vice President and Treasurer

Solely with respect to the terms and provisions of the 14th paragraph of this Subsidiary Guaranty.

OSHKOSH CORPORATION,
a Wisconsin corporation

By:
Name:	R. Scott Grennier
Title:	Vice President and Treasurer

SCHEDULE I
TO
SUBSIDIARY GUARANTY

Notice Addresses

One copy to:

OSHKOSH CORPORATION

2307 Oregon Street

Oshkosh, Wisconsin 54903

Attention: R. Scott Grennier

Telephone: (920) 233-9451

Fax: (920) 233-9251

Electronic Mail: sgrennier@oshkoshcorp.com

Website Address: www.oshkoshcorporation.com

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement dated as of                        ,            is delivered pursuant to the Amended and Restated Subsidiary Guaranty dated as of March 21, 2014 by Oshkosh Corporation, a Wisconsin corporation (the “Company”) and various subsidiaries of the Company (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”).  The undersigned hereby agrees that on and after the date hereof it shall be a “Guarantor” under the Subsidiary Guaranty and be obligated to perform all of the obligations of a Guarantor thereunder.

[GUARANTOR]

By:
Name:
Title:

[address for notices]

EXHIBIT H

FORM OF OFFSHORE CURRENCY ADDENDUM

[CURRENCY]

[CURRENCY] ADDENDUM (including the Schedules hereto, the “Addendum”) dated as of                     , 201   to the Credit Agreement (as defined below).

ARTICLE I
Definitions

SECTION 1.01. Defined Terms. As used in this Addendum, the following terms shall have the meanings specified below:

[“Associated Costs Rate” means for any Fronted Offshore Currency Loan denominated in [currency] for any Interest Period, a percentage rate per annum, as determined in accordance with Annex I attached hereto on the first day of such Interest Period, determined by the Fronting Lender as reflecting the cost, loss or difference in return which would be suffered or incurred by the Fronting Lender as a result of: (a) funding (at the Offshore Rate and on a match funded basis) any special deposit or cash ratio deposit required to be placed with the [applicable central bank] (or any other authority which replaces all or any of its functions) and/or (b) any charge imposed by the [applicable Governmental Authority] (or any other authority which replaces it or any of its functions).]

“Credit Agreement” means the Amended and Restated Credit Agreement dated as of March 21, 2014 among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”), as the same may be amended, waived, modified or restated from time to time.

“Currency” means [specify Alternative Currency].

SECTION 1.02. Terms Generally. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.  Wherever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  All references herein to Sections and Schedules shall be deemed references to Sections of and Schedules to this Addendum unless the context shall otherwise require.

ARTICLE II
The Credits

SECTION 2.01. Fronted Offshore Currency Loans. (a) This Addendum (as the same may be amended, waived, modified or restated from time to time) is an “Offshore Currency Addendum” as defined in the Credit Agreement and is, together with the borrowings made hereunder, subject in all respects to the terms and provisions of the Credit Agreement except to the extent that the terms and provisions of the Credit Agreement are modified by this Addendum.  The Fronting Lender party to this Addendum is set forth on Schedule I.

(b)           Any modifications to the interest payment dates, Interest Periods, interest rates and any other special provisions applicable to Fronted Offshore Currency Loans under this Addendum are set forth on Schedule II.  If Schedule II states “Same as Credit Agreement” with respect to any item listed thereon, then the corresponding provisions of the Credit Agreement, without modification (but treating Fronted Offshore Currency Loans as if they were Revolving Loans), shall govern this Addendum and the Fronted Offshore Currency Loans made pursuant to this Addendum.

(c)           Any special borrowing procedure or funding arrangement for Fronted Offshore Currency Loans under this Addendum, any provision for the issuance of promissory notes to evidence the Fronted Offshore Currency Loans made hereunder and any additional information requirement applicable to Fronted Offshore Currency Loans under this Addendum are set forth on Schedule III.  If no such special procedures, funding arrangements, provisions or additional requirements are set forth on Schedule III, then the corresponding procedures, funding arrangements, funding conditions, provisions and information requirements set forth in the Credit Agreement shall govern this Addendum as if expressly stated to be applicable hereto and to the borrowings hereunder.

SECTION 2.02. Maximum Borrowing Amounts. (a) The Fronted Offshore Currency Commitment of the Fronting Lender is set forth on Schedule I.

(b)           The Company or the applicable Subsidiary Borrower may permanently reduce the Fronted Offshore Currency Commitment under this Addendum in whole, or in part, in an aggregate minimum Dollar Equivalent equal to $1,000,000 (or any larger multiple of $1,000,000) upon at least one Business Day’s prior written notice to the Fronting Lender, which notice shall be given not later than 11:00 a.m. (local time) and shall specify the amount of such reduction; provided that the amount of the Fronted Offshore Currency Commitment may not be reduced below the lesser of $10,000,000 and the aggregate principal amount of the outstanding Fronted Offshore Currency Loans with respect thereto.

ARTICLE III
Representations and Warranties

The [Company] [Subsidiary Borrower] represents and warrants to the Fronting Lender that no Default or Event of Default has occurred and is continuing, and no Default or Event of Default shall arise as a result of the making of Fronted Offshore Currency Loans hereunder or any other transaction contemplated hereby.

ARTICLE IV
Miscellaneous Provisions

SECTION 4.01. Effectiveness; Amendment; Termination. (a) This Addendum shall not become effective until executed by the parties hereto and acknowledged by the Agent.

(b)           This Addendum may not be amended without the prior written consent of the Fronting Lender.

(c)           This Addendum may not be terminated without the prior written consent of the Fronting Lender unless there are no Fronted Offshore Currency Loans outstanding hereunder, in which case no such consent shall be required; provided that all obligations of the Fronting Lender to lend hereunder shall automatically terminate on the Revolving Termination Date.

SECTION 4.02. Assignments.  Sections 11.07 and 11.08 of the Credit Agreement shall apply to assignments by the Fronting Lender of obligations, commitments and Loans hereunder; provided that the Fronting Lender may not assign any obligations, commitments or rights hereunder to any Person who is not (and does not simultaneously become) a Lender under the Credit Agreement.

SECTION 4.03. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered in accordance with Section 11.02 of the Credit Agreement:

(a)           if to the [Subsidiary Borrower] [Company], to it at:

Attention:

Facsimile:

(b)           if to the Fronting Lender, to it at:

Attention:

Facsimile:

SECTION 4.04. Applicable Law. THIS ADDENDUM SHALL BE GOVERNED BY, AND CONS TRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT THE BORROWERS, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

[Remainder of this Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed, by their duly authorized officers, all as of the date and year first above written.

[BORROWER NAME], as the
[Subsidiary Borrower] [Borrower] under this Addendum

By:
Name:
Title:

[LENDER NAME], as the Fronting Lender under this Addendum

By:
Name:
Title:

Acknowledged this day of , 201

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

ANNEX I

TO OFFSHORE CURRENCY ADDENDUM

[To be provided as to specific currency]

SCHEDULE I

TO OFFSHORE CURRENCY ADDENDUM

[Fronting Lender; Fronted Offshore Currency Commitment]

SCHEDULE II

TO OFFSHORE CURRENCY ADDENDUM

[Modifications to the interest payment dates, Interest Periods, interest rates and any other special provisions applicable to Fronted Offshore Currency Loans]

SCHEDULE III

TO OFFSHORE CURRENCY ADDENDUM

[Special borrowing procedure or funding arrangement for Fronted Offshore Currency Loans; Provisions for the issuance of promissory notes to evidence the Fronted Offshore Currency Loans; Additional information requirement applicable to Fronted Offshore Currency Loans]

EXHIBIT I

FORM OF PLEDGE AGREEMENT

AMENDED AND RESTATED PLEDGE AGREEMENT

This AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of March 21, 2014 (as amended, restated or otherwise modified from time to time, this “Agreement”) is between OSHKOSH CORPORATION, a Wisconsin corporation (the “Company”), each subsidiary of the Company listed on the signature pages hereof and each other person or entity which from time to time becomes a party hereto (collectively, including the Company, the “Pledgors” and individually each a “Pledgor”) and BANK of AMERICA, N.A., as Agent (as defined below) for the Guaranteed Creditors (as defined in the Credit Agreement referred to below).

R E C I T A L S:

WHEREAS, the Company, certain subsidiaries of the Company from time to time party thereto, various financial institutions from time to time party thereto (together with their respective successors and permitted assigns, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (together with its successors and permitted assigns in such capacity, the “Agent”), have entered into the Amended and Restated Credit Agreement dated as the date hereof (as amended, restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, each Pledged Entity (as defined below) has executed and delivered an Amended and Restated Subsidiary Guaranty dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Subsidiary Guaranty”); and

WHEREAS, as a condition to entering into the Credit Agreement and extending credit to the Company under the Credit Agreement and under certain hedging and cash management arrangements, the Lenders have required that each Pledgor grant to the Agent, for the ratable benefit of itself and the other Guaranteed Creditors, a security interest in its Pledged Collateral (as defined below) on the terms and conditions set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

W I T N E S S E T H:

1.             Definitions.  In addition to terms defined in the introductory paragraph and the recitals, (a) terms used but not defined herein have the respective meanings set forth in the Credit Agreement and (b) the following terms have the following respective meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

“Acces Bonds” has the meaning ascribed to it in Section 2(iii).

“Act” has the meaning ascribed to it in Section 8.

“Cash Management Obligations” means all obligations owing under or in connection with any arrangement or agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“JLG” has the meaning ascribed to it in Section 2(iii).

“MCI” has the meaning ascribed to it in Section 2(iii).

“Pledge Amendment” has the meaning ascribed to it in Section 6.

“Pledged Collateral” has the meaning ascribed to it in Section 2.

“Pledged Entity” means, with respect to any Pledgor, each Material Domestic Subsidiary or Material Foreign Subsidiary (as applicable) of such Pledgor the Equity Interests of which are pledged pursuant to this Agreement.

“Pledged Notes” means, subject to the proviso at the end of the definition of “Pledged Collateral” in Section 2, with respect to any Pledgor, (i) those promissory notes and instruments listed opposite such Pledgor’s name on Schedule I and (ii) each additional promissory note and instrument delivered or to be delivered, by such Pledgor to the Agent pursuant to Section 2(iv).

“Pledged Shares” means, subject to the proviso at the end of the definition of “Pledged Collateral” in Section 2, with respect to any Pledgor, (i) 100% (or, if less, the full amount owned by such Pledgor) of the issued and outstanding Equity Interests of each Material Domestic Subsidiary of such Pledgor at any time owned by such Pledgor, (ii) 65% (or, if less, the full amount owned by such Pledgor) of the issued and outstanding Equity Interests of each Material Foreign Subsidiary of such Pledgor at any time owned by such Pledgor except to the extent such security interest would result in any adverse tax consequences to the Company or undue expense or other material adverse consequences to the Material Foreign Subsidiary under applicable law and (iii) each additional Equity Interest delivered, or to be delivered, by such Pledgor to the Agent pursuant to Section 2(ii).

“Secured Obligations” means (a) with respect to the Company, all Obligations of the Company (including pursuant to Article XII of the Credit Agreement), (b) with respect to any Pledgor that is a Guarantor or a Subsidiary Borrower, (i) all obligations of such Pledgor under the Subsidiary Guaranty and each other Loan Document to which it is a party, in each case as the same may be amended, modified, extended or renewed from time to time, and (ii) all obligations of such Pledgor owing to a Guaranteed Creditor pursuant to a Rate Swap Document and all Cash Management Obligations of such Pledgor owing to any Guaranteed Creditor and (c) with respect to any Pledgor that is not a Guarantor or a Subsidiary Borrower, (i) all obligations of each Pledged Entity, the Equity Interests of which are pledged by such Pledgor pursuant to this Agreement, under the Subsidiary Guaranty and each other Loan Document to which such Pledged Entity is a party, in each case as the same may be amended, modified, extended or renewed from time to time, and (ii) all obligations of such Pledged Entity owing to a Guaranteed Creditor pursuant to a Rate Swap Document and all Cash Management Obligations of such Pledged Entity owing to any Guaranteed Creditor; provided that no Pledgor shall have any obligation hereunder in excess of the maximum amount of the Secured Obligations which such Pledgor may incur without violating any fraudulent conveyance or fraudulent transfer law.

“Settlement Agreement” has the meaning ascribed to it in Section 2(iii).

2.             Pledge.  Each Pledgor hereby pledges to the Agent, for the benefit of itself and the other Guaranteed Creditors, and grants to the Agent, for the benefit of itself and the other Guaranteed Creditors, a first priority security interest in all of such Pledgor’s right, title and interest in the following, whether now owned or hereafter acquired (collectively for all Pledgors, the “Pledged Collateral”):

(i)            the Pledged Shares of such Pledgor and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares of such Pledgor;

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(ii)           the certificates representing any additional shares of capital stock of a Pledged Entity from time to time acquired by such Pledgor in any manner (which shares shall be deemed to be part of the Pledged Shares of such Pledgor) and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; provided that no Pledgor shall be required to pledge additional shares of any Material Foreign Subsidiary if such pledge would result in (a) more than 65% of the voting shares of such Material Foreign Subsidiary being pledged hereunder or (b) any adverse tax consequences to the Company or undue expense or other material adverse consequences to the Material Foreign Subsidiary under applicable law;

(iii)          the Pledged Notes of such Pledgor and all interest, cash, instruments and other property and assets from time to time received, receivable or otherwise distributed in respect of such Pledged Notes; provided that (x) neither McNeilus Companies, Inc. (“MCI”) nor JLG Industries, Inc. (“JLG”) shall be required to pledge the convertible bonds issued to JLG by Acces Industrie (the “Acces Bonds”) if such pledge would violate (1) applicable law or (2) the Settlement Agreement dated September 13, 2012 between Acces Industrie and JLG (as amended, modified or replaced, the “Settlement Agreement”) and (y) if such pledge would not violate applicable law, MCI shall cause JLG to, and JLG shall, (1) obtain all consents to such pledge that are required under the Settlement Agreement and (2) take all steps necessary to perfect the Agent’s Lien on the Acces Bonds;

(iv)          all promissory notes or other instruments evidencing additional Indebtedness arising after the date hereof and owing to such Pledgor and all interest, cash, instruments and other property and assets from time to time received, receivable or otherwise distributed in respect thereof; and

(v)           all proceeds of the foregoing;

provided that “Pledged Collateral”, “Pledged Notes” and “Pledged Shares” of a Pledgor shall not include (i) Equity Interests owned by such Pledgor in any Person (other than Wholly-Owned Subsidiaries of the Company) to the extent not permitted by the terms of such Person’s organizational documents, and (ii) other assets of such Pledgor, to the extent that the Agent and the Company agree in writing that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets.

Without limiting the generality of the foregoing, it is hereby specifically understood and agreed that a Pledgor may from time to time hereafter deliver additional Pledged Collateral to the Agent as collateral security for the Secured Obligations.  Upon delivery to the Agent, such additional Pledged Collateral shall be deemed to be a part of the Pledged Collateral of such Pledgor and shall be subject to the terms of this Agreement whether or not Schedule I is amended to refer to such additional Pledged Collateral.

3.             Security for Secured Obligations.  This Agreement secures, and the Pledged Collateral is security for, all Secured Obligations.  Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, (i) no Foreign Subsidiary that is a Pledgor hereunder shall be required to pledge any asset other than its Equity Interests in other Subsidiaries (to the extent such Equity Interests otherwise constitute Pledged Collateral) and (ii) any Pledged Collateral of a Foreign Subsidiary that is a Pledgor hereunder shall secure only the Obligations of each Pledgor that is also a Foreign Subsidiary.

4.             Delivery of Pledged Collateral.  Each Pledgor shall cause all certificated Pledged Shares and Pledged Notes, together with duly executed instruments of transfer or assignment in blank, all in form

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and substance reasonably satisfactory to the Agent, to be delivered (a) simultaneously with or prior to the execution and delivery of this Agreement with respect to Pledged Shares and Pledged Notes existing on the Effective Date, (b) promptly upon the receipt thereof by or on behalf of a Pledgor, all other certificated Pledged Shares and Pledged Notes constituting Pledged Collateral of a Pledgor and (c) within 10 days after the date on which such Pledgor becomes a party to this Agreement after the date hereof; provided that (i) no Pledgor shall be required to deliver any check or similar instrument received, and to be deposited, in the ordinary course of business; and (ii) no Pledgor shall be required to deliver to the Agent any original Instrument with a principal amount of less than $10,000,000 so long as the aggregate principal amount of all other original Instruments of all Pledgors that have not been delivered to the Agent does not exceed $50,000,000.

5.             Representations and Warranties.  Each Pledgor represents and warrants to the Agent and each other Guaranteed Creditor on the date hereof and on the date of each Credit Extension, with respect to its Pledged Collateral, that:

(a)           such Pledgor is, and at the time of delivery of the Pledged Collateral to the Agent pursuant to Section 4 will be, the sole holder of record and the sole beneficial owner of the Pledged Collateral pledged by it free and clear of any Lien thereon or affecting the title thereto, except for any Lien created by this Agreement and Liens permitted pursuant to Sections 8.01(a), (b), (c), (g), (i), (l), (n)(ii), (o), (q), (u), (x), (z), (aa), (bb) or (ff)(ii) of the Credit Agreement;

(b)           all of the Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable;

(c)           each Pledged Note has been duly authorized, authenticated or issued and delivered by, and is the legal, valid and binding obligation of, the issuer thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability), and such issuer is not in default thereunder;

(d)           none of the Pledged Shares or Pledged Notes has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject;

(e)           except as noted on Schedule I, all of the Pledged Shares are presently owned by such Pledgor, and are presently represented by the stock certificates listed opposite such Pledgor’s name on Schedule I, and there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Shares;

(f)            no consent, approval, authorization or other order of any Person and no consent, authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority is required for (i) the pledge made by the Pledgor or for the granting of the security interest by a Pledgor pursuant to this Agreement or (ii) the exercise by the Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement, except (x) as may be required with respect to the Acces Bonds or in connection with such disposition by laws affecting the offering and sale of securities generally or (y) in the case of clause (f)(ii), as may be set forth in the organizational documents of any Pledged Entity and disclosed to the Agent in writing;

(g)           the Pledged Shares of each Material Domestic Subsidiary that is a Pledged Entity constitute 100% of the issued and outstanding Equity Interests of such Subsidiary owned by such

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Pledgor (except as otherwise permitted in the Credit Agreement), and the Pledged Shares of each Material Foreign Subsidiary that is a Pledged Entity constitute not less than 65% (or such lesser percentage as the Agent has agreed to prevent adverse tax consequences to the Company or undue expense or other material adverse consequences to the Material Foreign Subsidiary under applicable law) of the issued and outstanding Equity Interests of such Subsidiary owned by such Pledgor (except as otherwise permitted in the Credit Agreement); and

(h)           assuming the Agent has possession of the original certificates (if any) evidencing the Pledged Shares and the original Pledged Notes, the pledge, assignment and delivery of the Pledged Collateral pursuant to this Agreement creates a valid, continuing, perfected Lien on the Pledged Collateral in favor of the Agent, for the benefit of itself and the other Guaranteed Creditors, subject to no prior Lien of any other Person other than Liens permitted pursuant to Sections 8.01(a), (b), (c), (g), (i), (l), (n)(ii), (o), (q), (u), (x), (z), (aa), (bb) or (ff)(ii) of the Credit Agreement, and no further actions or procedures are required to maintain such perfected Lien status.

The representations and warranties set forth in this Section 5 shall survive the execution and delivery of this Agreement.

6.             Covenants.  From the date of this Agreement, and thereafter until this Agreement is terminated, each Pledgor:

(a)           will defend the title to the Pledged Collateral and the Liens of the Agent on the Pledged Collateral against the claim of any Person and will maintain and preserve such title and Liens;

(b)           will, upon obtaining any additional Equity Interests of a Pledged Entity or, subject to the proviso in Section 4, promissory notes or instruments, which shares, notes or instruments are not already Pledged Collateral, promptly (and in any event within 10 Business Days deliver to the Agent a Pledge Amendment, duly executed by such Pledgor, in substantially the form of Schedule II hereto (a “Pledge Amendment”)) in respect of any such additional Pledged Collateral pledging to the Agent, on behalf of itself and the other Guaranteed Creditors, all of such additional Pledged Collateral.  Each Pledgor hereby consents to any and all such amendments, authorizes the Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares and/or Pledged Notes listed on any Pledge Amendment delivered to the Agent shall for all purposes hereunder be considered Pledged Collateral;

(c)           will not, without executing and delivering, or causing to be executed and delivered, to the Agent such agreements, documents and instruments as the Agent may reasonably request for the purpose of perfecting its security interest therein, issue or acquire any Equity Interests constituting Pledged Collateral consisting of an interest in a partnership or a limited liability company that (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the Uniform Commercial Code, (iii) is an investment company security, (iv) is held in a securities account or (v) constitutes a Security or a Financial Asset (each as defined in the Uniform Commercial Code); and

(d)           will, from time to time, execute (as applicable) and deliver such financing statements and other documents (and pay the cost of filing or recording the same in all applicable offices) and do such other acts and things (including, delivery to the Agent of any Instrument or Certificated Security required to be delivered hereunder that constitute Pledged Collateral), as are

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necessary or as the Agent may from time to time reasonably request, to establish and maintain a valid and perfected security interest in the Pledged Collateral (free of all other Liens, claims and rights of third parties whatsoever, other than Permitted Liens) to secure the payment of the Secured Obligations.

7.             Pledgor’s Rights.  As long as no Event of Default shall have occurred and be continuing and until written notice shall be given to the Pledgors in accordance with Section 8(a):

(a)           each Pledgor shall have the right, from time to time, to vote and give consents with respect to its Pledged Collateral, or any part thereof for all purposes not inconsistent with the provisions of this Agreement, any other Loan Document and any other document executed in connection herewith or therewith; provided that no vote shall be cast, and no consent shall be given or action taken, which would (i) authorize or effect, except as and to the extent not prohibited by the Loan Documents: (A) the dissolution or liquidation, in whole or in part, of a Pledged Entity; (B) the consolidation or merger of a Pledged Entity with any other Person; (C) the sale, disposition or encumbrance of all or substantially all of the assets of a Pledged Entity, except for Liens in favor of the Agent; (D) any change in the authorized number of the Equity Interests, the stated capital or the authorized share capital of a Pledged Entity or the issuance of any additional Equity Interests; or (E) the alteration of the voting rights with respect to the Equity Interests of a Pledged Entity; or (ii) other than as the result of a transaction of the type described in the foregoing clause (i), have the effect of impairing the position or interest of the Agent or any other Guaranteed Creditor in respect of the Pledged Collateral; and

(b)           (i)            each Pledgor shall be entitled, from time to time, to collect and receive for its own use all cash dividends, principal and interest paid in respect of its Pledged Collateral to the extent not in violation of any Loan Document; provided that until actually paid all rights to such distributions shall remain subject to the Lien created by this Agreement; and

(ii)           all dividends, principal, interest and other distributions (other than (x) cash dividends, principal and interest permitted to be paid to the applicable Pledgor in accordance with clause (i) above and (y) capitalized interest on any Pledged Note) in respect of any of the Pledged Collateral, whenever paid or made, shall be delivered to the Agent to hold as Pledged Collateral and shall, if received by a Pledgor, be received in trust for the benefit of the Agent, for the benefit of itself and the other Guaranteed Creditors, be segregated from the other property or funds of such Pledgor, and be forthwith delivered to the Agent as Pledged Collateral in the same form as so received (with any necessary indorsement).

8.             Defaults and Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, the Agent may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code as in effect from time to time in the State of Illinois or otherwise available to it.  Without limiting the foregoing, on or at any time after the declaration of an Event of Default by the Agent (provided that such declaration is not rescinded in accordance with the terms of the Credit Agreement) and upon written notice to the Pledgors, the Agent (personally or through an agent) is hereby authorized and empowered (subject to instructions agreeable to the Guaranteed Creditors) to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Shares for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a stockholder with respect thereto, to collect and receive all cash dividends, interest and principal and other distributions made thereon, to sell in one or more sales after 10 days’ notice of the time and place of any public sale or of the time after which a private sale is to take place (which notice each Pledgor agrees is commercially

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reasonable) the whole or any part of the Pledged Collateral and to otherwise act with respect to the Pledged Collateral as though the Agent were the outright owner thereof, each Pledgor hereby irrevocably constituting and appointing the Agent as the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so, and which shall remain in effect until the Secured Obligations are paid in full in cash (other than any contingent indemnification or similar obligation for which no claim has been asserted); provided that the Agent shall not have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so.  Any sale shall be made at a public or private sale at the Agent’s place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as the Agent may deem fair, and the Agent or any other Guaranteed Creditor may be the purchaser of the whole or any part of the Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of any Pledgor or any right of redemption.  Each sale shall be made to the highest bidder, but the Agent reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate.  Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of the Agent.

(b)           If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, (i) the highest bid, if there is only one sale, is inadequate to discharge in full all the Secured Obligations, or (ii) if the Pledged Collateral is offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale, would indicate to the Agent, in its discretion, the unlikelihood of the proceeds of the sales of the whole of the Pledged Collateral being sufficient to discharge all the Secured Obligations, the Agent may, on one or more occasions and in its discretion, postpone any of such sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided that any sale made after such postponement shall be after 10 days’ notice to the applicable Pledgor.

(c)           The proceeds of any sale, disposition or other realization upon all or any part of the Pledged Collateral in accordance with Section 9.02 of the Credit Agreement shall be applied by the Agent to payment of the Secured Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(i)            FIRST, to payment of all reasonable costs and expenses of the Agent incurred in connection with the collection and enforcement of the Secured Obligations or of the security interest granted to the Agent pursuant to this Agreement, including all costs and expenses of any sale pursuant to this Agreement, and of any judicial or private proceedings in which such sale may be made, and of all other expenses, Secured Obligations and advances made or incurred by the Agent;

(ii)           SECOND, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuers (including fees, charges and disbursements of one counsel for all Lenders and the Issuers in the aggregate) arising under the Loan Documents and amounts payable under Article IV of the Credit Agreement, ratably among them in proportion to the respective amounts described in this clause SECOND payable to them;

(iii)          THIRD, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest

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accrued thereon, due under any Rate Swap Document entered into by any Pledgor with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under the Credit Agreement for any reason), ratably among the Guaranteed Creditors in proportion to the respective amounts described in this clause THIRD held by them;

(iv)          FOURTH, to (a) payment of that portion of the Secured Obligations constituting accrued and unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments to the extent not covered in clause (iii) above, and any interest accrued thereon, due under any Rate Swap Document entered into by any Pledgor with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under the Credit Agreement for any reason), (c) payments of amounts due under any Cash Management Agreement entered into by any Pledgor with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under the Credit Agreement for any reason) and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Guaranteed Creditors in proportion to the respective amounts described in this clause FOURTH held by them; and

(v)           FIFTH, the balance, if any, after all of the Secured Obligations have been satisfied, shall be remitted as required by law.

Excluded Swap Obligations with respect to any Pledgor shall not be paid with amounts received from such Pledgor or such Pledgor’s assets, but appropriate adjustments shall be made with respect to payments from other Pledgors to preserve the allocation to Secured Obligations otherwise set forth above in this subsection.

The Pledgors shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay the Secured Obligations, including the fees and disbursements of any attorneys engaged by the Agent or any other Guaranteed Creditor to collect such deficiency.

(d)           If, at any time when the Agent in its sole discretion determines, following the occurrence and during the continuance of an Event of Default, that, in connection with any actual or contemplated exercise of its rights (when permitted under this Section 8), to sell the whole or any part of the Pledged Collateral hereunder, it is necessary or advisable to effect a public registration of all or part of the Pledged Collateral pursuant to the Securities Act of 1933, as amended (or any similar statute then in effect) (the “Act”), the applicable Pledgor shall, in an expeditious manner, cause the applicable Pledged Entities to:

(i)            prepare and file with the SEC a registration statement with respect to such Pledged Collateral and in good faith use commercially reasonable efforts to cause such registration statement to become and remain effective;

(ii)           prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Act with respect to the sale or other disposition of the Pledged Collateral covered by such registration statement whenever the Agent shall desire to sell or otherwise dispose of such Pledged Collateral;

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(iii)          furnish to the Agent such numbers of copies of a prospectus and a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as the Agent may request in order to facilitate the public sale or other disposition of such Pledged Collateral by the Agent;

(iv)          use commercially reasonable efforts to register or qualify the Pledged Collateral covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States as the Agent shall request, and do such other reasonable acts and things as may be required of it to enable the Agent to consummate the public sale or other disposition in such jurisdictions of such Pledged Collateral by the Agent;

(v)           furnish, at the request of the Agent, on the date that any Pledged Shares are delivered to the underwriters for sale pursuant to such registration or, if the security is not being sold through underwriters, on the date that the registration statement with respect to such Pledged Shares becomes effective: (A) an opinion, dated such date, of the independent counsel representing such registrant for the purposes of such registration, addressed to the underwriters, if any, and in the event such Pledged Collateral is not being sold through underwriters, then to the Agent, in customary form and covering matters of the type customarily covered in such legal opinions; and (B) a comfort letter, dated such date, from the independent certified public accountants of such registrant, addressed to the underwriters, if any, and in the event such Pledged Collateral is not being sold through underwriters, then to the Agent, in a customary form and covering matters of the type customarily covered by such comfort letters and as the underwriters or the Agent shall reasonably request.  The opinion of counsel referred to above shall additionally cover such other legal matters with respect to the registration in respect of which such opinion is being given as the Agent may reasonably request.  The letter referred to above from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than five Business Days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the Agent may reasonably request; and

(vi)          otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Act.

(e)           All expenses incurred in complying with Section 8(d), including, without limitation, all registration and filing fees (including all expenses incident to filing with the Financial Industry Regulatory Authority, Inc.), printing expenses, fees and disbursements of counsel for the registrant, the fees and expenses of one counsel for the Agent, expenses of the independent certified public accountants (including any special audits incident to or required by any such registration) and expenses of complying with the securities or blue sky laws or any jurisdiction, shall be paid by the applicable Pledgor.

(f)            If, at any time during the continuance of an Event of Default when the Agent shall determine to exercise its right to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason

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whatsoever, be effectively registered under the Act, the Agent may, in its discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as the Agent may deem necessary or advisable, but subject to the other requirements of this Section 8, and shall not be required to effect such registration or to cause the same to be effected.  Without limiting the generality of the foregoing, in any such event, the Agent in its discretion (x) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under the Act (or similar statute), (y) may approach and negotiate with a single possible purchaser to effect such sale, and (z) may restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Pledged Collateral or part thereof.  In addition to a private sale as provided above in this Section 8, if any of the Pledged Collateral is not freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 8, then the Agent shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions: (i) as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale; (ii) as to the content of legends to be placed upon any certificates representing the Pledged Collateral sold in such sale, including restrictions on future transfer thereof; (iii) as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about the applicable Pledgor and such Person’s intentions as to the holding of the Pledged Collateral so sold for investment for its own account and not with a view to the distribution thereof; and (iv) as to such other matters as the Agent may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

(g)           Each Pledgor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (f) above.  Each Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the registrant to register such securities for public sale under the Act, or under applicable state securities laws, even if the applicable Pledgor would agree to do so.

(h)           Each Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and each Pledgor waives the benefit of all such laws to the extent it lawfully may do so.  Each Pledgor agrees that it will not interfere with any right, power and remedy of the Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Agent of any one or more of such rights, powers or remedies.  No failure or delay on the part of the Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon any Pledgor by the Agent with respect to any such remedies

10

shall operate as a waiver thereof, or limit or impair the Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against any Pledgor in any respect.

(i)            Each Pledgor further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to the Agent and the other Guaranteed Creditors, that the Agent and the other Guaranteed Creditors shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 8 shall be specifically enforceable against each Pledgor, and each Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.

9.             Waiver.  No delay on the Agent’s or any other Guaranteed Creditor’s part in exercising any power of sale, Lien, option or other right hereunder, and no notice or demand which may be given to or made upon any Pledgor by the Agent or another Guaranteed Creditor with respect to any power of sale, Lien, option or other right hereunder, shall constitute a waiver thereof, or limit or impair the Agent’s or any other Guaranteed Creditor’s right to take any action or to exercise any power of sale, Lien, option, or any other right hereunder, without notice or demand, or prejudice the Agent’s or any other Guaranteed Creditor’s rights as against any Pledgor in any respect.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing signed and delivered by the Agent and the Required Lenders (or, to the extent required pursuant to Section 11.01 of the Credit Agreement, all Lenders).  Any waiver of any provision of this Agreement, and any consent to any departure by any Pledgor from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

10.          Assignment.  The Agent and the other Guaranteed Creditors may assign, indorse or transfer any instrument evidencing all or any part of the Secured Obligations as provided in, and in accordance with, the applicable Loan Document and the permitted holder of such instrument shall be entitled to the benefits of this Agreement.

11.          Termination; Release of Collateral.

(a)           This Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations or commitments therefor outstanding) until the payment in full of the Secured Obligations (other than any contingent indemnification or similar obligation for which no claim has been asserted) and the termination of the Credit Agreement in accordance with its terms, at which time the security interests granted hereby shall terminate and any and all rights to the Pledged Collateral shall revert to the applicable Pledgor.  Upon such termination, the Agent shall promptly return to the applicable Pledgor, at such Pledgor’s expense, such of the Pledged Collateral held by the Agent as shall not have been sold or otherwise applied pursuant to the terms hereof.  The Agent will promptly execute and deliver to the applicable Pledgor such other documents as such Pledgor shall reasonably request to evidence such termination.

(b)           The Agent will, promptly upon request of any Pledgor (which request shall be accompanied by any documentation the Agent may reasonably request to confirm that any applicable conditions to the Agent’s acting upon such request have been satisfied (on which documentation the Agent may conclusively rely absent written notice to the contrary)), release its security interest in any Pledged Collateral (i) that is sold, leased, assigned, conveyed, transferred or otherwise disposed of by such Pledgor as part of or in connection with any Disposition or in

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connection with a merger, consolidation or other transaction, in each case permitted under the Credit Agreement, (ii) any Pledged Collateral which is not required to be pledged to the Agent pursuant to the Loan Documents or (iii) so long as no Default or Event of Default exists or would result therefrom, representing Equity Interests of a Subsidiary (other than a Subsidiary that is a Subsidiary Borrower) that (x) has ceased to be a Material Domestic Subsidiary or a Material Foreign Subsidiary, as the case may be, or (y) has been sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement.

12.          Lien Absolute.  All rights of the Agent hereunder, and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)           any lack of validity or enforceability of any Loan Document, any other document executed in connection with any Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(c)           any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations; or

(d)           any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Pledgor, other than payment in full of the Secured Obligations and the termination of the Credit Agreement in accordance with its terms, and subject to the provisions of Section 14.

13.          Release.  Each Pledgor consents and agrees that the Agent and the other Guaranteed Creditors may at any time, or from time to time, in their discretion (a) renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Secured Obligations and (b) exchange, release and/or surrender all or any of the Pledged Collateral, or any part thereof, by whomsoever deposited, which is now or may hereafter be held by the Agent in connection with all or any of the Secured Obligations; all in such manner and upon such terms as the Agent and the other Guaranteed Creditors may deem proper, and without notice to or further assent from any Pledgor, it being hereby agreed that each Pledgor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Pledged Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the relevant Loan Document or any other agreement governing any Secured Obligations.  Each Pledgor hereby waives notice of acceptance of this Agreement, and, except as otherwise provided in the Credit Agreement, also presentment, demand, protest and notice of dishonor of any and all of the Secured Obligations, and promptness in commencing suit against any party hereto or liable hereon, and in giving any notice to or of making any claim or demand hereunder upon any Pledgor.  No act or omission of any kind on the Agent’s part shall in any event affect or impair this Agreement.

14.          Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective if any petition is filed by or against any Pledgor or any Pledged Entity for liquidation or reorganization, if any Pledgor or any Pledged Entity becomes insolvent or makes a general assignment for the benefit of creditors or if a receiver or trustee is appointed for all or any significant part of a Pledgor’s

12

or a Pledged Entity’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

15.          Miscellaneous.  (a) The Agent may execute any of its duties hereunder by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.

(b)           Each Pledgor agrees to promptly reimburse the Agent for actual out-of-pocket expenses, including, without limitation, reasonable fees of one counsel, incurred by the Agent in connection with the administration and enforcement of this Agreement.  Each Pledgor’s obligation to reimburse the Agent pursuant to the preceding sentence shall be a Secured Obligation of such Pledgor payable on demand.

(c)           None of the Agent, any other Guaranteed Creditor nor any of their respective officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

(d)           Each Pledgor hereby irrevocably appoints the Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time in the Agent’s discretion reasonably exercised after the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument that the Agent deems reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to such Pledgor representing any dividend, or other proceeds or distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same, when and to the extent permitted by this Agreement.

(e)           The terms and provisions of this Agreement shall be binding upon and inure to the benefit of each Pledgor, the Agent and the other Guaranteed Creditors and their respective successors and permitted assigns, except that the Assignor shall not have the right to assign its rights or obligations under this Agreement or any interest herein, without the prior written consent of the Agent and the other Guaranteed Creditors.

16.          Severability.  If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.

17.          Notices.  Any notice required or permitted to be given under this Agreement shall be given in accordance with the Credit Agreement.

18.          CHOICE OF LAW AND JURISDICTION.  (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS, OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

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(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PLEDGOR, THE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OTHER GUARANTEED CREDITOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH PLEDGOR, THE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OTHER GUARANTEED CREDITOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH OF EACH PLEDGOR, THE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OTHER GUARANTEED CREDITOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

(c)           EACH OF EACH PLEDGOR, THE AGENT AND (BY ITS ACCEPTANCE HEREOF) EACH OTHER GUARANTEED CREDITOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

19.          Section Titles.  The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

20.          Counterparts; Additional Pledgors.  This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement.  At any time after the date of this Agreement, one or more additional Persons may become parties hereto by executing and delivering to the Agent a counterpart of this Agreement (including supplements to the Schedules hereto).  Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all the terms of, this Agreement.

21.          Limitation on Duty of the Agent with Respect to Collateral.  Bank of America, N.A. has been appointed as Agent for the Guaranteed Creditors hereunder, and the Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in Article X of the Credit Agreement.  Any successor Agent appointed pursuant to Article X of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Agent hereunder.  Beyond the safe custody thereof, the Agent shall not have any duty with respect to any Pledged Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto.  The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which it accords its own property.  The Agent shall not be liable or responsible for any loss or damage to any of the Pledged

14

Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by the Agent in good faith.

[signature page follows]

15

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

OSHKOSH CORPORATION,
a Wisconsin corporation

By:
Name:	R. Scott Grennier
Title:	Vice President and Treasurer

PIERCE MANUFACTURING INC.,
a Wisconsin corporation

By:
Name:	R. Scott Grennier
Title:	Vice President and Treasurer

MCNEILUS COMPANIES, INC.,
a Minnesota corporation

By:
Name:	R. Scott Grennier
Title:	Vice President and Treasurer

MCNEILUS TRUCK AND MANUFACTURING, INC.,
a Minnesota corporation

By:
Name:	R. Scott Grennier
Title:	Vice President and Treasurer

Signature page for the Amended and Restated Pledge Agreement dated as of March 21, 2014 (as amended, restated or otherwise modified, the “Pledge Agreement”) among Oshkosh Corporation (the “Company”), various subsidiaries of the Company and Bank of America, N.A., as Agent (as defined therein).

The undersigned is executing a counterpart hereof for purposes of becoming a party to the Pledge Agreement (and the undersigned has attached hereto supplements to the Schedules to the Pledge Agreement setting forth all information necessary to make the representations and warranties set forth in the Pledge Agreement with respect to the undersigned accurate in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) as of the date of the execution and delivery hereof (except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date))

[SUBSIDIARY]

By:
Name:
Title:

SCHEDULE I
TO AMENDED AND RESTATED PLEDGE AGREEMENT

PLEDGED SHARES

Stock Issuer	Class of Stock	# of Shares Issued	# of Shares to be Pledged	Percentage of Outstanding	Registered Owner	Stock Certificate No.	Outstanding Options, Warrants, Etc.

PLEDGED NOTES

Issuer	Issue Date	Maturity Date	Interest Rate	Payee

SCHEDULE II

TO AMENDED AND RESTATED PLEDGE AGREEMENT

PLEDGE AMENDMENT

This Pledge Amendment, dated                       ,              is delivered pursuant to Section 6(b) of the Pledge Agreement referred to below.  The undersigned hereby certifies that the representations and warranties in Section 5 of the Pledge Agreement are and continue to be true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) as of the date hereof, except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date.  The undersigned further agrees that this Pledge Amendment may be attached to the Amended and Restated Pledge Agreement dated as of March 21, 2014 (the “Pledge Agreement”) among the undersigned (the “Pledgor”), various affiliates thereof and Bank of America, N.A., as administrative agent, and that the Pledged Collateral listed on Schedule I attached to this Pledge Amendment shall be and become a part of the Pledged Collateral referred to in such Pledge Agreement and shall, subject to the terms of the Pledge Agreement, secure all Secured Obligations referred to in such Pledge Agreement.

[PLEDGOR]

By:
Name
Title:

Schedule I to Pledge Amendment

PLEDGED SHARES

Stock Issuer	Class of Stock	# of Shares Issued	# of Shares to be Pledged	Percentage of Outstanding	Registered Owner	Stock Certificate No.	Outstanding Options, Warrants, Etc.

PLEDGED NOTES

Issuer	Issue Date	Maturity Date	Interest Rate	Payee

EXECUTION VERSION

EXHIBIT J

FORM OF SECURITY AGREEMENT

AMENDED AND RESTATED
SECURITY AGREEMENT

DATED AS OF MARCH 21, 2014

AMONG

OSHKOSH CORPORATION,

VARIOUS SUBSIDIARIES

AND

BANK OF AMERICA, N.A.,
AS AGENT

TABLE OF CONTENTS

		Page

1.	Definitions and Interpretation of Agreement	1
2.	Grant of Security Interest	3
3.	Representations and Warranties	5
4.	Use of Collateral	6
5.	Processing, Sale and Collections	6
6.	Certificates, Schedules and Reports	7
7.	Covenants	7
8.	Remedies	9
9.	Application of Proceeds; Deficiency	11
10.	Remedies Cumulative	13
11.	Discontinuance of Proceedings	13
12.	Custody and Preservation of Collateral	13
13.	Authorization for the Agent to Take Certain Action	13
14.	Notices	14
15.	Waiver and Amendments	14
16.	Termination; Release of Collateral	13
17.	Lien Absolute	14
18.	Release	15
19.	Reinstatement	15
20.	CHOICE OF LAW AND JURISDICTION	15
21.	Severability	16
22.	Successors and Assigns	16
23.	Counterparts; Additional Debtors	16
24.	Agent	16

SCHEDULES

SCHEDULE A	-	Locations of Equipment, Fixtures and Inventory
SCHEDULE B	-	Legal Name; Jurisdiction of Organization; Federal Employer Identification Number; Organizational Identification Number; Chief Executive Office and Principal Place of Business Address
SCHEDULE C	-	Prior Legal Names
SCHEDULE D	-	Commercial Tort Claims

AMENDED AND RESTATED SECURITY AGREEMENT

THIS AMENDED AND RESTATED SECURITY AGREEMENT (as amended, restated or otherwise modified from time to time, this “Agreement”) dated as of March 21, 2014 is among OSHKOSH CORPORATION, a Wisconsin corporation (the “Company”), each subsidiary of the Company listed on the signature pages hereof and each other Person which from time to time becomes a party hereto (collectively, including the Company, the “Debtors” and individually, each a “Debtor”), and BANK OF AMERICA, N.A., in its capacity as Agent (as defined below) for itself and the other Guaranteed Creditors (as defined in the Credit Agreement referred to below).

W I T N E S S E T H:

WHEREAS, the Company, certain subsidiaries of the Company from time to time party thereto, various financial institutions from time to time party thereto (together with their respective successors and permitted assigns, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (together with its successors and permitted assigns in such capacity, the “Agent”), have entered into the Amended and Restated Credit Agreement dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, each Debtor has executed and delivered an Amended and Restated Subsidiary Guaranty dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Subsidiary Guaranty”); and

WHEREAS, as a condition to entering into the Credit Agreement and extending credit to the Company and its Subsidiaries under the Credit Agreement and under certain hedging and cash management arrangements, the Lenders have required that each Debtor grant to the Agent, for the ratable benefit of itself and the other Guaranteed Creditors, a security interest in its Collateral (as defined below) on the terms and conditions set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions and Interpretation of Agreement.  In addition to terms defined in the introductory paragraph and the recitals, (a) the terms Account, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Consignee, Consignment, Consignor, Deposit Account, Document, Equipment, Fixture, Goods, Instrument, Inventory, Investment Property, Securities Account, Security, Security Entitlement and Uncertificated Security shall have the respective meanings assigned to such terms in Article 8 or Article 9, as applicable, of the UCC (as defined below); (b) other capitalized definitional terms used but not defined in this Agreement have the respective meanings set forth in the Credit Agreement; and (c) the following have the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Assignee Deposit Account” has the meaning ascribed to it in Section 5.

“Cash Management Obligations” means all obligations owing under or in connection with any arrangement or agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Collateral” has the meaning ascribed to it in Section 2.

“Computer Hardware and Software” means (i) all computer and other electronic data processing hardware, whether now or hereafter owned, licensed or leased, including all integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware; (ii) all software programs, whether now or hereafter owned, licensed or leased, designed for use on the computers and electronic data processing hardware described in clause (i) including all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listing whatsoever); (iii) all firmware associated with the foregoing, whether now or hereafter owned, licensed or leased; (iv) all rights with respect thereto, including any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitution, replacement, addition or model conversion of any of the foregoing; and (v) all documentation for such hardware, software and firmware described in the preceding clauses (i), (ii) and (iii), whether now or hereafter owned, licensed or leased, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

“Contract Right” shall mean any right of any Debtor to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“General Intangibles” means all “general intangibles” as defined in the UCC and, in any event, includes all general intangibles (including all general and limited partnership interests and limited liability company interests), contract rights, rights to receive payments of money, choses in action, judgments, tax refunds and tax refund claims, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade names, trade secrets, drawings or plans with respect to trade secrets, copyrights, licenses, franchises, leasehold interests in real or personal property, rights to receive rentals of real or personal property and guarantee claims.

“including” means “including without limitation”.

“Intellectual Property” means all past, present and future: trade secrets and other proprietary information; customer lists; trademarks, service marks, business  names, trade names, designs, logos, indicia, and/or other source and/or business identifiers and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; mask works, books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

“Non-Goods Collateral” shall mean all Collateral other than Inventory, Equipment, Fixtures and other Goods.

“Permitted Liens” means Liens permitted under Section 8.01 of the Credit Agreement.

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“Secured Obligations” means (a) with respect to the Company, all Obligations of the Company (including pursuant to Article XII of the Credit Agreement) and (b) with respect to any other Debtor, (i) all obligations of such Debtor under the Subsidiary Guaranty and each other Loan Document to which it is a party, in each case as the same may be amended, modified, extended or renewed from time to time, and (ii) all obligations of such Debtor owing to a Guaranteed Creditor pursuant to a Rate Swap Document and all Cash Management Obligations of such Debtor owing to any Guaranteed Creditor; provided that no Debtor shall have any obligation hereunder in excess of the maximum amount of the Secured Obligations which such Debtor may incur without violating any fraudulent conveyance or fraudulent transfer law.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois.

A Section or a Schedule is, unless otherwise stated, a reference to a section hereof or a schedule hereto, as the case may be.  Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.  The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar purport when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other documents made or delivered pursuant hereto.

2.                                      Grant of Security Interest.  As security for the payment and performance of all Secured Obligations, each Debtor hereby assigns to the Agent for the benefit of itself and the other Guaranteed Creditors, and grants to the Agent for the benefit of itself and the other Guaranteed Creditors, a continuing security interest in, all of such Debtor’s right, title, and interest in the following, whether now owned or existing, or hereafter acquired or coming into existence, and wherever now or hereafter located (collectively for all Debtors, the “Collateral”):

(a)                                 all Accounts, Contract Rights and Documents of such Debtor;

(b)                                 all Chattel Paper and instruments evidencing any obligation to such Debtor for payment for goods sold or leased or for services rendered;

(c)                                  all Goods of such Debtor (including all of its Equipment, Fixtures and Inventory), together with all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(d)                                 all Deposit Accounts of such Debtor;

(e)                                  all General Intangibles of such Debtor;

(f)                                   all Instruments of such Debtor (together with all guaranties thereof and security therefor);

(g)                                  all Intellectual Property of such Debtor;

(h)                                 all Investment Property of such Debtor (including Commodity Accounts, Commodity Contracts, Securities (whether Certificated Securities or Uncertificated Securities), Security Entitlements and Securities Accounts);

(i)                                     all Computer Hardware and Software of such Debtor;

(j)                                    the Commercial Tort Claims of such Debtor listed on Schedule D;

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(k)                                 any and all balances, credits, deposits (general or special, time or demand, provisional or final, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party), accounts or monies of or in the name of such Debtor now or hereafter with the Agent or any other Guaranteed Creditor and any and all property of every kind or description of or in the name of such Debtor now or hereafter, for any reason or purpose whatsoever, in the possession or control of, or in transit to, or standing to such Debtor’s credit on the books of, the Agent or such other Guaranteed Creditor or any agent or bailee for the Agent or any other Guaranteed Creditor;

(l)                                     to the extent not included in the foregoing, other personal property of such Debtor of any kind or description;

(m)                             to the extent related to the property described in clauses (a) through (l) above, all books, correspondence, credit files, records, invoices and other papers and documents, including, to the extent so related, all tapes, cards, computer runs, computer programs (to the extent such Debtor may grant a security interest therein without a breach of the terms thereof) and other papers and documents in the possession or control of such Debtor or any computer bureau from time to time acting for such Debtor, and, to the extent so related, (i) all rights in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom, including any credit insurance and (ii) all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such property; and

(n)                                 all proceeds and products of any of the foregoing;

provided that “Collateral” of a Debtor shall not include (i) such Debtor’s right, title and interest in (x) any Intellectual Property, Computer Hardware and Software or other intangible personal property that is subject to a written licensing agreement between such Debtor and a licensor, any such licensing agreement or any proceeds of the foregoing to the extent that, in each case, such licensing agreement prohibits the grant by such Debtor of a Lien in such property or the grant by such Debtor of a security interest in such property would give any other party to such agreement (other than a Debtor) a right to terminate its obligations thereunder or is only permitted with the consent of another party, if such consent has not been obtained and (y) any general intangible, Investment Property or other right of such Debtor arising under any contract, instrument, license or other document if (but only to the extent that) the grant of a security interest therein would constitute a violation of a valid and enforceable restriction in respect of such general intangible, Investment Property or other right in favor of a third party or under any law, regulation, permit, order or decree of any Governmental Authority or would give any other party to such contract, instrument, license or other document (other than a Debtor) a right to terminate its obligations thereunder or is only permitted with the consent of another party, if such consent has not been obtained, unless and until all required consents shall have been obtained, provided that (A) any such restriction, prohibition or right of termination described in this clause (i) on the security interests granted hereunder shall only apply to the extent that any such restriction is not rendered ineffective pursuant to the UCC or any other applicable Requirements of Law or principles of equity and (B) in the event of the termination or elimination of any such restriction, prohibition or right of termination, a security interest in such assets shall be automatically and simultaneously granted hereunder and shall be included as Collateral, (ii) any lease, license or other agreement or any property of such Debtor subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Debtor) after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (iii) any governmental licenses (but not the proceeds thereof) or state or local franchises, charters and authorizations of such Debtor, to the extent security interests in such licenses, franchises, charters or

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authorizations are prohibited or restricted thereby or would give any other party to such licenses, franchises, charters or authorizations a right to terminate such licenses, franchises, charters or authorizations or are only permitted with the consent of another party, if such consent has not been obtained; provided that (A) any such limitation described in this clause (iii) on the security interests granted hereunder shall only apply to the extent that any such prohibition, restriction or right of termination is not rendered ineffective pursuant to the UCC or any other applicable Requirements of Law or principles of equity and (B) in the event of the termination or elimination of any such prohibition, restriction or right of termination contained in any applicable Requirement of Law, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted hereunder and shall be included as Collateral, (iv) pledges of, and security interests in, certain assets of such Debtor, which are prohibited by applicable Requirements of Law; provided that (A) any such limitation described in this clause (iv) on the security interests granted hereunder shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the UCC or any other applicable Requirements of Law or principles of equity and (B) in the event of the termination or elimination of any such prohibition contained in any applicable Requirements of Law, a security interest in such assets shall be automatically and simultaneously granted hereunder and shall be included as Collateral, (v) any Margin Stock owned by such Debtor, (vi) Equity Interests owned by such Debtor in any Person (other than Wholly-Owned Subsidiaries of the Company) to the extent the pledge thereof is not permitted by the terms of such Person’s organizational documents, (vii) any stock or other Equity Interest owned by such Debtor in any Person except to the extent required to be pledged pursuant to the Pledge Agreement or the Credit Agreement, (viii) “intent-to-use” trademark applications of such Debtor and (ix) other assets of such Debtor, to the extent that the Agent and the Company agree in writing that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets.

3.                                      Representations and Warranties.  Each Debtor represents and warrants to the Agent and the other Guaranteed Creditors on the date hereof and on the date of each Credit Extension that:

(a)                                 no effective and valid financing statement (other than (i) any that the Company or the Agent are authorized to file on the date hereof in connection with the Loan Documents or (ii) in respect of any Permitted Lien) covering any of its Collateral is on file in any public office;

(b)                                 none of its Collateral is of a type in which a Lien may be filed under, or notice thereof given under, any federal statute relating exclusively to Collateral of that type rather than property generally, other than corporate aircraft owned by a Debtor and registered Intellectual Property of a Debtor, to which federal filing statutes relate;

(c)                                  as of the date of this Agreement, all Equipment, Fixtures and Inventory, in each case which are located in the United States, are located at the locations shown on Schedule A;

(d)                                 during the last five years, such Debtor has not conducted business under any legal name other than the name in which it has executed this Agreement, except for legal names listed on Schedule C;

(e)                                  such Debtor’s true legal name as registered in the jurisdiction in which such Debtor is organized, jurisdiction of organization, federal employer identification number, organizational identification number, if any, as designated by the state of its organization, chief executive office and principal place of business are set forth on Schedule B (or, in the case of the chief executive office and principal place of business, at such other address provided to the Agent in accordance with Section 7);

(f)                                   none of the Equipment (other than vehicles) owned by such Debtor and none of such Debtor’s Inventory (other than vehicles manufactured by such Debtor and returned by customers from time to time in the ordinary course of business) is covered by any certificate of title;

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(g)                                  such Debtor is and will be the lawful owner of, or has and will have a valid leasehold interest or license in, all of its Collateral, free of all Liens and claims whatsoever, other than Permitted Liens, with full power and authority to execute this Agreement and perform such Debtor’s obligations hereunder, and to subject such Collateral to the security interest granted hereunder;

(h)                                 upon the filing of financing statements on Form UCC-1 in the appropriate governmental offices and the payment of all required filing fees with respect thereto, the Agent will have a valid lien upon and perfected security interest in all of such Debtor’s Collateral in which a security interest can be perfected by filing under the Uniform Commercial Code as in effect in such Debtor’s jurisdiction of organization; and

(i)                                     all information with respect to Collateral and Account Debtors set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by such Debtor to the Agent or any other Guaranteed Creditor, and all other written information heretofore or hereafter furnished by such Debtor to the Agent or any other Guaranteed Creditor, is and will be true and correct in all material respects as of the date furnished.

4.                                      Use of Collateral.  Until an Event of Default has occurred and is continuing, such Debtor may have possession of its Collateral and use such Collateral in any manner not inconsistent with this Agreement or with any policy of insurance on such Collateral.

5.                                      Processing, Sale and Collections.  Until such time as the Agent shall notify the Company of the revocation of such power and authority while an Event of Default is continuing, each Debtor:

(a)                                 may sell, lease, use or furnish under contracts of service any of the Inventory normally held by such Debtor for such purpose, and use and consume any raw materials, work in process or materials normally held by such Debtor for such purpose;

(b)                                 will endeavor to collect, as and when due, in a manner consistent with past practices, all amounts due with respect to any of the Non-Goods Collateral, including (while an Event of Default is continuing) the taking of such action with respect to such collection as the Agent may reasonably request or, in the absence of such request, as such Debtor may deem advisable;

(c)                                  may grant, in the ordinary course of business, to any party obligated on or with respect to any of its Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to such Collateral; and

(d)                                 may sell, use or lease furniture, Equipment, Fixtures and other property to the extent not prohibited by the Credit Agreement.

The Agent, however, may at any time while an Event of Default is continuing, whether before or after any revocation of such power and authority or the maturity of any of the Secured Obligations, notify any party obligated on or with respect to any of the Non-Goods Collateral to make payment directly to the Agent of any amounts due or to become due thereunder and enforce collection of any of the Non-Goods Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness or other obligations thereunder or evidenced thereby.  Upon request of the Agent, while an Event of Default is continuing, each Debtor will, at its own expense, notify any parties obligated on or with respect to any of the Non-Goods Collateral to make payment to the Agent of any amounts due or to become due thereunder.

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Each Debtor will, during the continuance of an Event of Default, forthwith, upon receipt of written demand of the Agent, transmit and deliver to the Agent, in the form received, all cash, checks, drafts, Chattel Paper and other Instruments or writings for the payment of money (properly endorsed, where required, so that such items may be collected by the Agent) which may be received by such Debtor at any time in full or partial payment or otherwise as proceeds of any of the Collateral.  Except as the Agent may otherwise consent in writing, any such items which may be received by a Debtor following such demand of the Agent will not be commingled with any other of its funds or property, but will be held separate and apart from its own funds or property and upon express trust for the Agent, for the benefit of itself and the other Guaranteed Creditors, until delivery is made to the Agent.  All items or amounts which are delivered by a Debtor to the Agent on account of partial or full payment by an Account Debtor or otherwise as proceeds of any of the Collateral shall be deposited to the credit of a non-interest bearing deposit account over which such Debtor shall have no control (each an “Assignee Deposit Account”) of such Debtor with the Agent, as security for payment of the Secured Obligations.  The Agent shall promptly upon request of the applicable Debtor (and may at any time in its discretion) apply all or any of the then balance, representing collected funds, in the Assignee Deposit Accounts, toward payment of the Secured Obligations, whether or not then due.

The Agent is authorized to endorse, in the name of the applicable Debtor, any item, howsoever received by the Agent, representing any payment on or other proceeds of any of the Collateral.

6.                                      Certificates, Schedules and Reports.  Each Debtor will furnish to the Agent from time to time such additional schedules and such certificates and reports respecting all or any of its Collateral and the items or amounts received by such Debtor in full or partial payment or otherwise as proceeds of any of its Collateral, all to such extent as the Agent may reasonably request, but not more frequently than once each calendar year unless an Event of Default has occurred and is continuing.  Each of the foregoing schedules, certificates, reports and notices shall be executed by a duly authorized officer of such Debtor and shall be in such form and detail as the Agent may reasonably specify.

7.                                      Covenants.  From the date of this Agreement, and thereafter until this Agreement is terminated, each Debtor:

(a)                                 will, from time to time, execute (as applicable) and deliver such financing statements and other documents (and pay the cost of filing or recording the same in all applicable offices) and do such other acts and things (including, to the extent required pursuant to the terms of the Pledge Agreement, delivery to the Agent of any Instrument or Certificated Security that constitutes Collateral), as are necessary or as the Agent may from time to time reasonably request, to establish and maintain a valid and perfected security interest in its Collateral (free of all other Liens, claims and rights of third parties whatsoever, other than Permitted Liens) to secure the payment of the Secured Obligations; provided that, for the avoidance of doubt, this Agreement shall in no event be deemed to require the delivery of any account control agreements, landlord waivers, collateral access agreements, bailee letters or similar agreements;

(b)                                 [Reserved];

(c)                                  will maintain its chief executive office and principal place of business at the respective addresses shown on Schedule B, unless such Debtor gives the Agent at least 30 days’ prior written notice of any new address;

(d)                                 [Reserved];

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(e)                                  will not change its jurisdiction of organization or incorporation or its name, identity or corporate structure, unless such Debtor shall have given the Agent not less than 30 days’ prior notice of such change (provided that this Section 7(e) shall not be deemed to authorize any change or transaction prohibited under the Credit Agreement);

(f)                                   will, at least once per calendar year, update Schedule A by providing written notice thereof to the Agent;

(g)                                  will, upon any officer of such Debtor obtaining knowledge that such Debtor has acquired a Commercial Tort Claim with a reasonably anticipated value in excess of $10,000,000, promptly notify the Agent in a writing signed by such Debtor of the details thereof and grant to the Agent in such writing a security interest therein and in the proceeds thereof, with such writing to be in form and substance reasonably satisfactory to the Agent;

(h)                                 will furnish the Agent such information concerning such Debtor, the Collateral and the Account Debtors as the Agent may from time to time reasonably request, but not more frequently than once per calendar year unless an Event of Default has occurred and is continuing;

(i)                                     will, upon request of the Agent, stamp on its records concerning the Collateral a notation, in form and substance reasonably satisfactory to the Agent, of the security interest of the Agent hereunder to the extent such stamping is necessary to perfect the Agent’s security interest in such Collateral;

(j)                                    will reimburse the Agent promptly following demand for all reasonable costs and expenses, including reasonable fees, charges and disbursements of one counsel for the Agent, incurred by the Agent in seeking to collect or enforce any rights under the Collateral and, in case of an Event of Default, in seeking to collect any Secured Obligations and to enforce rights hereunder, including expenses of any repairs to any realty or other property to which any of the Equipment may be affixed or be a part;

(k)                                 will pay, when due, all material taxes, assessments and governmental charges levied against any of the Collateral, except and so long as such Debtor is contesting such taxes, assessments or charges in good faith and by appropriate action and such Debtor has set aside on its books such reserves or other appropriate provisions therefor as may be required by generally accepted accounting principles;

(l)                                     will do nothing to impair in any material respect the rights of the Agent or the other Guaranteed Creditors in the Collateral (provided that this clause (l) will not prohibit any matter, event or transaction not prohibited by the Credit Agreement);

(m)                             will at all times keep its Collateral insured in compliance with the requirements of the Credit Agreement (and such Debtor assumes all liability and responsibility in connection with the Collateral acquired by it, and agrees that the liability of such Debtor to pay its obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, stolen, damaged or for any reason whatsoever unavailable to such Debtor);

(n)                                 will, during the continuance of an Event of Default, promptly upon the request of the Agent (i) notify the Agent of any Collateral which, to its knowledge, constitutes a claim against the United States government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal law, and (ii) take such steps as may be necessary to comply with any applicable federal assignment of claims laws;

(o)                                 at any time during the continuance of an Event of Default, upon request, will give the Agent information as to ownership of any vehicle or other Equipment covered by a certificate of title and,

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promptly upon request of the Agent at any time during the continuance of an Event of Default, such Debtor will deliver any such certificate of title to the Agent and/or will cause the Lien of the Agent, on behalf of itself and the other Guaranteed Creditors, to be noted thereupon;

(p)                                 will defend title to the Collateral and the Liens of the Agent on the Collateral against the claim of any Person, other than to the extent such claim is a Permitted Lien, and will maintain and preserve such Liens of the Agent; and

(q)                                 Each Debtor hereby authorizes the Agent to file any financing statement, continuation statement or amendment to financing statement in any jurisdiction and with any filing office as the Agent may determine, in its reasonable discretion, is necessary to perfect the security interest granted to the Agent hereunder or in connection herewith.  Any such financing statement or amendment may describe the Collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith, or may contain an indication or description of collateral that describes such property in any other manner as the Agent may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral or in connection herewith, including describing such property as “all assets” or “all personal property”, whether now owned or hereafter acquired and wherever located.

The Agent may from time to time, at its option, perform any agreement of a Debtor hereunder which such Debtor shall fail to perform when due and take any other action which the Agent deems necessary for the maintenance or preservation of any of the Collateral or its interest therein, and such Debtor agrees to forthwith reimburse the Agent for all expenses of the Agent in connection with the foregoing, together with interest thereon from the date incurred until reimbursed by such Debtor at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin applicable to Revolving Loans in effect from time to time.  The applicable Debtor’s obligation to reimburse the Agent pursuant to the preceding sentence shall be a Secured Obligation of such Debtor payable on demand.

8.                                      Remedies.

(a)                                 Remedies Upon an Event of Default.  Whenever an Event of Default exists, the Agent may exercise from time to time any rights and remedies available to it under the UCC and any other applicable law (in addition to those described below).  Without limiting the foregoing, the Agent may, during the existence of an Event of Default:

(i)                                     personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Debtor or any other Person which then has possession of any part thereof with or without notice or process of law (unless the same shall be required by applicable law), and for that purpose may enter in an orderly and lawful manner upon such Debtor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Debtor;

(ii)                                  instruct the obligor or obligors on any contract, agreement, instrument or other obligation (including Accounts) constituting the Collateral to make any payment required by the terms thereof directly to the Agent, on behalf of itself and the other Guaranteed Creditors;

(iii)                               sell or otherwise liquidate, or direct such Debtor to sell or otherwise liquidate, any or all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation;

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(iv)                              with respect to Secured Obligations which are contingent and cannot be accelerated by their nature, require such Debtor to deposit cash or other acceptable collateral in an amount sufficient to cover principal, interest and fees which will have accrued by the maturity date on such Secured Obligations to be held as security for such Secured Obligations in such Debtor’s Assignee Deposit Account;

(v)                                 to the extent applicable thereto, exercise the voting and other rights as a holder of such Collateral, and collect and receive all dividends, interest and principal and other distributions made thereon; and

(vi)                              take possession of the Collateral or any part thereof, by directing such Debtor in writing to deliver the same to the Agent, on behalf of itself and the other Guaranteed Creditors, at any reasonable place or places designated by the Agent, in which event such Debtor shall at its own expense:

(A)                               forthwith cause the same to be delivered to the Agent, on behalf of itself and the other Guaranteed Creditors, at the place or places so designated by the Agent;

(B)                               store and keep any Collateral so delivered to the Agent, on behalf of itself and the other Guaranteed Creditors, at such place or places pending further action by the Agent; and

(C)                               while any Collateral shall be so stored and kept, provide such safeguards and maintenance services as shall be necessary to protect such Collateral and to preserve and maintain such Collateral in good condition;

it being understood that such Debtor’s obligation so to deliver Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Agent, on behalf of itself and the other Guaranteed Creditors, shall be entitled to a decree requiring specific performance by such Debtor of such obligation.

(b)                                 Disposition of the Collateral.

(i)                                     Any Collateral repossessed by the Agent, on behalf of itself and the other Guaranteed Creditors, under or pursuant to Section 8(a), and any other Collateral whether or not so repossessed by the Agent, on behalf of itself and the other Guaranteed Creditors, upon the occurrence and during the continuance of an Event of Default may be sold, leased or otherwise disposed of under one or more contracts or as an entirety and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms and for such prices as the Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable.  Upon the occurrence and during the continuance of any Event of Default, the Agent, on behalf of itself and the other Guaranteed Creditors, shall have the power to foreclose a Debtor’s right of redemption in the applicable Collateral by sale, lease or other disposition of such Collateral in accordance with the Uniform Commercial Code as enacted in each state where such Collateral is located.  Any of the Collateral may be sold, leased or otherwise disposed of in the condition in which such Collateral existed when taken by the Agent, on behalf of itself and the other Guaranteed Creditors, or after any overhaul or repair which the Agent shall determine to be commercially reasonable and the Agent shall be entitled

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to reimbursement for the payment of any costs or expenses of such overhaul or repair.  Any such disposition made by a private sale or other private proceeding permitted by the requirements of applicable law shall be made after written notice to the applicable Debtor specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor.  Any such disposition made by a public sale permitted by such requirements of applicable law shall be made after written notice to the applicable Debtor specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction.  To the extent permitted by any such requirement of law, the Agent, on behalf of itself and the other Guaranteed Creditors, or any other Guaranteed Creditor may itself bid for and become the purchaser of the Collateral, or any item thereof, offered for sale in accordance with this Section 8(b) without accountability to such Debtor.  In the payment of the purchase price of the Collateral the purchaser shall be entitled to have credit on account of the purchase price thereof of amounts owing to such purchaser on account of any of the Secured Obligations held by such purchaser and any such purchaser may deliver notes, claims for interest, or claims for other payment with respect to such Secured Obligations in lieu of cash up to the amount which would, upon distribution of the net proceeds of such sale, be payable thereon.  Such notes, if the amount payable hereunder shall be less than the amount due thereon, shall be returned to the holder thereof after being appropriately stamped to show partial payment.  If, under mandatory requirements of applicable law, the Agent, on behalf of itself and the other Guaranteed Creditors, shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the applicable Debtor as specified above, the Agent need give such Debtor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of applicable law.

(ii)                                  No notification need be given to a Debtor (x) if such Debtor has signed, after an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition, or (y) with respect to Collateral that is (A) perishable or threatens to decline speedily in value or (B) is of a type customarily sold on a recognized market (including Investment Property).  Each Debtor hereby agrees and acknowledges that a commercially reasonable disposition of Inventory, Equipment, Computer Hardware and Software or Intellectual Property may be by lease or license of, in addition to the sale of, such Collateral.  Each Debtor further agrees and acknowledges that (1) a disposition made in the usual manner on any recognized market, at the price current in any recognized market at the time of disposition or in conformity with reasonable commercial practices among dealers in the type of property subject to the disposition shall, in each case, be deemed commercially reasonable, and (2) to the extent notice of a proposed disposition of Collateral is required to be given, notification sent after an Event of Default and at least ten days before such proposed disposition provides notice within a reasonable time before disposition.

9.                                      Application of Proceeds; Deficiency.  The proceeds of the Collateral realized upon the exercise of remedies hereunder in accordance with Section 9.02 of the Credit Agreement shall be applied by the Agent to payment of the Secured Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(a)                                 FIRST, to payment of all reasonable costs and expenses of the Agent incurred in connection with the collection and enforcement of the Secured Obligations or of the security interest granted to the Agent pursuant to this Agreement, including all costs and expenses of any sale pursuant to

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this Agreement, and of any judicial or private proceedings in which such sale may be made, and of all other expenses, Secured Obligations and advances made or incurred by the Agent;

(b)                                 SECOND, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuers (including fees, charges and disbursements of one counsel for all Lenders and the Issuers in the aggregate) arising under the Loan Documents and amounts payable under Article IV of the Credit Agreement, ratably among them in proportion to the respective amounts described in this clause SECOND payable to them;

(c)                                  THIRD, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Rate Swap Document entered into by any Debtor with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under the Credit Agreement for any reason), ratably among the Guaranteed Creditors in proportion to the respective amounts described in this clause THIRD held by them;

(d)                                 FOURTH, to (a) payment of that portion of the Secured Obligations constituting accrued and unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments to the extent not covered in clause (c) above, and any interest accrued thereon, due under any Rate Swap Document entered into by any Debtor with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under the Credit Agreement for any reason), (c) payments of amounts due under any Cash Management Agreement entered into by any Debtor with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under the Credit Agreement for any reason) and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Guaranteed Creditors in proportion to the respective amounts described in this clause FOURTH held by them; and

(e)                                  FIFTH, the balance, if any, after all of the Secured Obligations have been satisfied, shall be remitted as required by law.

Excluded Swap Obligations with respect to any Debtor shall not be paid with amounts received from such Debtor or such Debtor’s assets, but appropriate adjustments shall be made with respect to payments from other Debtors to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

The Debtors shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations, including the fees and disbursements of any attorneys engaged by the Agent or any other Guaranteed Creditor to collect such deficiency.

10.                               Remedies Cumulative.  Each and every right, power and remedy hereby specifically given to the Agent, for the benefit of itself and the other Guaranteed Creditors, shall be in addition to every other right, power and remedy specifically given to the Agent or the other Guaranteed Creditors under this Agreement or any other Loan Document now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Agent.  All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise any of the others.  No delay or omission of the Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Secured Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein.  In the

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event that the Agent or any other Guaranteed Creditor shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Agent or such other Guaranteed Creditor may recover reasonable expenses, including fees of one counsel for the Agent and the Guaranteed Creditors in the aggregate, which attorneys may be employees of the Agent, and the amounts thereof shall be included in such judgment.

11.                               Discontinuance of Proceedings.  In case the Agent or any other Guaranteed Creditor shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Agent or such other Guaranteed Creditor, then and in every such case the applicable Debtor and the Agent or such other Guaranteed Creditor shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Agent or such other Guaranteed Creditor shall continue as if no such proceeding had been instituted.

12.                               Custody and Preservation of Collateral.  The Agent shall use reasonable care in the custody and preservation of any of the Collateral in its possession from time to time.  The Agent shall be deemed to have so exercised reasonable care if it takes such action for that purpose as the applicable Debtor requests in writing, but failure of the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Agent to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by such Debtor, in each case shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

13.                               Authorization for the Agent to Take Certain Action.  Each Debtor irrevocably authorizes the Agent, at any time and from time to time while an Event of Default is continuing, in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact to act on behalf of such Debtor, (a) to endorse and collect any cash proceeds of the Collateral, (b) to enforce payment of the Accounts in the name of the Agent, any other Guaranteed Creditor or such Debtor, and (c) to apply the proceeds of any Collateral received by the Agent to the Secured Obligations as provided in Section 9.  This appointment as attorney-in-fact is coupled with an interest and shall be irrevocable for so long as any Secured Obligations are outstanding (other than any contingent indemnification or similar obligation for which no claim has been asserted).

14.                               Notices.  Any notice required or permitted to be given under this Agreement shall be given in the case of each Debtor or the Agent in accordance with the Credit Agreement.  Any Debtor or the Agent may change its address for service of notice upon it by a notice in writing to the other parties hereto.

15.                               Waiver and Amendments.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by the Agent and the Required Lenders (or such other number of Lenders as may be required by the Credit Agreement).  Any waiver of any provision of this Agreement, and any consent to any departure by any Debtor from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

16.                               Termination; Release of Collateral.

(a)                                 This Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations or commitments therefor outstanding) until the payment in full of the Secured Obligations (other than any contingent indemnification or similar obligation for which no

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claim has been asserted) and the termination of the Credit Agreement in accordance with its terms, at which time the security interests granted hereby shall terminate and any and all rights to the Collateral shall revert to the applicable Debtor.  Upon such termination, the Agent shall promptly return to the applicable Debtor, at such Debtor’s expense, such of the Collateral held by the Agent as shall not have been sold or otherwise applied pursuant to the terms hereof.  The Agent will promptly execute and deliver to the applicable Debtor such other documents as such Debtor shall reasonably request to evidence such termination.

(b)                                 The Agent will, promptly upon request of any Debtor (which request shall be accompanied by any documentation the Agent may reasonably request to confirm that any applicable conditions to the Agent’s acting upon such request have been satisfied (on which documentation the Agent may conclusively rely absent written notice to the contrary)), release its security interest in (i) any Collateral of such Debtor that is sold, leased, assigned, conveyed, transferred or otherwise disposed of by such Debtor as part of or in connection with any Disposition or in connection with a merger, consolidation or other transaction, in each case permitted under the Credit Agreement, (ii) any Collateral which is not required to be pledged to the Agent pursuant to the Loan Documents, (iii) so long as no Default or Event of Default exists or would result therefrom, all Collateral granted by any Person that ceases to be a Guarantor in accordance with the terms of the Credit Agreement or (iv) if Equity Interests of a Debtor that is a Subsidiary shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, and, as a result thereof, such Debtor shall cease to be a Subsidiary, all Collateral granted by such Debtor.

17.                               Lien Absolute.  All rights of the Agent hereunder, and all obligations of each Debtor hereunder, shall be absolute and unconditional irrespective of:

(a)                                 any lack of validity or enforceability of any Loan Document, any other document executed in connection with any Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(c)                                  any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations; or

(d)                                 any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Debtor, other than payment in full of the Secured Obligations and the termination of the Credit Agreement in accordance with its terms, and subject to the provisions of Section 19.

18.                               Release.  Each Debtor consents and agrees that the Agent and the other Guaranteed Creditors may at any time, or from time to time, in their discretion (a) renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Secured Obligations and (b) exchange, release and/or surrender all or any of the Collateral, or any part thereof, by whomsoever deposited, which is now or may hereafter be held by the Agent in connection with all or any of the Secured Obligations; all in such manner and upon such terms as the Agent and the other Guaranteed Creditors may deem proper, and without notice to or further assent from any Debtor, it being hereby agreed that each Debtor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Collateral, and notwithstanding any such change, exchange, settlement,

14

compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the relevant Loan Document or any other agreement governing any Secured Obligations.  Each Debtor hereby waives notice of acceptance of this Agreement, and, except as otherwise provided in the Credit Agreement, also presentment, demand, protest and notice of dishonor of any and all of the Secured Obligations, and promptness in commencing suit against any party hereto or liable hereon, and in giving any notice to or of making any claim or demand hereunder upon any Debtor.  No act or omission of any kind on the Agent’s part shall in any event affect or impair this Agreement.

19.                               Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective if any petition is filed by or against any Debtor for liquidation or reorganization, if any Debtor becomes insolvent or makes a general assignment for the benefit of creditors or if a receiver or trustee is appointed for all or any significant part of a Debtor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

20.                               CHOICE OF LAW AND JURISDICTION.  (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS, OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

(a)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH DEBTOR, THE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OTHER GUARANTEED CREDITOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH DEBTOR, THE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OTHER GUARANTEED CREDITOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH OF EACH DEBTOR, THE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OTHER GUARANTEED CREDITOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

(b)                                 EACH OF EACH DEBTOR, THE AGENT AND (BY ITS ACCEPTANCE HEREOF) EACH OTHER GUARANTEED CREDITOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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21.                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

22.                               Successors and Assigns.  The rights and privileges of each Debtor, the Agent and the other Guaranteed Creditors hereunder shall inure to the benefit of their respective successors and permitted assigns.

23.                               Counterparts; Additional Debtors.  This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement.  At any time after the date of this Agreement, one or more additional Persons may become parties hereto by executing and delivering to the Agent a counterpart of this Agreement (including supplements to the Schedules hereto).  Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all the terms of, this Agreement.

24.                               Agent.  Bank of America, N.A. has been appointed as Agent for the Guaranteed Creditors hereunder, and the Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in Article X of the Credit Agreement.  Any successor Agent appointed pursuant to Article X of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Agent hereunder.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

OSHKOSH CORPORATION,
a Wisconsin corporation

By:
Name:	R. Scott Grennier
Title:	Vice President and Treasurer

JLG INDUSTRIES, INC.,
a Pennsylvania corporation

By:
Name:	R. Scott Grennier
Title:	Vice President and Treasurer

MCNEILUS FINANCIAL, INC.,
a Texas corporation

By:
Name:	R. Scott Grennier
Title:	Vice President and Treasurer

PIERCE MANUFACTURING INC.,
a Wisconsin corporation

By:
Name:	R. Scott Grennier
Title:	Vice President and Treasurer

Signature page for the Amended and Restated Security Agreement dated as of March 21, 2014 (as amended, restated or otherwise modified, the “Security Agreement”) among Oshkosh Corporation (the “Company”), various subsidiaries of the Company and Bank of America, N.A., as Agent (as defined therein).

The undersigned is executing a counterpart hereof for purposes of becoming a party to the Security Agreement (and the undersigned has attached hereto supplements to the Schedules to the Security Agreement setting forth all information necessary to make the representations and warranties set forth in the Security Agreement with respect to the undersigned accurate in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) as of the date of the execution and delivery hereof (except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date))

[SUBSIDIARY]

By:
Name:
Title:

SCHEDULE A
TO THE AMENDED AND RESTATED SECURITY AGREEMENT

Location of Equipment, Fixtures and Inventory

SCHEDULE B
TO THE AMENDED AND RESTATED SECURITY AGREEMENT

Legal Name; Jurisdiction of Organization; Federal Employer Identification Number; Organizational Identification Number; Chief Executive Office and Principal Place of Business Address

SCHEDULE C
TO THE SECURITY AGREEMENT

Prior Legal Names

SCHEDULE D

TO THE SECURITY AGREEMENT

Commercial Tort Claims

EXHIBIT K-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Amended and Restated Credit Agreement dated as of March 21, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”).

Pursuant to the provisions of Section 4.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 201

EXHIBIT K-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Amended and Restated Credit Agreement dated as of March 21, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”).

Pursuant to the provisions of Section 4.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 201

EXHIBIT K-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Amended and Restated Credit Agreement dated as of March 21, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”).

Pursuant to the provisions of Section 4.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 201

EXHIBIT K-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Amended and Restated Credit Agreement dated as of March 21, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”).

Pursuant to the provisions of Section 4.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 201